   As filed with the Securities And Exchange Commission on July 20, 2000
                                                      Registration No. 333-36062
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                              AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                ---------------
                          BLUE MARTINI SOFTWARE, INC.
             (Exact name of Registrant as specified in its charter)

            Delaware                            7372                         94-3319751
 (State or other jurisdiction of    (Primary standard industrial          (I.R.S. Employer
 incorporation or organization)      classification code number)         Identification No.)

             2600 Campus Drive, San Mateo, CA 94403, (650) 356-4000
(Address, including zip code, and telephone number, including area code, of the
                   Registrant's principal executive offices)

                                  MONTE ZWEBEN
                Chairman, President and Chief Executive Officer
                          Blue Martini Software, Inc.
             2600 Campus Drive, San Mateo, CA 94403, (650) 356-4000
 (Name, address, including zip code and telephone number, including area code, of agent for service)

                                ---------------
                                   COPIES TO:

 James C. Gaither, Esq.                Marc M. Rossell, Esq.
  Eric C. Jensen, Esq.                  Shearman & Sterling
   Cooley Godward LLP                   599 Lexington Avenue
 Five Palo Alto Square                   New York, NY 10022
  3000 El Camino Real                      (212) 848-4000
  Palo Alto, CA 94306
     (650) 843-5000

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

   Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+The information in this prospectus is not complete and may be changed. These + +securities may not be sold until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell nor does it seek an offer to buy these securities in any        +
+jurisdiction where the offer or sale is not permitted.                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to Completion. Dated July 20, 2000.

                                7,500,000 Shares

                  [LOGO OF BLUE MARTINI SOFTWARE APPEARS HERE]

                                  Common Stock

                                  -----------

  This is an initial public offering of shares of common stock of Blue Martini Software, Inc. All of the 7,500,000 shares of common stock are being sold by Blue Martini.

  Prior to this offering, there has been no public market for the common stock. Blue Martini's common stock has been approved for listing on The Nasdaq National Market under the symbol "BLUE". It is currently estimated that the initial public offering price per share will be between $11.00 and $13.00.

  See "Risk Factors" beginning on page 7 to read about factors you should consider before buying shares of the common stock.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                 Per
                                                                Share    Total
                                                                -----    -----
Initial public offering price................................. $        $
Underwriting discount......................................... $        $
Proceeds, before expenses, to Blue Martini.................... $        $

  To the extent that the underwriters sell more than 7,500,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,125,000 shares from Blue Martini at the initial public offering price less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the shares against payment in New York,
New York on          , 2000.

Goldman, Sachs & Co.

          Dain Rauscher Wessels

                    Thomas Weisel Partners LLC

                                                      U.S. Bancorp Piper Jaffray

                                  -----------

                     Prospectus dated               , 2000.

   The inside front cover features images of the Blue Martini solution. These include images of: Blue Martini's demonstration website, a mobile telephone, a handheld electronic device and a call center representative. These images are arranged in a circle surrounding the Blue Martini Software logo. At the bottom of the page appears the language "Blue Martini provides software and services that enable companies to build brand equity across Internet-related and traditional touch points. These touch points include websites, mobile wireless devices and call centers operated by our customers. Blue Martini does not manufacture or operate the touch points displayed."

                                    SUMMARY

   You should read this summary together with the entire prospectus, including the more detailed information in our financial statements and accompanying notes appearing elsewhere in this prospectus. Unless otherwise indicated, all information contained in this prospectus assumes:

  .  no exercise of the underwriters' over-allotment option;

  . the conversion of each outstanding share of preferred stock into four shares of common stock; and

  .  no exercise of outstanding stock options or warrants.

                                  Our Business

   We provide software and services that enable companies to build brand equity through direct customer interaction across Internet-related customer "touch points," such as websites, mobile wireless devices and on-line trading exchanges and traditional customer touch points, such as stores and call centers. We believe that our software enables companies to increase revenues by coordinating customer interactions across these touch points. Our comprehensive, packaged software application is designed to simplify deployment and accelerate our customers' time to benefit while reducing their total cost of ownership. We have targeted a number of large, vertical markets where we believe brand is paramount, such as retail, manufacturing, financial services, telecommunications, consumer goods and media. Our customers range from large, traditional companies that have adopted Internet-enabled or "e-business" strategies to rapidly growing Internet companies. As of March 31, 2000, we had licensed our software to 35 customers.

   For the quarter ended March 31, 2000, our revenues totaled $10.7 million, of which 57% were derived from the licensing of our software product and 43% were derived from the sale of related services such as training, technical support and consulting services. In 1999, our revenues totaled $11.2 million, of which 64% were derived from software licenses and 36% were derived from the sale of related services. A relatively small number of customers have accounted for a significant portion of our total revenues. In the year ended December 31, 1999, three customers accounted for 48% of our total revenues, while in the quarter ended March 31, 2000, two customers accounted for 22% of our total revenues. We have experienced net losses in each quarterly period since our inception, including a net loss of $11.6 million for the quarter ended March 31, 2000. As of March 31, 2000, we had an accumulated deficit of $24.0 million.

                             Our Market Opportunity

   The use and acceptance of the Internet as a medium for interacting with customers are evolving at rates significantly faster than those experienced by traditional media. According to estimates by International Data Corporation, business-to-business and business-to-consumer transactions are expected to grow from an aggregate of $111 billion at the end of 1999 to $1.6 trillion by the end of 2003. The increasing importance and prevalence of the Internet has further heightened the importance of brand equity and awareness. A powerful brand can attract and retain customers, generating higher revenues and increasing customer value.

   We believe that companies must be more responsive to their customers' needs than ever before and, in order to compete more effectively, must coordinate their on-line branding, marketing and merchandising efforts with their traditional sales channels. To address this need, we have developed integrated software applications that are designed to offer the following capabilities:

  . Product Management. Our software enables companies to richly, accurately and persuasively describe their products and product hierarchies, establish pricing and create promotions.

  . Content Management. Our software enables companies to author, manage, approve and track the development and use of content, such as text, graphics, audio and video.

  . Transaction Execution. Our software enables companies to conduct business on their websites, over the phone, via wireless devices and through other sales channels, including taking orders and managing returns.

  . Analysis. Our software's analytic capabilities increase companies' ability to more accurately identify market segments and to more effectively target customers by analyzing purchase histories and modeling customer behavior.

  . Personalization. Our software's algorithms enable companies to effectively target customers across multiple touch points with meaningful and relevant products, promotions and content.

                                  Our Strategy

   Our objective is to be the leading provider of software applications and services that enable companies worldwide to build brand equity through direct customer interaction across multiple touch points.

   Key elements of our product strategy are to:

  . Enable consistent and personalized customer interaction across multiple touch points;

  . Provide integrated software applications targeted at business line managers; and

  . Integrate operational and analytical applications to enable effective customer interaction and ongoing business improvements.

   Key elements of our sales and marketing strategy are to:

  .  Target large, vertical markets where brand equity is paramount;

  . Leverage relationships with systems integrators to focus on license revenues;

  .  Expand our international presence; and

  .  Address smaller, or mid-market, companies.

   Achieving our strategic objectives is subject to a number of significant risks. Our goals will not be achieved and our business will be harmed if we fail to:

  .  Successfully develop new and enhanced versions of our product;

  .  Anticipate changes in technology;

  .  Develop and maintain strong relationships with systems integrators;

  . Support a wide variety of hardware, software applications and operating systems through our product;

  . Develop a product that successfully functions for customers with a large number of transactions;

  .  Sell our product in international markets;

  .  Expand and manage our sales force and development activities;

  .  Increase the number of our customers and expand into new markets;

  . Successfully compete with the large number of competitors in our industry.

                                ----------------

   Following the completion of this offering, our directors, executive officers and holders of 5% or more of outstanding common stock will beneficially own approximately 69% of our common stock.

   We were formed in June 1998 as Blue Martini LLC, a Delaware limited liability company, and merged into Blue Martini Software, Inc., a Delaware corporation, in January 1999. Our principal executive offices are located at 2600 Campus Drive, San Mateo, California 94403 and our telephone number is
(650) 356-4000. Information contained on our website shall not be deemed to be a part of this prospectus. "Blue Martini Software" is our registered trademark. This prospectus also includes trademarks owned by other parties.

                                  The Offering

 Common stock offered...............................  7,500,000 shares

 Common stock to be outstanding after the offering . 67,699,038 shares

 Use of proceeds.................................... For operating activities, including expansion of our
                                                     sales and marketing
                                                     organizations, product
                                                     development activities,
                                                     capital expenditures and
                                                     other general corporate
                                                     purposes, including
                                                     general and administrative
                                                     operations and the
                                                     repayment of indebtedness.

 Proposed Nasdaq National Market symbol............. BLUE

   The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 2000, and excludes:

  . 6,124,775 shares subject to options outstanding as of June 30, 2000, at a weighted average exercise price of $3.81 per share;

  . 2,445,000 shares subject to outstanding warrants as of June 30, 2000, at a weighted average exercise price of $4.94 per share;

  . 8,739,825 additional shares that are available for future grant under our stock option plans as of June 30, 2000; and

  . 4,000,000 shares that we could issue under our employee stock purchase plan as of June 30, 2000.

                             Summary Financial Data

                                   June 5, 1998                 Three Months
                                  (Inception) to  Year Ended  Ended March 31,
                                   December 31,  December 31, -----------------
                                       1998          1999      1999      2000
                                  -------------- ------------ -------  --------
                                     (In thousands, except per share data)
Statements of Operations Data:
Total revenues..................     $    --       $ 11,232   $   241  $ 10,681
Gross profit....................          --          5,033       121     3,883
Loss from operations............      (1,597)       (11,127)   (1,644)  (11,627)
Net loss .......................      (1,582)       (10,874)   (1,613)  (11,567)
Basic and diluted net loss per
 common share...................     $ (0.07)      $  (0.47)  $ (0.07) $  (0.46)
Shares used in computing basic
 and diluted net loss per common
 share..........................      22,000         22,964    22,000    25,108

Pro forma basic and diluted net
 loss per common share..........                   $  (0.26)           $  (0.24)
Shares used in computing pro
 forma basic and diluted net
 loss per common share..........                     41,348              48,452

   The following table presents a summary of our balance sheet as of March 31, 2000:

  .  on an actual basis;

  . on a pro forma basis after giving effect to the conversion of our outstanding convertible preferred stock into 23,297,000 shares of common stock immediately prior to the closing of the offering; and

  . on a pro forma as adjusted basis to reflect the sale of 7,500,000 shares of common stock at an assumed initial public offering price of $12.00 per share after deducting underwriting discounts and commissions and estimated offering expenses.

                                   Pro    Pro Forma
                         Actual   Forma  As Adjusted
                         ------- ------- -----------
                               (In thousands)
Balance Sheet Data:
Cash, cash equivalents
 and short-term
 investments............ $13,632 $13,632  $ 95,432
Working capital.........   1,023   1,023    82,823
Total assets............  27,788  27,788   109,588
Long-term obligations,
 less current portion...     602     602       602
Total stockholders'
 equity.................   6,537   6,537    88,337

                                  RISK FACTORS

   An investment in our common stock is risky. You should carefully consider the risks described below before deciding whether to invest in our common stock. The occurrence of any of the following risks could harm our business, financial condition or results of operations. In such case, the trading price of our common stock could decline, and you may lose part or all of your investment.

                         Risks Related To Our Business

Our short operating history makes it difficult to evaluate our business and prospects.

   You must consider our business and prospects given the risks, expenses and challenges we might encounter because we are at an early stage of development in a new and rapidly evolving market. We were founded in June 1998 and licensed our first software product in March 1999, and our sales and service organizations are new and still growing. Due to our short operating history, our future financial performance is not predictable and may disappoint investors and result in a significant decline in our stock price.

We have incurred losses during our operating history and expect losses to continue for the next several years and we may not achieve or maintain profitability.

   We incurred net losses of $1.6 million for the period from June 5, 1998, our date of inception, through December 31, 1998, $10.9 million for the year ended December 31, 1999 and $11.6 million for the quarter ended March 31, 2000. As of March 31, 2000, we had an accumulated deficit of $24.0 million. We expect to continue to incur losses on both a quarterly and annual basis for the next few years. Moreover, we expect to continue to incur significant sales and marketing and research and development expenses. Further, we will incur substantial stock compensation expense in future periods, which represents non-cash charges incurred due to the issuance of stock options prior to this offering. Therefore, we will need to significantly increase our revenues to achieve and maintain profitability. We may not be able to sustain our recent revenue growth rates or be able to generate sufficient revenues to achieve profitability.

If our product does not successfully function for customers with large numbers of transactions, customers or product offerings, we may lose sales and suffer decreased revenues.

   Our product must be able to accommodate a large number of transactions, customers and product offerings. Large scale usage presents significant technical challenges which are difficult or impossible to predict. To date, our product has been deployed by only a limited number of customers and, therefore, we cannot assure you that our product is able to meet our customers' demands for large scale usage. If our customers experience difficulty with our product during periods of high traffic or usage, it could damage our reputation and reduce our revenues.

Because a small number of customers have accounted, and are likely to continue to account, for a substantial portion of our revenues, our revenues could decline due to the loss or delay of a single customer order.

   A relatively small number of customers account for a significant portion of our total revenues. The loss or delay of individual orders could have a significant impact on revenues and operating results. In 1999 Levi Strauss & Co. accounted for 19% of our total revenues, Deluxe Corporation accounted for 19% of our total revenues and Harley-Davidson, Inc. accounted for 10% of our total revenues, and combined these customers accounted for an aggregate of 48% of our total revenues in 1999. EighteenGlobal plc accounted for 12% of our total revenues in the quarter ended March 31, 2000 and ibeauty.com, Inc. accounted for 10% of our total revenues in that period, and combined, these customers accounted for an aggregate of 22% of our total revenues in that period. We expect that revenues from a limited number of new customers will continue to account for a large percentage of total revenues in future quarters. Our ability to attract new customers will depend on a variety of factors, including the performance, quality, breadth, depth and price of our current and future products. Our failure to add new customers that make significant purchases of our product and services would reduce our future revenues.

   We record as deferred revenues payments from customers that do not meet our revenue recognition policy requirements. Since only a portion of our revenues each quarter is recognized from deferred revenues, our quarterly results will depend primarily upon entering into new contracts to generate revenues for that quarter. New contracts may not result in revenues in the quarter in which the contract was signed and commissions and royalties become payable, and we may not be able to predict accurately when revenues from these contracts will be recognized.

All of our revenues to date have been derived from the licensing of our software product and the sale of related services, and if we fail to successfully upgrade or enhance our product and introduce new products, our revenues would decline.

   All of our revenues to date have been derived from the licensing of our software product and the sale of related services. For the quarter ended March 31, 2000, 57% of our total revenues were derived from the licensing of our product. Our future revenues will depend, in significant part, on our successful development and license of new and enhanced versions of our product and of other new products. If we are not able to successfully develop new products or these new products do not achieve market acceptance, our revenues would be reduced.

Our product has a long and variable sales cycle, which makes it difficult to predict our quarterly results and may cause our operating results to vary significantly.

   The period between initial contact with a prospective customer and the licensing of our product varies, but is typically five to seven months. The licensing of our product is often an enterprise-wide decision by our customers that involves a significant commitment of resources by us and the prospective customer. Customers generally consider a wide range of issues before committing to purchase our product, including product benefits, cost and time of implementation, ability to operate with existing and future computer systems and ability to accommodate increased transaction volume and product reliability. As part of the sales process, we spend a significant amount of resources informing prospective customers about the use and benefits of our product, which may not result in a sale, therefore reducing our margins. As a result of this sales cycle, our revenues are unpredictable and could vary significantly from quarter to quarter causing our operating results to vary significantly from quarter to quarter.

Our failure to develop and maintain strong relationships with systems integrators would harm our ability to market our product, which could reduce future revenues and increase our expenses.

   A significant portion of our sales are influenced by the recommendation of our product by systems integrators, consulting firms and other third parties that help deploy our product for our customers. Losing the support of these third parties may limit our ability to penetrate our existing or potential markets. These third parties are under no obligation to recommend or support our product and could recommend or give higher priority to the products and services of other companies or to their own products. A significant shift by these companies toward favoring competing products could negatively affect our software license and service revenues.

   Some systems integrators also engage in joint marketing and sales efforts with us. If our relationships with systems integrators fail, we will have to devote substantially more resources to the sales and marketing of our product. In many cases, these parties have extensive relationships with our existing and potential customers and influence the decisions of these customers. A number of our competitors have longer and more established relationships with these systems integrators than we do, and as a result these systems integrators may be more likely to recommend competitors' products and services and increase our expenses.

Our failure to develop and maintain strong relationships with systems integrators would harm our ability to implement our product.

   Systems integrators assist our customers with the installation and deployment of our product, in addition to those of our competitors, and perform custom integration of computer systems and software. If we are unable to develop and maintain relationships with systems integrators, we would be required to hire additional personnel to install and maintain our product, which would result in higher expenses.

If our product does not operate with a wide variety of hardware, software and operating systems used by our customers, our revenues would be harmed.

   We currently serve a customer base that uses a wide variety of constantly changing hardware, software applications and operating systems. Our product will only gain broad market acceptance if it can support a wide variety of hardware, software applications and systems. If our product is unable to support a variety of these products our revenues would be harmed. Our business depends on the following factors, among others:

  . our ability to integrate our product with multiple hardware systems and existing software systems and to modify our product as new versions of packaged applications are introduced;

  . our ability to anticipate and support new standards, especially Internet-based standards; and

  . our ability to integrate additional software modules under development with our existing product.

Defects in our product could diminish demand for our product and result in loss of revenues, decreased market acceptance, injury to our reputation and product liability claims.

   Errors may be found from time to time in our existing, new or enhanced products after commencement of commercial shipments, resulting in loss of revenues or injury to our reputation. We have in the past discovered software errors in our product and, as a result, have experienced delays in the shipment of our product.

   Errors in our product may be caused by defects in third-party software incorporated into our product. If so, we may not be able to fix these defects without the cooperation of these software providers. Since these defects may not be as significant to our software providers as they are to us, we may not receive the rapid cooperation that we may require. We may not have the contractual right to access the source code of third-party software and, even if we access the source code, we may not be able to fix the defect.

   Since our customers use our product for critical business applications such as e-commerce, any errors, defects or other performance problems of our product could result in damage to the businesses of our customers. These customers could seek significant compensation from us for their losses. Even if unsuccessful, a product liability claim brought against us would likely be time consuming and costly.

We depend on technologies licensed to us by third parties, and the loss or inability to maintain these licenses could prevent or delay sales of our product.

   We license technologies from third party software providers that are incorporated into our product. We anticipate that we will continue to license technologies from third parties in the future. In particular, we license application server technology from BEA Systems, Inc. and we license a rules engine from Blaze Software Inc. that automates the execution of business processes according to criteria set by our customers. The license agreement with BEA expires in July 2003, and the license agreement with Blaze expires in March 2004. We may not be able to renew our license agreements for this software on commercially reasonable terms, if at all. The loss of these technologies or other third-party technologies could prevent sales of our product and increase our costs until substitute technologies, if available, are developed or identified, licensed and successfully integrated into our product. Even if substitute technologies are available, there can be no guarantee that we will be able to license these technologies on commercially reasonable terms, if at all.

If we fail to introduce new versions and releases of our product in a timely manner, customers may license competing products and our revenues may decline.

   We may fail to introduce or deliver new products on a timely basis, if at all. In the past, we have experienced delays in the commencement of commercial shipments of enhancements to our product. To date, these delays have not had a material impact on our revenues. If we are unable to ship or implement enhancements to our product when planned or at all, or fail to achieve timely market acceptance of these enhancements, we may suffer lost sales and could fail to increase our revenues. Our future operating results will depend on demand for our product, including new and enhanced releases that are subsequently introduced.

We may not successfully enter international markets or generate significant revenues abroad, which could result in slower revenue growth and harm our business.

   To date, we have generated limited revenues from sales outside the United States. We intend to establish offices in the United Kingdom and elsewhere in Europe, Asia and Latin America. If we fail to sell our product in international markets, we could experience slower revenue growth and our business could be harmed. We anticipate devoting significant resources and management attention to expanding international opportunities. Expanding internationally subjects us to a number of risks, including:

  .  greater difficulty in staffing and managing foreign operations;

  . changes in a specific country's or region's political or economic conditions;

  .  expenses associated with localizing our product for foreign countries;

  .  differing intellectual property rights;

  .  protectionist laws and business practices that favor local competitors;

  . longer sales cycles and collection periods or seasonal reductions in business activity;

  .  multiple, conflicting and changing governmental laws and regulations;
     and

  .  foreign currency restrictions and exchange rate fluctuations.

Our growth continues to place a significant strain on our management systems and resources, and if we fail to manage our growth our ability to market and license our product, sell our services and develop new products may be harmed.

   We must manage our growth effectively in order to successfully license our product, sell our services and achieve revenue growth and profitability in a rapidly evolving market. Our growth has placed, and will continue to place, a significant strain on our management systems and resources, and we may not be able to effectively manage our growth in the future. We continue to increase the scope of our operations and have added a substantial number of employees. For example, the number of our employees grew from 23 people at March 31, 1999 to 324 people at June 30, 2000. In particular, our consulting services, technical support and training organizations grew from three people at March 31, 1999 to 146 people at June 30, 2000. In addition, we need to obtain additional office space in Northern California to accommodate our growth. We may not be able to obtain space at commercially reasonable rates, if at all. For us to effectively manage our growth, we must continue to do the following:

  .  improve our operational, financial and management controls;

  .  improve our reporting systems and procedures;

  .  install new management and information control systems; and

  .  expand, train and motivate our workforce.

   In particular, we are currently migrating to a new accounting software package designed to allow greater flexibility in reporting and tracking financial results. If we fail to install this software in an efficient and timely manner, or if the new system fails to adequately support our level of operations, then we could incur substantial additional expenses to remedy these failures.

                     Risks Related to the Software Industry

Competition in our markets is intense and could reduce our sales and prevent us from achieving profitability.

   The market for our product is intensely competitive and subject to rapid technological change. We expect the intensity of competition to increase in the future. Increased competition is likely to result in price reductions, reduced gross margins and loss of our market share, any one of which could reduce our future revenues or earnings, if any. Our current competitors include:

  . Point Application Vendors. We compete with providers of stand-alone point solutions such as BroadVision, Inc., E.piphany, Inc. and Vignette Corporation.

  . Component Vendors. We compete with component vendors such as Art Technology Group, Inc., IBM and Microsoft Corporation.

  . Enterprise Resource Planning Software, Customer Relationship Management Software and Supply Chain Management Software Vendors. We compete with enterprise resource planning software, customer relationship management software and supply chain management software vendors such as Oracle Corp., PeopleSoft, Inc., SAP AG, Siebel Systems, Inc. and i2 Technologies, Inc.

  . Internal IT Departments. Information technology departments of potential customers have developed or may develop systems that provide for some or all of the functionality of our product. We expect that internally-developed application integration and process automation efforts will continue to be a principal source of competition for the foreseeable future. In particular, it can be difficult to license our product to a potential customer whose internal development group has already made large investments in, and progress towards completion of, systems that our product is intended to replace.

   Many of our competitors have greater resources and broader customer relationships than we do. In addition, many of these competitors have extensive knowledge of our industry. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to offer a single solution and increase the ability of their products to address customer needs.

Because competition for qualified personnel is intense, we may not be able to retain or recruit personnel, which could impact the development and license of our product.

   If we are unable to hire or retain qualified personnel, or if newly hired personnel fail to develop the necessary skills or to reach expected levels of productivity, our ability to develop and market our product will be weakened. Our success also depends on the continued contributions of our key management, engineering, sales and marketing and professional services personnel. In particular, Monte Zweben, our Chairman, President and Chief Executive Officer, would be difficult to replace. We do not have employment agreements with any of our key personnel except an agreement with John E. Calonico, Jr., our Vice President, Chief Financial Officer and Secretary.

   Our ability to increase our sales will depend on our ability to recruit, train and retain top quality sales people who are able to target prospective customers' senior management, and who can generate and service large accounts. There is a shortage of qualified sales personnel in our industry and competition for them is intense.

Failure of our prospective Internet customers to receive necessary funding could harm our business.

   Our targeted customers include rapidly growing Internet companies. Most privately and publicly held Internet companies require outside cash sources to continue operations. Recently, funding has been less available for Internet companies as a result of the stock market decline and public and private investor concern regarding Internet-based businesses. These factors have reduced demand for our product from Internet-based customers and reduced demand for additional services from current Internet-based customers.

Increasing government regulation of the Internet, imposition of sales and other taxes on products sold by our customers over the Internet and privacy concerns relating to the Internet could reduce the license of our product and harm our business.

   Federal, state or foreign agencies may adopt laws or regulations affecting the use of the Internet as a commercial medium. We expect that laws and regulations relating to user privacy, pricing, content and quality of products and services could indirectly affect our business.

   Current federal legislation limits the imposition of state and local taxes on Internet-related sales at this time. Congress may choose not to renew this legislation in 2001, in which case state and local governments would be free to impose taxes on electronically purchased goods. The imposition of new sales or other taxes could limit the growth of Internet commerce in general and, as a result, the demand for our product and services.

   Businesses use our software to capture information regarding their customers when those customers contact them on-line with customer service inquiries. Privacy concerns may cause visitors to withhold personal data, which would limit the effectiveness of our software product. More importantly, even the perception of privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our product.

We have no issued patents. If we are unable to protect our intellectual property or become subject to intellectual property infringement claims, we may lose a valuable asset or incur costly and time-consuming litigation.

   Our success and ability to compete depend upon our proprietary rights and intellectual property. We rely on trademark, trade secret and copyright laws to protect our intellectual property. We have no issued patents and have filed two patent applications. Since we do not have any issued patents, existing laws afford only limited protection for our intellectual property. Despite our efforts to protect our intellectual property, a third party could copy or obtain the source code to our software or other proprietary information without authorization, or could develop software competitive to ours. Our means of protecting our proprietary rights may not be adequate, and our competitors may independently develop similar technology or duplicate our product.

   We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or know-how or to determine their scope, validity or enforceability. This enforcement would be expensive, could cause the diversion of our resources and may not prove successful. If we are unable to protect our intellectual property, we may lose a valuable asset.

   Third parties could claim that we have infringed their intellectual property rights by claiming that our product infringes their patents, trade secrets or copyrights. Any claims, with or without merit, could be costly and time-consuming to defend, divert our management's attention or cause product delays. We have no patents that we could use defensively against any company bringing such a claim. If our product was found to infringe a third party's proprietary rights, we could be required to enter into royalty or licensing agreements to be able to sell our product. Royalty and licensing agreements, if required, may not be available on terms acceptable to us, or at all.

If we are unable to meet the rapid changes in technology, our existing product could become obsolete.

   The market for our product is marked by rapid technological change, frequent new product introductions, Internet-related technology enhancements, uncertain product life cycles, changes in client demands and evolving industry standards. We cannot be certain that we will successfully develop and market new products, new product enhancements or new products compliant with present or emerging Internet technology standards. New products based on new technologies or new industry standards can render existing products obsolete and unmarketable. To succeed, we will need to enhance our current product and develop new products on a timely basis to keep pace with developments related to Internet technology and to satisfy the increasingly sophisticated requirements of our clients. Enterprise application software technology is complex and new products and product enhancements can require long development and testing periods. Any delays in developing and releasing enhanced or new products could harm our business.

                         Risks Related to this Offering

We may require additional funding and our failure to raise the additional capital necessary to expand our operations and invest in new products could reduce our ability to compete, result in lower revenues and may prevent us from taking advantage of market opportunities.

   Developing comprehensive software applications is time consuming and requires a substantial investment in research and development. In addition, the sales of our product require a large investment in a direct sales force and in the sales process. We expect that the net proceeds from this offering will be sufficient to meet our working capital and capital expenditure needs for the next twelve to eighteen months. After that, we may need to raise additional funds, and we may not be able to obtain additional financing on favorable terms, or at all. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

  .  develop or enhance our product and services;

  .  acquire technologies, products or businesses;

  .  expand operations in the United States or internationally;

  .  hire, train and retain employees; or

  .  respond to competitive pressures or unanticipated capital requirements.

   Our failure to do any of these things could result in lower revenues and could harm our business.

New investors in our common stock will experience immediate and substantial dilution.

   The initial public offering price will be substantially higher than the book value per share of our common stock. Investors purchasing common stock in this offering will, therefore, incur immediate dilution of $10.66 in net tangible book value per share of common stock, based on the assumed initial public offering price of $12.00 per share. In addition, the number of shares available for issuance under our stock option and employee stock purchase plans will automatically increase without stockholder approval. Investors will incur additional dilution upon the exercise of outstanding stock options. See "Dilution."

Our directors and executive officers will retain significant control over Blue Martini Software after the offering, which may lead to conflicts with other stockholders over corporate governance.

   Following the completion of this offering, our directors, executive officers and holders of 5% or more of our outstanding common stock will beneficially own approximately 69.0% of our outstanding common stock. Monte Zweben, our Chairman, President and Chief Executive Officer, together with related entities, will own approximately 40.2% of our common stock after this offering. These stockholders, acting together, and Mr. Zweben, individually, will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and significant corporate transactions, such as mergers or other business combination transactions. This control may delay or prevent a third party from acquiring or merging with us.

Our stock price may be volatile because of factors beyond our control, and you may lose all or a part of your investment.

   The market prices of stock for technology companies, particularly following an initial public offering, frequently reach levels that bear no relationship to the past or present operating performance of those companies. These market prices may not be sustainable and may be subject to wide variations. For example, since January 1, 2000 the Dow Jones Internet Composite Index has declined more than 30%. Our stock may be volatile because our shares have not been publicly traded. Following this offering, the market price for our common stock may experience a substantial decline. The market price of our common stock may fluctuate significantly in response to a number of factors, most of which are beyond our control, including:

  .  changes in securities analysts' estimates of our financial performance;

  . fluctuations in stock market prices and volumes, particularly among securities of technology companies;

  . the discussion of our company or stock price in online investor communities such as chat rooms;

  .  changes in market valuations of similar companies;

  . announcements by us or our competitors of significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;

  .  variations in our quarterly operating results;

  . loss of a major customer or failure to complete significant commercial contracts;

  .  loss of a relationship with a major systems integrator; and

  .  additions or departures of key personnel.

   An active public market for our common stock may not develop or be sustained after the offering. We negotiated and determined the initial public offering price with representatives of the underwriters and this price may not be indicative of prices that will prevail in the trading market. As a result, you may be unable to sell your shares of common stock at or above the offering price.

We are at risk of securities class action litigation due to our expected stock price volatility.

   In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially acute for us because technology companies have experienced greater than average stock price volatility in recent years and, as a result, have been subject to, on average, a greater number of securities class action claims than companies in other industries. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, and could harm our business.

We have implemented anti-takeover provisions which could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

   Provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

  . establishment of a classified board of directors requiring that not all members of the board may be elected at one time;

  . authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

  . prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

  . limitations on the ability of stockholders to call special meetings of stockholders;

  . prohibiting stockholder action by written consent and requiring all stockholder actions to be taken at a meeting of our stockholders; and

  . establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

   In addition, Section 203 of the Delaware General Corporations Law and the terms of our stock option plans may discourage, delay or prevent a change in control of Blue Martini.

There may be sales of a substantial amount of our common stock after this offering that could cause our stock price to fall.

   Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Sales of a substantial number of shares of our common stock within a short period of time after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock. See "Shares Eligible for Future Sale."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "potential," "continue," "may," "will," "should," "could" and "estimates," and variations of these words and similar expressions, are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of the 7,500,000 shares of common stock that we are offering will be approximately $81.8 million, at an assumed initial public offering price of $12.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $94.4 million.

   We intend to use the net proceeds from this offering, together with our cash on hand, to fund expansion of our operations over the next 12 months as follows:

  . $30 to $35 million to fund increased expenses related to additional personnel in our consulting services, technical support and training organizations;

  . $50 to $55 million to fund increased sales and marketing expenses related to the expansion of our direct sales force and an increase in marketing personnel and programs;

  . $14 to $18 million to fund increased research and development expenses associated with the hiring of additional development personnel; and

  . $12 to $16 million to fund increased general and administrative expenses related to the enhancement of our infrastructure to support our growth.

   In addition, we anticipate capital expenditures for computer equipment and office furniture of approximately $10 million over the next 12 months and that we will repay existing indebtedness of $600,000.

   The amounts and timing of these expenditures and cash inflows will vary depending on a number of factors, including the amount of cash generated from operations, competitive and technological developments and the rate of growth, if any, of our business. We may use a portion of the net proceeds to invest in or acquire additional businesses, products and technologies, or to establish joint ventures that we believe will complement our current and future business. Pending these uses, we will invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have never paid or declared any cash dividends. We currently expect to retain earnings for use in the operation and expansion of our business, and therefore do not anticipate paying any cash dividends for the foreseeable future.

                                 CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2000:

  .  on an actual basis;

  . on a pro forma basis after giving effect to the conversion of our outstanding convertible preferred stock into 23,296,000 shares of common stock immediately prior to the closing of the offering; and

  . on a pro forma as adjusted basis to reflect the sale of 7,500,000 shares of common stock at an assumed initial public offering price of $12.00 per share after deducting underwriting discounts and commissions and estimated offering expenses.

                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                    (In thousands, except
                                                      per share amounts)
Long-term obligations, less current portion.... $    602  $    602    $    602
                                                --------  --------    --------
Stockholders' equity:
 Convertible preferred stock, $0.001 par value;
  actual--7,200 shares authorized; 5,824 shares
  issued and outstanding; aggregate liquidation
  preference of $18,712; pro forma--5,000
  shares authorized; no shares issued and
  outstanding..................................        6        --          --
 Common stock, $0.001 par value; actual--46,000
  shares authorized; 35,361 shares issued and
  outstanding; pro forma--500,000 shares
  authorized; 58,657 shares issued and
  outstanding; pro forma as adjusted--500,000
  shares authorized; 66,157 shares issued and
  outstanding..................................       35        59          67
 Additional paid-in-capital....................   69,361    69,343     151,135
 Deferred stock compensation...................  (38,842)  (38,842)    (38,842)
 Accumulated deficit...........................  (24,023)  (24,023)    (24,023)
                                                --------  --------    --------
  Total stockholders' equity...................    6,537     6,537      88,337
                                                --------  --------    --------
  Total capitalization......................... $  7,139  $  7,139    $ 88,939
                                                ========  ========    ========

The number of shares outstanding excludes as of June 30, 2000:

  . 6,124,775 shares subject to options outstanding as of June 30, 2000, at a weighted average exercise price of $3.81 per share;

  . 2,445,000 shares subject to outstanding warrants as of June 30, 2000 at a weighted average exercise price of $4.94 per share;

  . 8,739,825 additional shares that are available for future grant under our stock option plans as of June 30, 2000; and

  . 4,000,000 shares that we could issue under our employee stock purchase plan as of June 30, 2000.

                                    DILUTION

   Our pro forma net tangible book value as of March 31, 2000 was approximately $6.5 million, or approximately $0.11 per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the number of shares of common stock outstanding after giving effect to the conversion of all outstanding shares of preferred stock into shares of common stock upon completion of this offering.

   Dilution in net tangible book value per share represents the difference between the amount per share paid by new investors purchasing shares of common stock in this offering and the net tangible book value per share immediately after completion of this offering. Our net tangible book value as of March 31, 2000 would have been approximately $88.3 million or $1.34 per share, after giving effect to the sale of 7,500,000 shares of our common stock in this offering at an assumed initial public offering price of $12.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. This amount represents an immediate increase in net tangible book value of $1.23 per share to existing stockholders and an immediate dilution in net tangible book value of $10.66 per share to new investors purchasing shares of common stock in this offering, as illustrated in the following table:

   Assumed initial public offering price per share...............       $12.00
     Pro forma net tangible book value per share as of March 31,
      2000....................................................... $0.11
     Increase per share attributable to new investors............  1.23
                                                                  -----
   Pro forma net tangible book value per share after this
    offering.....................................................         1.34
                                                                        ------
   Dilution per share to new investors...........................       $10.66
                                                                        ======

   The table below summarizes:

  . on the pro forma basis described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders as of March 31, 2000;

  . the total consideration payable to us by option and warrant holders upon the exercise of options or warrants outstanding as of June 30, 2000 and the average price per share; and

  . the total consideration to be paid by new investors purchasing shares of common stock in this offering at an assumed initial public offering price of $12.00 per share, before deducting the estimated underwriting discount and offering expenses payable by us.

                                      Shares          Total
                                    Purchased     Consideration    Average
                                  -------------- ----------------   Price
                                  Number Percent  Amount  Percent Per Share
                                  ------ ------- -------- ------- ---------
                                    (In thousands, except percentages and
                                               per share data)
   Existing stockholders at
    March 31, 2000..............  58,657  78.5%  $ 20,914  14.3%   $ 0.36
   Option and warrant holders at
    June 30, 2000...............   8,570  11.5%    35,414  24.2%     4.13
   New investors................   7,500  10.0%    90,000  61.5%    12.00
                                  ------ ------  -------- ------
     Total......................  74,727 100.0%  $146,328 100.0%
                                  ====== ======  ======== ======

   The above information assumes no exercise of the underwriters' over-allotment option and does not include stock options or warrants granted after June 30, 2000. To the extent any of these additional stock options and warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

   This section presents historical financial data of Blue Martini. You should carefully read the financial statements included in this prospectus, including the notes to the financial statements. The selected data in this section is not intended to replace the financial statements.

   We derived the statement of operations data for the period from June 5, 1998 (Inception) to December 31, 1998 and the year ended December 31, 1999 and balance sheet data as of December 31, 1998 and 1999 from the audited financial statements included in this prospectus. KPMG LLP, our independent auditors, audited these financial statements. We derived the statement of operations data for the three months ended March 31, 1999 and 2000 and balance sheet data as of March 31, 2000 from the unaudited financial statements included in this prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations for these periods and financial condition at that date. The historical results presented below are not necessarily indicative of future results. The pro forma information in the following table gives effect to the automatic conversion of all outstanding shares of our preferred stock into common stock upon the closing of this offering.

                                  June 5, 1998                 Three Months
                                 (Inception) to  Year Ended   Ended March 31,
                                  December 31,  December 31, ------------------
                                      1998          1999       1999      2000
                                 -------------- ------------ --------  --------
                                     (In thousands, except per share data)
Statement of Operations Data:
Revenues:
 License.......................     $     --      $  7,205   $     25  $  6,070
 Service.......................           --         4,027        216     4,611
                                    --------      --------   --------  --------
  Total revenues...............           --        11,232        241    10,681
                                    --------      --------   --------  --------
Cost of revenues:
 License.......................           --           719          3       561
 Service.......................           --         5,480        117     6,237
                                    --------      --------   --------  --------
  Total cost of revenues.......           --         6,199        120     6,798
                                    --------      --------   --------  --------
  Gross profit.................           --         5,033        121     3,883
                                    --------      --------   --------  --------
Operating expenses:
 Sales and marketing...........          725         7,736        524     8,580
 Research and development......          562         7,076        994     4,402
 General and administrative....          310         1,348        247     2,528
                                    --------      --------   --------  --------
  Total operating expenses.....        1,597        16,160      1,765    15,510
                                    --------      --------   --------  --------
  Loss from operations.........       (1,597)      (11,127)    (1,644)  (11,627)

Interest and other, net........           15           253         31        60
                                    --------      --------   --------  --------
  Net loss.....................     $ (1,582)     $(10,874)  $ (1,613) $(11,567)
                                    ========      ========   ========  ========
Basic and diluted net loss per
 common share..................     $  (0.07)     $  (0.47)  $  (0.07) $  (0.46)
                                    ========      ========   ========  ========
Shares used in computing basic
 and diluted net loss per
 common share..................       22,000        22,964     22,000    25,108
Pro forma basic and diluted net
 loss per common share.........                   $  (0.26)            $  (0.24)
Shares used in computing pro
 forma basic and diluted net
 loss per common share.........                     41,348               48,452

                                                         December 31,
                                                         ------------ March 31,
                                                         1998  1999     2000
                                                         ---- ------- ---------
                                                             (In thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments....... $261 $12,924  $13,632
Working capital ........................................   53   7,708    1,023
Total assets ...........................................  742  20,360   27,788
Long-term obligations, less current portion.............   39     544      602
Total stockholders' equity..............................  317  10,295    6,537

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Financial Data" and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of the factors set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

   Blue Martini LLC, a Delaware limited liability company, was founded on June 5, 1998. On January 12, 1999, Blue Martini LLC merged into Blue Martini Software, Inc., a Delaware corporation, with Blue Martini Software, Inc. being the surviving entity.

   We provide software and services that enable companies to build brand equity through direct customer interaction across Internet-related customer touch points, such as websites, mobile wireless devices and on-line trading exchanges and traditional customer touch points, such as stores and call centers. In March 1999, we released the first commercial version of our product. Following the initial release of our product, we substantially increased spending on our consulting services, technical support, training, sales and marketing organizations. We have incurred significant losses since inception, and as of March 31, 2000, we had an accumulated deficit of $24.0 million.

   Our revenues are derived from the licensing of our software product and the sale of related services. The license agreement for our software product typically provides for an initial fee to use the software in perpetuity. License revenues are recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, the fee is fixed or determinable and collectibility is probable, assuming no significant future obligations or customer acceptance rights exist. If an acceptance period is contractually provided, revenues are recognized upon the earlier of customer acceptance or the expiration of that period. In instances where delivery is electronic and all other criteria for revenue recognition have been achieved, the product is considered to have been delivered when the customer either takes possession by downloading the software or the access code to download the software from the Internet has been provided to the customer. Payments received in advance of revenue recognition are recorded as deferred revenues.

   Services revenues are principally derived from consulting services, technical support and training. To date, all customers who have licensed our software product have purchased maintenance contracts for technical support. Our maintenance agreements entitle customers to receive software updates, maintenance releases and technical support. Maintenance is typically paid in advance and the related revenues are deferred and recognized ratably over the term of the maintenance contract, which is typically one year. A majority of our customers use systems integrators to implement our product. To date, 30 of our customers have purchased additional consulting services and training from us to support their implementations. Consulting services and training are typically sold on a time-and-materials basis and revenues from these services are recognized when the services are performed and collectibility is deemed probable.

   We market our software product through a direct sales force. We also engage in alliances with systems integrators and technology vendors to assist us in marketing and selling our software product and related services. While our revenues to date have been derived principally from customers in the United States, two customers in Europe accounted for 19% of our revenues for the quarter ended March 31, 2000. We believe international revenues will represent a more significant portion of our total revenues in the future. Although we have a limited operating history, we believe that our quarterly operating results may experience seasonal fluctuations. For instance, quarterly results may fluctuate based on our customers' fiscal year, budgeting cycles and slow summer purchasing patterns.

   To date, we have derived a significant portion of our revenues in each quarter from a small number of customers. In 1999, we derived a significant portion of our total revenues from three customers: Levi Strauss & Co., 19%; Deluxe Corporation, 19%; and Harley-Davidson, Inc., 10%. For the quarter ended March 31, 2000, EighteenGlobal plc represented 12% of our total revenues and ibeauty.com, Inc. represented 10% of our total revenues. While we do not anticipate that any one customer will represent more than 10% of total revenues in 2000, we do expect that a limited number of customers will continue to account for a substantial portion of our license revenues in a given quarter. As a result, if we lose a major customer or if an anticipated license contract is delayed or cancelled, our revenues and operating results in a particular quarterly period would be adversely affected. In addition, customers that have accounted for significant revenues in the past may not generate revenues in any future period. If we fail to obtain a significant number of new customers or additional orders from existing customers, our business and operating results could be harmed.

   We believe our success requires expanding our customer base, continuing to enhance our software product and growing our professional services, technical support and training organizations. We expect that our operating expenses will increase as we invest to expand our sales and marketing operations worldwide, fund greater levels of research and development, grow our global professional services, technical support and training organizations and expand our related infrastructure. As a result of anticipated increases in our operating expenses, we expect to continue to incur net losses both on a quarterly and annual basis for the next few years. Our operating expenses are based in part on our expectations of future revenues and are relatively fixed in the short term. As such, a delay in the recognition of revenues from one or more license contracts could cause variations in our operating results from quarter to quarter and could result in net losses in a given quarter being greater than expected.

Results of Operations

   The following table presents selected financial data for the periods indicated as a percentage of total revenues:

                                                                   Three
                                                               Months Ended
                                                   Year Ended    March 31,
                                                  December 31, ---------------
                                                      1999      1999     2000
                                                  ------------ ------   ------
Revenues:
  License........................................      64 %        10 %     57 %
  Service........................................      36          90       43
                                                      ---      ------   ------
    Total revenues...............................     100         100      100
                                                      ---      ------   ------
Cost of revenues:
  License........................................       6           1        5
  Service........................................      49          49       59
                                                      ---      ------   ------
    Total cost of revenues.......................      55          50       64
                                                      ---      ------   ------
    Gross profit.................................      45          50       36
                                                      ---      ------   ------
Operating expenses:
  Sales and marketing............................      69         217       80
  Research and development.......................      63         412       41
  General and administrative.....................      12         103       24
                                                      ---      ------   ------
    Total operating expenses.....................     144         732      145
                                                      ---      ------   ------
    Loss from operations.........................     (99)       (682)    (109)
Interest and other, net..........................       2          13        1
                                                      ---      ------   ------
    Net loss.....................................     (97)%      (669)%   (108)%
                                                      ===      ======   ======

Revenues

   License. Our software product was commercially released in March 1999, and we recognized no license revenues before that date. License revenues increased from $25,000 for the three months ended March 31, 1999 to $6.1 million for the three months ended March 31, 2000 due to an increase in software licenses to new customers. License revenues were $7.2 million in 1999.

   Service. Service revenues increased from $216,000 for the three months ended March 31, 1999 to $4.6 million for the three months ended March 31, 2000. This increase was due to an increase in the number of consulting service engagements and customer maintenance agreements, as well as an increase in training revenues. Service revenues were $4.0 million in 1999, reflecting revenues from our consulting services, technical support and training organizations established during the year and maintenance revenues associated with new product licenses. We expect that our service revenues will increase as a percentage of total revenues as we build our professional services staff in the near term, and then decrease as a percentage of total revenues over the long term as systems integrators and other professional services organizations provide the consulting services, technical support and training that we currently provide.

Cost of Revenues

   License. Cost of license revenues consists of royalties payable to third parties for software that is either embedded in or bundled with our product. Cost of license revenues increased from $3,000 for the three months ended March 31, 1999 to $561,000 for the three months ended March 31, 2000. These amounts represented 12% and 9% of license revenues for these periods. The increase in cost of license revenues in absolute dollars was principally the result of growth in license revenues resulting in increased royalties payable to third parties. In 1999, cost of license revenues was $719,000 and represented 10% of license revenues for the period. We expect cost of license revenues will increase in absolute dollars in the future due to higher royalties payable to third parties as a result of anticipated growth in license revenues. To the extent license revenues increase, we expect cost of license revenues to decline as a percentage of total revenues as a result of royalty agreements with declining royalty rates.

   Service. Cost of service revenues consists primarily of salaries and other personnel-related expenses, as well as depreciation on equipment used to provide consulting services, technical support and training. Cost of service revenues increased from $117,000 for the three months ended March 31, 1999 to $6.2 million for the three months ended March 31, 2000. These amounts represented 54% and 135% of service revenues for these periods. The increase in absolute dollars resulted from the expansion of our consulting services, technical support and training organizations to support the growth in new licenses and a $1.1 million increase in amortization of deferred stock compensation. For 1999, cost of service revenues was $5.5 million and represented 136% of related service revenues reflecting the significant costs incurred in establishing our consulting services, technical support and training organizations. We expect cost of service revenues to increase in absolute dollars in the future as we continue to expand our consulting services, technical support and training organizations to meet anticipated growth. While cost of services, when expressed as a percentage of related service revenues, may fluctuate in the near term as additional personnel are hired, we expect this percentage to decrease over time due to higher productivity of our consulting services organizations and economies of scale.

Operating Expenses

   Sales and Marketing. Sales and marketing expenses consist primarily of costs of our direct sales and marketing personnel as well as costs of marketing programs including trade shows, advertisements, promotional activities and media events. Sales and marketing expenses increased from $524,000 for the three months ended March 31, 1999 to $8.6 million for the three months ended March 31, 2000. Of this increase, $4.3 million was attributable to an increase in sales and marketing personnel expenses and commissions to sales personnel associated with higher revenues, and $1.6 million was due to increased spending for marketing programs. In addition, amortization of stock compensation accounted for $1.2 million of the increase. For 1999, sales and marketing expenses were $7.7 million as compared with $725,000 for the period from inception to December 31, 1998. The increase in sales and marketing expenses resulted from a full year of operations in 1999, hiring and training of additional sales and marketing personnel, which accounted for $4.2 million of the increase, a $389,000 increase in spending on advertising and marketing campaigns and a $1.1 million increase in amortization of deferred stock compensation. We believe sales and marketing expenses will continue to increase in absolute dollars in the future due to the planned growth of our sales force, the establishment of additional sales offices in both domestic and foreign locations and increases in marketing programs.

   In April 2000, we entered into a non-exclusive marketing and business development agreement with a systems integrator to promote and market our product in Europe, the Middle East and Africa. As part of this arrangement, we issued a warrant to purchase 2,400,000 shares of our series C convertible preferred stock at an exercise price of $5.00 per share on an as-converted basis. The warrant is exercisable at the end of eight years and can be exercised sooner upon the achievement of performance thresholds during the first four years of the agreement. The fair value of this warrant, which is expected to be between $12 to $15 million, will be capitalized and amortized over the service period and included as a non-cash component of marketing and sales expense in our statement of operations.

   Research and Development. Research and development expenses consist primarily of salaries and related expenses for engineering personnel, costs of contractors and depreciation of equipment used in the development of our software product. To date, we have expensed all internal software development costs as incurred.

   Research and development expenses increased from $994,000 for the three months ended March 31, 1999 to $4.4 million for the three months ended March 31, 2000. The growth in expenses was primarily due to a $1.1 million increase in personnel-related expenses resulting from the addition of engineering personnel to support the development and enhancement of our product and a $2.1 million increase in the amortization of deferred stock compensation. Research and development expenses increased from $562,000 for the period from inception to December 31, 1998 to $7.1 million for 1999. Research and development expenses increased over the prior period due to a full year of operations in 1999, including $4.4 million related to an increase in the number of engineering and consulting personnel and a $1.0 million increase in the amortization of deferred stock compensation. We expect research and development expenses to increase significantly in absolute dollars in future periods.

   General and Administrative. General and administrative expenses include costs associated with our finance, human resources, legal and other administrative functions and consist principally of salaries and related expenses, professional fees and equipment depreciation. General and administrative expenses increased from $247,000 for the three months ended March 31, 1999 to $2.5 million for the three months ended March 31, 2000. Of this increase, $501,000 was attributable to increased professional fees, $384,000 was attributable to an increase in personnel-related costs and $1.0 million was attributable to an increase in the amortization of deferred stock compensation. General and administrative expenses increased from $310,000 for the period from inception to December 31, 1998 to $1.3 million for 1999, reflecting a $452,000 increase in expenses for administrative personnel and professional fees, as well as a $171,000 increase in amortization of deferred stock compensation. We believe general and administrative expenses will continue to increase in absolute dollars in future periods as we hire additional staff, invest in infrastructure projects to support our continued growth and incur expenses associated with operating as a public company.

   Stock Compensation. Deferred stock compensation represents the difference between the exercise price of stock option grants to employees and the deemed fair value of our common stock at the time of those grants. We recorded deferred stock compensation of $2.2 million for the period from inception to December 31, 1998, $10.4 million for 1999 and $34.3 million for the three months ended March 31, 2000. We are amortizing deferred stock compensation to expense over the period during which the options vest, generally four years using a method consistent with Financial Accounting Standards Board Interpretation No. 28. Under this method, each vested tranche of options is accounted for as a separate option grant awarded for past service. Accordingly, the compensation expense is recognized over the period during which the services have been provided. Such amortization amounted to $528,000 for the period from inception to December 31, 1998, $3.2 million in 1999 and $4.4 million for the three months ended March 31, 2000.

   During the year ended December 31, 1999 and the three months ended March 31, 2000, we granted immediately vested and exercisable stock options to non-employees. In connection with these grants, we recorded non-cash compensation expense of $47,000 in 1999 and $1.4 million for the three months ended March 31, 2000 which reflects the fair value of these options based on the Black-Scholes option pricing model.

   The amortization of deferred stock compensation, combined with the expense associated with stock options granted to non-employees, relates to the following items in the accompanying statement of operations (in thousands):

                                        June 5, 1998               Three Months
                                       (Inception) to  Year Ended     Ended
                                        December 31,  December 31,  March 31,
                                            1998          1999         2000
                                       -------------- ------------ ------------
     Cost of revenues.................      $ --         $  436       $1,103
     Sales and marketing..............       332          1,398        1,392
     Research and development.........        91          1,088        2,167
     General and administrative.......       105            276        1,099
                                            ----         ------       ------
                                            $528         $3,198       $5,761
                                            ====         ======       ======

   Amortization of deferred stock compensation is estimated to total $23.2 million for 2000, $12.6 million for 2001, $5.6 million for 2002, $1.7 million for 2003 and $31,000 for 2004. Amortization of deferred stock compensation will be reduced in future periods to the extent options are terminated prior to full vesting.

Interest and Other, Net

   Interest and other, net consists of interest income from cash, cash equivalents and available-for-sale short-term investments, partially offset by interest expense associated with capital leases and bank borrowings. Interest and other, net increased from $31,000 for the three months ended March 31, 1999 to $60,000 for the three months ended March 31, 2000 due primarily to higher average balances of cash, cash equivalents and short-term investments. Interest and other, net increased from $15,000 for the period from inception to December 31, 1998 to $253,000 in 1999 due to a full year of operations and an increase in average cash, cash equivalents and short-term investment balances.

Income Taxes

   From inception to December 31, 1999, we incurred net losses for federal and state tax purposes and have not recognized any tax provision or benefit. As of December 31, 1999, we had approximately $4.3 million of federal and $2.2 million state net operating loss carryforwards to offset future taxable income. The federal and state tax net operating loss carryforwards are available to reduce future taxable income and expire at various dates through 2019 and 2004, respectively. Because of our limited operating history, our losses incurred to date and the difficulty in accurately forecasting our future results, management does not believe that the realization of the related deferred income tax asset meets the criteria required by generally accepted accounting principles. Therefore, we have recorded a 100% valuation allowance against the deferred income tax asset. See Note 10 of the notes to our financial statements. Significant future changes in our share ownership, as defined in the Tax Reform Act of 1986 and similar state provisions, may restrict the utilization of these carryforwards.

Quarterly Results of Operations

   The following tables set forth statement of operations data for our most recent five quarters. This information has been derived from our unaudited financial statements that, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this information. You should read this statement of operations data in conjunction with our audited financial statements and related notes appearing elsewhere in this prospectus. We have experienced and expect to continue to experience fluctuations in operating results from quarter to quarter. We incurred net losses in each quarter since inception and expect to continue to incur losses in the foreseeable future. You should not draw any conclusions about our future results from the results of our operations for any quarter, as quarterly results are not indicative of the results for a full fiscal year or any other period.

                                       Three Months Ended
                          ---------------------------------------------------
                                      June
                          Mar. 31,     30,     Sept. 30,  Dec. 31,   Mar. 31,
                            1999      1999       1999       1999       2000
                          --------   -------   ---------  --------   --------
                                         (In thousands)
Statement of Operations
 Data:
Revenues:
  License...............  $    25    $ 1,066    $ 1,934   $ 4,180    $  6,070
  Service...............      216        410      1,661     1,740       4,611
                          -------    -------    -------   -------    --------
    Total revenues......      241      1,476      3,595     5,920      10,681
                          -------    -------    -------   -------    --------
Cost of revenues:
  License...............        3        214        170       332         561
  Service...............      117        353      1,824     3,186       6,237
                          -------    -------    -------   -------    --------
    Total cost of
     revenues...........      120        567      1,994     3,518       6,798
                          -------    -------    -------   -------    --------
    Gross profit........      121        909      1,601     2,402       3,883
                          -------    -------    -------   -------    --------
Operating expenses:
  Sales and marketing...      524        935      2,133     4,144       8,580
  Research and
   development..........      994      1,587      1,951     2,544       4,402
  General and
   administrative.......      247        314        315       472       2,528
                          -------    -------    -------   -------    --------
    Total operating
     expenses...........    1,765      2,836      4,399     7,160      15,510
                          -------    -------    -------   -------    --------
    Loss from
     operations.........   (1,644)    (1,927)    (2,798)   (4,758)    (11,627)
Interest and other,
 net....................       31         13         97       112          60
                          -------    -------    -------   -------    --------
    Net loss............  $(1,613)   $(1,914)   $(2,701)  $(4,646)   $(11,567)
                          =======    =======    =======   =======    ========
As a Percentage of Total
 Revenues:
Revenues:
  License...............       10 %       72 %       54 %      71 %        57 %
  Service...............       90         28         46        29          43
                          -------    -------    -------   -------    --------
    Total revenues......      100        100        100       100         100
                          -------    -------    -------   -------    --------
Cost of revenues:
  License...............        1         14          5         5           5
  Service...............       49         24         51        54          59
                          -------    -------    -------   -------    --------
    Total cost of
     revenues...........       50         38         56        59          64
                          -------    -------    -------   -------    --------
    Gross profit........       50         62         44        41          36
                          -------    -------    -------   -------    --------
Operating expenses:
  Sales and marketing...      217         64         59        70          80
  Research and
   development..........      412        108         54        43          41
  General and
   administrative.......      103         21          9         8          24
                          -------    -------    -------   -------    --------
    Total operating
     expenses...........      732        193        122       121         145
                          -------    -------    -------   -------    --------
    Loss from
     operations.........     (682)      (131)       (78)      (80)       (109)
Interest and other,
 net....................       13          1          3         2           1
                          -------    -------    -------   -------    --------
    Net loss............     (669)%     (130)%      (75)%     (78)%      (108)%
                          =======    =======    =======   =======    ========

   Our revenues and operating results are likely to vary significantly from quarter to quarter. A number of factors are likely to cause these variations, including:

  .  demand for our product and services;

  .  the timing of sales of our product and services;

  . the timing of customer orders, customer budget cycles and product implementations;

  . unexpected delays in introducing new products, product enhancements and services;

  .  the introduction of competing products;

  . increased expenses related to sales and marketing, professional services, product development, technical support or administration;

  .  availability of financing sources for our customers;

  .  the mix of license and service revenues;

  .  the rate of international expansion;

  .  non-renewal of service agreements;

  .  changes in our pricing policies or those of our competitors;

  .  changes in our sales compensation and incentive plans;

  .  the rate at which new sales personnel become productive;

  .  changes in our strategy; and

  .  costs related to possible acquisitions of technologies or businesses.

   Accordingly, quarter-to-quarter comparisons of our operating results are not necessarily meaningful and investors should not rely on the results of one quarter as an indicator of our future performance.

   We plan to significantly increase our operating expenses to expand our sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden professional services, technical support and training and improve operational and financial systems. If our revenues do not increase along with these expenses, our business, operating results or financial condition could be harmed and net losses in a given quarter would be greater than expected.

   Although we have a limited operating history, we believe that our quarterly operating results may experience seasonal fluctuations. For instance, quarterly results may fluctuate based on our clients' calendar year budgeting cycles and slow summer purchasing patterns.

Liquidity and Capital Resources

   Since inception, we have financed our operations with $18.7 million from the sale of our preferred stock, $2.2 million from the sale of our common stock and $750,000 of borrowings under a secured loan agreement. As of March 31, 2000, we had cash, cash equivalents and short-term investments of $13.6 million and $1.5 million available under an equipment lease facility.

   As of March 31, 2000, we had outstanding borrowings of $625,000 under a secured loan agreement. The loan agreement provides for borrowing of up to $750,000 and is collateralized by equipment and other assets. This borrowing bears interest at the bank's prime rate plus 0.50% per annum. At March 31, 2000, we also had capital lease obligations of $476,000.

   Net cash used in operating activities was $854,000 for the period from inception to December 31, 1998 and $2.3 million in 1999 and cash provided by operating activities was

$2.1 million for the three months ended March 31, 2000. Net cash used in operating activities from inception to December 31, 1998 and for 1999 was primarily the result of net losses of $1.6 million for the period from inception to December 31, 1998 and $10.9 million in 1999, after adjusting for stock compensation of $528,000 for the period from inception to December 31, 1998 and $3.2 million in 1999. For the three months ended March 31, 2000, cash provided by operations was $2.1 million, which reflected a net loss of $11.6 million, amortization of stock compensation of $5.8 million, and changes in operating assets and liabilities.

   Net cash used for investing activities was $249,000 from inception to December 31, 1998, $5.9 million for 1999 and $2.4 million for the three months ended March 31, 2000. The cash used for investing activities was related to the purchase of computer hardware and software, office furniture and equipment and short-term investments.

   At March 31, 2000, we had rental obligations of approximately $1.7 million for the remaining nine months of 2000, $2.5 million for the year ending December 31, 2001, $2.5 million for the year ending December 31, 2002, $2.3 million for the year ending December 31, 2003, $1.3 million for the year ending December 31, 2004 and $108,000 thereafter. A substantial portion of our operating lease commitments relate to our headquarters and principal facility in San Mateo, California and our training facility in Redwood City, California.

   Our liquidity, capital resources and results of operations in any period could be impacted by the exercise of outstanding stock options and warrants. For example, at March 31, 2000, we had outstanding options to purchase 5.3 million shares of our common stock at a weighted average exercise price of $1.25 per share, and had approximately 1.4 million additional shares reserved for future grant under our stock option plans. In addition, we have issued warrants to purchase 2,445,000 shares of series C convertible preferred stock, on an as-converted basis, at a weighted average exercise price of $4.94 per share. Accordingly, our liquidity and capital resources may be impacted in future periods by cash proceeds upon exercise of these securities and from securities reserved for future issuance under our stock option plans. In addition, our per share results of operations could also be impacted by the increased number of outstanding shares. However, we cannot predict the timing or amount of proceeds from the exercise of these securities, if they are exercised at all.

   We expect to experience significant growth in our operating expenses for the foreseeable future in order to execute our business plan. As a result, we expect that operating expenses and planned capital expenditures will constitute a material use of our cash balances. In addition, we may use cash to fund acquisitions or invest in other businesses, technologies or product lines. We currently anticipate that the net proceeds from this offering, together with our available cash balances and credit facilities, will be sufficient to meet our presently anticipated working capital, capital expenditure and business expansion requirements for the next twelve to eighteen months. However, we may require additional funds within this time period. We may seek to raise these additional funds through public or private debt or equity financing to meet these additional working capital requirements. There can be no assurance that this additional financing will be available, or if available, will be on reasonable terms and not dilutive to our stockholders. If adequate funds are not available on acceptable terms, our business and operating results could be adversely affected.

Qualitative and Quantitative Disclosures about Market Risk

 Foreign Currency Exchange Rate Risk

   Through March 31, 2000, all of our recognized revenues have been denominated in United States dollars and were primarily from customers in the United States. Our exposure to foreign currency exchange rate changes has been immaterial. We expect, however, that future license and service revenues may also be derived from international markets and may be denominated in the currency of the applicable market. In addition, as we expand our international operations and hire personnel in Europe and Asia Pacific, we will have operating expenses denominated in foreign currencies. As a result, our operating results may become subject to significant fluctuations based upon changes in the exchange rates of foreign currencies in relation to the United States dollar. Furthermore, to the extent that we engage in international sales denominated in United States dollars, an increase in the value of the United States dollar relative to foreign currencies could make our products less competitive in international markets. Although we will continue to monitor our exposure to currency fluctuations and, when appropriate, may use financial hedging techniques in the future to minimize the effect of these fluctuations, we cannot assure you that exchange rate fluctuations will not adversely affect our financial results in the future.

 Interest Rate Risk

   Our exposure to financial market risk, including changes in interest rates and marketable equity security prices, relates primarily to our investment portfolio. We typically do not attempt to reduce or eliminate our market exposure on our investment securities because a substantial majority of our investments are in fixed rate, short-term securities. We do not have any derivative instruments. The fair value of our investment portfolio or related income would not be significantly impacted by either a 100 basis point increase or decrease in interest rates due mainly to the fixed-rate, short-term nature of our available-for-sale investment portfolio.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 133, entitled Accounting for Derivative Instruments and Hedging Activities, SFAS No. 133. We are required to adopt SFAS No. 133, as amended, for the year ending December 31, 2001. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because we currently hold no derivative financial instruments and do not currently engage in hedging activities, the adoption of SFAS No. 133 is not expected to have a material impact on our financial condition or results of operations.

   In December 1999, the Securities and Exchange Commission, or SEC, released Staff Accounting Bulletin, or SAB, No. 101, Revenue Recognition in Financial Statements, and amended by SAB No. 101A, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The SEC has recently indicated that it intends to issue further guidance with respect to adoptions of specific issues addressed by SAB No. 101. Until such time as this additional guidance is issued, we are unable to assess the impact, if any, it may have on its financial position or results of operations.

   In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an interpretation of the Accounting Principals Board, or APB, Opinion No. 25. This Interpretation clarifies the application of APB Opinion 25 including:

  .  the definition of employee for purposes of applying APB Opinion 25;

  . the criteria for determining whether a plan qualifies as a noncompensatory plan;

  . the accounting consequence of various modifications to the terms of a previously fixed stock option or award; and

  . the accounting for an exchange of stock compensation awards in a business combination.

   In general, this Interpretation is effective July 1, 2000. We do not expect the adoption of Interpretation No. 44 to have a material effect on our financial position or results of operations.

                                    BUSINESS

Overview

   We provide software and services that enable companies to build brand equity through direct customer interaction across Internet-related customer touch points, such as websites, mobile wireless devices and on-line trading exchanges and traditional customer touch points, such as stores and call centers. We believe that our software enables companies to increase revenues by coordinating customer interactions across these touch points. Our comprehensive, packaged application is designed to simplify deployment and accelerate our customers' time to benefit while reducing their total cost of ownership. We have targeted a number of large vertical markets where we believe brand is paramount such as retail, manufacturing, financial services, telecommunications, consumer goods and media. Our customers range from large, traditional companies that have adopted Internet-enabled, or "e-business" strategies to rapidly growing Internet companies. As of March 31, 2000, we had licensed our software to 35 customers.

Industry Background

 Growth of the Internet and Electronic Commerce

   The emergence of the Internet has enabled the delivery of diverse types of content and the sale of products and services to a worldwide audience. Moreover, unlike traditional media such as print, radio and television, the Internet can be used to deliver targeted information to specific constituencies and to receive real-time feedback from current and prospective customers. Consequently, the use and acceptance of the Internet as a medium for interacting with customers are growing at rates significantly faster than those experienced by traditional media. According to estimates by International Data Corporation, or IDC, 196 million people were connected to the Internet at the end of 1999, with that total expected to grow to 602 million by the end of 2003. During that same period, IDC expects on-line commerce transactions, including both business-to-business and business-to-consumer transactions, to grow from $111 billion to $1.6 trillion. With the widespread adoption of the Internet by traditional companies and the emergence of Internet-based businesses and on-line trading networks such as exchanges and marketplaces, competitors are becoming more plentiful and are often only a click away from a company's customers. As a result, we believe that companies must be more responsive to their customers' needs than ever before and, to compete more effectively, must seamlessly integrate their on-line brand, marketing and merchandising efforts with their traditional sales channels.

 Traditional Approaches Fall Short

   With the advent of electronic commerce in the mid-1990s, companies had few, if any, choices in building their software infrastructure for conducting business over the Internet. The first generation of electronic commerce applications deployed by electronic commerce pioneers were, therefore, typically developed internally. These software applications were often insufficiently flexible to adapt readily to changing, and often increasing, customer requirements. Furthermore, large internal information technology, or IT, staffs evolved to maintain and enhance these applications. These IT staffs often proved difficult and expensive to hire, train and retain. The burden placed upon them from increasing traffic and complexity has also grown significantly over time. In addition, unlike third-party applications providers, individual companies are unable to spread the expense of substantial in-house development, integration and maintenance efforts across a broad customer base.

   The next generation of electronic commerce applications were typically assembled from software components--transaction processing software, personalization tools and content management--made available by tool and platform vendors. These components provided both in-house and independent developers with the tools and building blocks for assembling electronic commerce

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applications, reducing the time, complexity and expense typically associated with fully customized approaches. Nevertheless, building these applications continues to require extensive and ongoing customization and integration by staffs of highly specialized and expensive IT personnel. While a number of third-party applications offering transaction, content management, personalization and/or analytical capabilities have been introduced, none provides a solution to all of a company's needs on a fully integrated basis. Consequently, companies implementing these component, or point, solutions still face significant and costly integration challenges at the same time that they need to respond quickly to increasing competition and accelerating technological change.

   The challenge of component integration for a company's Internet presence is further heightened by the ongoing demand for more functionality. The first generation of providers of electronic commerce websites typically assembled a catalog of products and presented it via simple, static web pages. Subsequently, many companies revised their websites to include additional functionality, such as personalized recommendations, search and streamlined purchasing. As electronic commerce websites evolved further, gift registries and loyalty programs appeared. As customer expectations have increased, this process of innovation and functionality enhancement has become a continuous cycle. The requirement of continually developing this new functionality internally compounds the burden on typically scarce and expensive IT resources of integrating, maintaining and upgrading point solutions.

 Need to Serve Customers Consistently Across Multiple Touch Points

   The advent of electronic commerce has required many companies to interact with their customers, whether businesses or consumers, through both Internet-related touch points, such as websites, mobile wireless devices and on-line trading exchanges and traditional touch points, such as stores and call centers. In order to compete more effectively, many companies are taking a hybrid, or "clicks and mortar," approach to their marketing, sales and customer service functions, dividing them across these touch points. Ideally, each of these touch points should be consistent and coordinated with the others, providing companies with a unified, up-to-date view of the customer and providing customers with a consistent face that is personalized to their individual requirements and unique characteristics. Companies that are unable to serve customers consistently across multiple touch points run the risk of inefficient and ineffective marketing, sales, service and support efforts, which can lead to dissatisfied customers, damage to brand and reputation and ultimately lost revenues.

 Increasing Importance of Brand Equity and Awareness

   In most industries, a company's brand is its most strategic asset. A brand embodies the value a company's products or services delivered to its customers. Brands simplify choice for customers, speeding purchase decisions and eliminating time-consuming rounds of competitive evaluation. A strong brand can enable a company to achieve premium pricing for its products and services, accelerate revenue and profitability growth rates, provide a barrier to entry to competitors and reduce marketing costs. In industries where companies do not sell directly to the end users of their products, brand is often the only means by which they can differentiate themselves and convey the value that their products deliver to the customer. The increasing importance and prevalence of the Internet has further heightened the importance of brand equity and awareness. A powerful brand can attract and retain customers, generating higher revenues and increasing profitability. Conversely, mismanaging a brand can drive customer traffic elsewhere, particularly on the Internet where competitors are only a click away. To compete effectively, many companies are seeking a solution that enables them to manage a brand successfully across both new and traditional channels.

 The Internet Business Application Opportunity

   We believe a significant market opportunity exists for a solution that enables companies to effectively integrate their Internet strategies with their other marketing, sales and customer service efforts. Additionally, an integrated solution is required that offers a wide range of functionality and

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permits companies to interact on a consistent and personalized basis across multiple touch points. A comprehensive, easily deployed solution that integrates operational and analytical applications allows a company to leverage resources, build brand equity, enhance customer interactions and increase revenues.

The Blue Martini Solution

   Our software and services enable companies to interact more effectively with customers across multiple touch points. We provide integrated software applications that allow companies to extend their brands across their Internet-based and traditional sales/marketing and merchandising efforts.

   Our software is designed to provide the following benefits to our customers:

   Build and Enhance Brand Equity and Awareness. Our software allows companies to interact directly with their customers on a consistent, coordinated and personalized basis irrespective of whether such customer interaction takes place on a website, at a store, through a call center or across on-line trading exchanges. This coordinated approach is designed to enable companies to effectively build and enhance brand equity and awareness across multiple touch points.

   Generate Revenues Through Sales Channels By Coordinating Across Multiple Touch Points. By coordinating interaction across multiple touch points, our software enables companies to increase revenues through multiple sales channels, such as stores, call centers, websites and on-line trading exchanges. This coordination allows companies to avoid competition among sales channels. For example, a customer can browse, compare and purchase products on a company's website and then choose to pick up the items at the company's local store to avoid shipping costs and wait time. Similarly, a business-to-business customer could identify the appropriate product through an e-mail campaign by the seller, then establish mutually agreeable terms with a salesperson on the telephone and subsequently execute recurring transactions on the seller's website according to the negotiated terms.

   Convert Browsers into Long-Term and Profitable Customers. The publishing capabilities of our software are designed to enable companies to publish new content rapidly and frequently. Our software integrates data analysis capabilities with personalization capabilities that enable companies to specifically target each customer through interactions that are appropriate to the customer's preferences. We believe that this content and personalization attracts more customers to a website and encourages customers to visit more often and stay longer and increasing the likelihood of purchases. Additionally, our software enables companies to recognize and take advantage of opportunities to sell complementary products or more profitable substitute products, with the goal of increasing the average size of transactions.

   Accelerate Time to Benefit through Rapid Deployment and Updating. Our software is designed to enable companies to deploy their Internet-enabled solutions in as little as eight weeks and begin generating revenues substantially earlier than would be possible with other solutions. Deployments of in-house developed or third-party point solutions for electronic commerce typically take many months and, in some cases, years to complete. By the time these solutions are deployed, competitors may have already captured the market. Additionally, our software enable companies to readily publish fresh content on an ongoing basis and to respond quickly to changing market conditions.

   Reduce Total Cost of Ownership. Our integrated software applications are designed to allow business users, who best know their customers, to manage the content of their websites, freeing up scarce and expensive IT professionals to focus on their core competencies. In addition, because our software fully integrates the business-critical functions for conducting business on the Internet, customers should need to dedicate substantially fewer IT resources to development, integration and ongoing maintenance.

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   Our software integrates five key capabilities that we believe are required by companies employing Internet strategies:

   Product Management. Our software enables companies to richly, accurately and persuasively describe their products and product hierarchies, establish pricing and create promotions. Companies can specify as many product attributes as necessary, vary attributes by product or product type and change product attributes over time. This flexibility allows more accurate customer targeting and a more compelling presentation of products for sale.

   Content Management. Our software enables companies to author, manage, approve and track the development and use of content, such as text, graphics, audio and video. Companies can use this content for product presentation, information, entertainment and brand and community building.

   Transaction Execution. Our software enables companies to conduct business on their websites, over the phone, via wireless devices and through other sales channels, including taking orders and managing returns.

   Analysis. Our software can analyze customer purchase histories and model customer behavior. This analysis is designed to enable our customers to accurately identify market segments and determine strategies to target customers more effectively.

   Personalization. Our software's algorithms enable companies to target customers across multiple touch points with meaningful and relevant products, promotions and content to increase visitor frequency and duration as well as the likelihood, size and profitability of a transaction.

   Our software features the following characteristics that we believe differentiate it from other software solutions:

   Scalable. Our software architecture is designed to support a large number of concurrent users. The software may be installed across any number of web and application servers, making it possible to support large amounts of content and products and large numbers of products and concurrent users. Our software enables a customer request to be satisfied by the server able to most rapidly fulfill the request.

   Flexible. Our architecture is modular, allowing customers to implement either our entire product or only selected portions critical to their businesses with the option to add our other modules easily and without time-consuming integration. Using a published Applications Programming Interface, or API, website developers can customize the behavior of Internet interactions and extend our business functionality to accommodate their unique business needs.

   Available. Our software is designed to enable companies to maintain continuous customer interactions on-line in unstable hardware and networking environments, even as new product catalogs and content are published. If an application server fails, our software continues the customer session on an alternative application server.

   Integrated. The adoption of applications software raises several integration issues. Point solutions or internally developed software solutions that are integrated on an ad hoc basis can be difficult to deploy and maintain. Our integrated software matches and links operational and analytical capabilities, enabling both deeper analysis and faster reaction times in operations.

Strategy

   Our objective is to be the leading provider of software applications and services that enable companies worldwide to build brand equity through direct customer interaction across multiple touch points.

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   Key elements of our product strategy are to:

   Enable Consistent and Personalized Customer Interaction Across Multiple Touch Points. As the importance of consistent and personalized customer interaction continues to grow, we plan to continually enhance the distinctive capabilities of our software and develop new capabilities to expand our market opportunities and establish ourselves as the worldwide leader in providing Internet applications and services. We continue to focus on providing companies with software to immerse their customers in their brand by providing their customers with a consistent and personalized experience across multiple touch points.

   Provide Integrated Software Applications Targeted at Business Line Managers. To address the shortcomings of custom-developed and point-based electronic commerce software products, we plan to continue to develop integrated software applications to conduct Internet-enabled business throughout a company. We plan to continue to design our software to be usable by business line managers, who typically have little or no technical training, but are closest to customers and best able to ascertain their demands and desires.

   Integrate Operational and Analytical Applications to Enable Effective Customer Interaction and Ongoing Business Improvements. We plan to continue to support direct interaction between our operational and analytical applications. This enables a company to adapt and refine customer interactions on an ongoing basis, creating a powerful and personalized customer experience. It also permits adjustments to business processes in response to customer feedback and the success or failure of various sales and marketing initiatives.

   Key elements of our sales and marketing strategy are to:

   Target Large, Vertical Markets Where Brand Equity is Paramount. Initially, we are focusing our marketing and sales efforts on those large, vertical markets where brand equity and awareness are critical, such as retail, manufacturing, financial services, telecommunications, media and travel. Within these markets, we intend to target the leaders, both with respect to market share and business practices, in the belief that having these leaders as our customers will motivate other companies to use our software as well.

   Leverage Relationships with Systems Integrators to Focus on License Revenues. Our business model is predicated on the licensing of our software. We intend to continue to pursue additional relationships with systems integrators to enable us to achieve a high-margin, software-driven business model with a minimum investment in consulting and integration services over time. These relationships with systems integrators are also designed to enable us to extend the reach of our sales and marketing efforts. Initially, however, it is our intention to directly provide consulting services to both ensure customer satisfaction and to train other consultants in the implementation of our software.

   Expand Our International Presence. We intend to expand our sales and marketing operations in Europe, Asia and Latin America to take advantage of the growing penetration of the Internet in these geographies. We plan to localize our product for these markets. We also intend to focus on building distribution channels for our products in these markets, including entering into relationships with systems integrators.

   Address Smaller, or Mid-Market, Companies. We believe that there is a significant opportunity to sell specific modules of our product to smaller, or mid-market, companies who want to coordinate their different touch points. We intend to license our product to these companies using an application service provider model to make the adoption of our product cheaper for these smaller companies.


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Products

   We offer both software and services. Our Customer Interaction System is a comprehensive, packaged software application for building brand across multiple touch points. We complement our software with training, deployment and support services, as well as assisting businesses in using the analytical capabilities provided by our software.

Software

   The Customer Interaction System consists of pre-integrated modules that can be implemented individually or together. Because we offer an integrated application rather than a collection of tools that can be used to develop an application, we expect our customers to enjoy faster time to benefit and lower total cost of ownership.

   The Customer Interaction System is deployed by IT professionals and systems integrators and is used on an ongoing basis by business users within an organization to manage products and merchandise, to manage images and other rich media content, to analyze and administer customer profiles and transaction histories. The Customer Interaction System provides our customers with the software necessary to operate high-volume websites as well as wireless and telephone interactions with their customers. The Customer Interaction System is divided into four subsystems: Operations; Analysis and Targeting; Interaction; and Tools and Integration. The four subsystems consist of thirteen modules which are shown below:

[A three-dimensional diagram shows the relationship among the four subsystems, "Operations," "Analysis and Targeting," "Interaction," and "Integration," and our twelve modules: "Merchandise Management," "Content Management," "Customer Management," "Date Warehousing and Reporting," "Data Mining and Visualization," "Personalization," "Customer Collaboration," "Website," "Call Center," "Mobile Wireless," "Tools" and "Workflow." "Business Users" appears on an arrow that points to the left side of the diagram. "Customers" appears on an arrow that points to the right side of the diagram. Above the diagram appear two headed arrows and the words "POS Systems," "ERP Applications," "CRM Applications," "Fulfillment Applications," "Shopping Services," "Taxation Services," "Payment Services" and "Email Services."]

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Operations Subsystem

   The Operations subsystem allows business users to define products, create and manage content, price their offerings and manage customer information without dependence upon IT professionals. The Operations subsystem consists of the following modules:

   Product Management Module. The Product Management module manages products, product lines, product attributes, assortments, promotions and pricing data. The Product Management module also suggests complementary products, or "cross-sells," and more profitable substitutes, or "up-sells." Our customers may use as many attributes as necessary to describe their products in full detail, allowing their customers to obtain the information they require to make informed decisions. This data can be imported from external systems or maintained entirely within the application.

   The Product Management module allows business users to create and implement promotions, to highlight products or categories or to assist with inventory level management. The Product Management module allows a business user to add new products to a product line without re-entering the product attributes already entered in that product line, minimizing the effort required for managing products. In combination with the Content Management module, business users can link products and content together in one system for more effective, targeted merchandising.

   Content Management Module. The Content Management module stores and categorizes simple and rich media, tracks changes among multiple versions of text and supports team-based development strategies for large and complex websites. The Content Management module manages and controls media assets such as website templates, product images and brand building content. Users can assign content-, product- and market-specific attributes to each item.

   The Content Management module supports images, text, HTML templates, audio, video and other types of content. In combination with the Product Management module, business users may link product and content in one system for more effective merchandising.

   Customer Management Module. The Customer Management module captures profiles across customer touch points via the Interaction subsystem and manages customer data. Profile data can be extracted from a record of the sequence of web pages viewed by a visitor, responses to survey questions, summaries of order history or external databases. The Customer Management module delivers value-added customer services including loyalty programs, gift registries, gift certificates, employee purchasing and express buying.

   The Customer Management module ensures there is a uniform view of the customer across touch points. The Customer Management module also ensures that customers are recognized when they return to the store, whether on-line or off, enabling organizations to treat a customer who returns every day differently than someone who returns less frequently. Companies can continue to learn about visitors to their websites and enhance profiling information as visitors advance from anonymous browsers to registered users to buyers.

Analysis and Targeting Subsystem

   The Analysis and Targeting subsystem allows business users to obtain timely and critical information regarding which products are selling, which customers are more profitable and which merchandising or marketing strategies are more successful. With the results determined using the analytical tools, business users can better understand their customers and to personalize subsequent customer interactions. The Analysis and Targeting subsystem consists of the following modules:

   Data Warehousing and Reporting Module. The Data Warehousing and Reporting module provides tools for automatically extracting operational data obtained from multiple touch points. The

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extracted data is made available in a data warehouse to enable quick answers to complex questions about orders, customers, products and sources of revenues and to allow business users to understand the effectiveness of their decisions.

   The Data Warehousing and Reporting module allows business users to generate reports on customer orders based on attributes such as geographies, units and revenues of items sold. For example, reports describing conversion ratios of each promotion allow business users to make informed decisions about which promotions are most effective. Other reports list revenues, profits, visits, page views and browsing time for each customer session. With these reports, business users can understand sources of revenue and profitability by aggregating values for groups such as new and returning customers, or registered and unregistered customers.

   Data Mining and Visualization Module. The Data Mining and Visualization module complements our reporting capabilities with data transformation and analysis capabilities. While reports answer specific inquiries, data mining assists marketers in addressing issues that are difficult to articulate or quantify, such as determining which customer attributes are associated with buying behaviors. Data mining is also used to predict customer behavior, customer purchases or long-term value of the customer. Moreover, the results of mining on-line shopping data can be used across other channels to increase revenue and customer loyalty.

   Large amounts of data can be difficult to understand and interpret. Our integrated data visualization tools quickly render large amounts of data graphically in presentations that make sense not only to highly trained analysts, but also to marketers with key business insights. These advanced visualization tools present customer segmentations, operational characteristics and other results in three dimensional, easily navigable forms and facilitate interactive analysis by business users.

   Personalization Module. The Personalization module enables personalization and targeted selling to end customers through the Interaction subsystem. In addition, the Personalization module generates rules for personalized content, complementary products, more profitable substitute products, product assortments and promotional campaigns based upon the results of data mining analyses. Businesses can create or modify rules manually to leverage their own expertise and understanding of customer requirements.

Interaction Subsystem

   The Interaction subsystem connects and targets customers across Internet-related touch points such as websites, mobile wireless devices and on-line trading exchanges, as well as across traditional touch points such as stores and call centers. Built-in collaboration enables customers to work and shop together as well as allowing sales representatives and call center agents to guide customers. Because all modules of the Interaction subsystem share the same underlying architecture, product catalog, content, customer database and personalization capabilities, customers can move easily between the touch points, maintaining their contact information, preferences and order history. The Interaction subsystem consists of the following modules.

   Website Module. The Website module is designed to run large webstores securely and reliably. This module is designed to handle spikes in demand by enabling a customer request to be satisfied by the server able to most rapidly fulfill the request. The Interaction subsystem is designed to manage large numbers of users. By adding additional servers, the capacity of the system can be increased. The use of multiple servers also improves system availability, by allowing sessions to continue uninterrupted in the event of web, applications or catalog database server failure or in the event of website updates. Full text and parametric search help end customers locate products quickly, increasing sales and reducing requirements for support.

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   Call Center Module. The Call Center module empowers customer service representatives to serve customers better by allowing them to place or modify product orders received by telephone by using the customer profile and preferences submitted by customers from the website or other touch points. With Call Center, contact center representatives create and edit orders, deepen customer profiles, check on customer order status or history, process returns, recommend complementary products and more profitable substitute products and provide customer accommodations. The browser-based interface allows for remote operation, provides a familiar interface and minimizes training.

   Mobile Wireless Module. The Mobile Wireless module offers the capabilities of the Customer Interaction System in a wireless device. With in-store wireless handheld devices, shoppers can browse the bricks and mortar store while scanning items. Scanned items can be captured for gift and wedding registries, permanent shopping lists or for immediate sale. In addition, the complementary and substitute product information in our Product Management module can be combined with personalization to target promotions and other products and services to browsing customers.

   Our Mobile Wireless module also enables sales staff to merchandise goods more effectively by providing them with customer-specific preferences and relevant promotions. For example, as a customer heads to a dressing room with a product, a salesperson can scan the tag on the item to suggest additional information and complementary products, increasing both the likelihood and potential size of the sale.

   The Mobile Wireless module currently supports PalmOS-based devices from Symbol Technologies.

   Customer Collaboration Module. The Customer Collaboration module, scheduled to be commercially available in July 2000, will allow a customer to link browsers with a friend or a sales or support person to conduct on-line shopping together on a website.

   The Browse Together functionality will support collaborative browsing between two customers in different locations, or between a salesperson and a customer. For example, two friends can browse and purchase clothes together, despite the fact that they may be located in different cities. Similarly, a salesperson or customer service representative can lead a customer through a website to help her locate the content or products in which she is interested.

   The Chat functionality will allow linked users to communicate through a text-based chat feature. Participants will be able to exchange opinions and ideas easily as they navigate through the website. Customer service representatives will be able to provide additional contextual information to the customer. Text-based chat is designed for customers who do not have access to a telephone while on-line.

Tools and Integration Subsystem

   The Tools and Integration subsystem allows customization and configuration of the Customer Interaction System, offers workflow capabilities to smooth operations and provides adapters to link our software to legacy systems, packaged applications and syndicated data providers. The Tools and Integration subsystem consist of the following modules:

   Tools Module. The Tools module enables our customers to adapt the Customer Interaction System to their specific requirements. This module provides tools for operating a website and other customer touch points, enabling rapid response in changing environments and allowing for immediate error correction. This module also provides tools that enable rapid deployment of new products and content, remote website administration and emergency updates to production sites. For example, if a

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computer server is mistakenly priced at $899 rather than $8,990 on a website, an administrator can bypass the normal data publishing process and correct the error on the live website within minutes.

   Workflow Module. The Workflow module allows customers to graphically build and tune the business processes needed for day-to-day operations, from the creation of a new promotion to the addition of a new line of products. With our Workflow module, business users can define participants involved in a process and can specify the process via a simple graphical interface. This interface also allows business users to initiate and manage workflow processes, including user-specific tasks.

   Integration Module. The Customer Interaction System is designed for use in conjunction with both an organization's existing systems and complementary systems from third parties. All the modules of the Customer Interaction System can be integrated with a company's existing customer relationship management software, enterprise resource planning software, retail software and supply chain management software, making possible real-time product availability checks, cross-platform content gathering, accurate tax calculation, fraud protected credit card authorization and precise determination of shipping costs. The Integration module provides a collection of adapters, each tuned to a particular integration challenge. The adapters offer both support for open standards as well as support for links to packaged applications like SAP and PeopleSoft. With the tools provided, customers can integrate systems in both a batch and interactive manner.

Services

   While our business model focuses on the development and licensing of software, we also offer a comprehensive selection of services to our customers, including professional, technical support and training services, as well as value-added data analysis services.

   Professional Services. We offer professional services to our customers for the deployment of the Customer Interaction System and the integration with third-party software such as customer relationship management, enterprise resource planning and supply chain management systems. Our service professionals work directly with our customers as well as with systems integrators such as Andersen Consulting, Inforte and Viant. In addition to working with systems integrators, we have relationships with a number of companies that provide website design as well as systems integration services such as marchFIRST, Inc.

   Technical Support Services. We offer a comprehensive collection of support services designed to respond to inquiries and rapidly resolve issues. Our technical support services are available to our customers worldwide under maintenance agreements. We field questions via our call center, through email and in person for customers that have our consultants on site.

   Our standard technical support services include responding to inquiries regarding installation, administration and basic usage. Our customers or their representatives may log product questions by phone or through the Internet via our Technical Support WebAccess module, and can track our responses in a similar fashion. Maintenance upgrades and release upgrades are also included with our standard technical support package.

   Training Services. We offer a comprehensive training curriculum designed for systems integrators and customers. Our courses not only train professionals in the use and implementation of our software, but also educate business users on key concepts such as personalization and data mining. We offer courses in our facilities in Redwood City, California.

   E-Business Intelligence Services. We offer our customers subscription-based, value-added data analysis services. Our E-Business Intelligence Services process and analyze transaction,

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clickstream, customer and product data to produce insights that can improve business results. These investigations are performed by a dedicated team of consultants trained in target marketing, merchandising, data mining technologies and statistical methods. Results are presented to clients in easy-to-understand Business Intelligence Briefings that combine statistics, business rules, customer profiles and plain-English business advice. These briefings provide information to enable critical sales and marketing decisions. Our E-Business Intelligence Services investigations are performed using the product management, targeting and analysis capabilities of our Customer Interaction System. Our customers use E-Business Intelligence Services to target promotions, assortments, products and content more effectively to the right customers at the right time.

   E-Business Intelligence Services are available on a six-month renewable subscription basis. Our customers may choose from a number of subscription levels designed to meet their specific needs.

Alliances

   Our alliances include those with systems integrators, independent software vendors, platform vendors and other services providers. All alliances are terminable at will upon thirty days notice by either party. Total revenues from all of these alliance members represented less than 1% of our total revenues in the quarter ended March 31, 2000, and for the year ended December 31, 1999.

   Systems Integrators. Systems integrator alliance members lead the integration projects at our customer sites. For systems integrator alliance members, we offer benefits including discounted training fees, dedicated account managers and access to our customers and prospects. In return, systems integrators pay a fee, commit to train their consultants and share their own customer and prospect lists with us. Our systems integrator alliance members help us develop customer relationships, and similarly we recommend our systems integrator alliance members to our customers. Our customers pay us directly for our product and pay our systems integrator alliance members directly for their services. By recruiting, training and managing personnel to deploy our software, systems integrator alliance members permit us to focus on developing and providing our software and on providing additional technical expertise periodically required during consulting service engagements. Our systems integrator alliance members are Andersen Consulting, eForce, CFT Consulting, Emerald Solutions, Ernst & Young, Inforte Corporation, marchFIRST, Inc., Techna and Viant Corporation.

   Independent Software Vendors. Our independent software vendor alliance members deliver software products to our customers that complement our software. Our independent software vendor alliance members provide fulfillment, supply chain management and customer relationship management software. Our independent software vendor alliance members help us develop customer relationships, and similarly we recommend our independent software vendor alliance members to our customers. Our customers pay directly for our product and pay our independent software vendor alliance members directly for their services. Our independent software vendor program is designed to facilitate the delivery of packaged adapters that connect the Customer Interaction System to our alliance members' software. Delivery of packaged adapters requires software development and validation of the packaged software for each release of the Customer Interaction System. Our independent software vendor alliance members are Siebel Systems, Inc. and Yantra Corporation.

   Platform Vendors. Platform vendor alliance members provide the hardware and software foundations to our customers for the deployment of our Customer Interaction System. Our platform vendor alliance members sell hardware, operating system and database products. We perform all software development work to ensure that our software supports the platforms of our alliance members. Our customers pay us directly for our product and pay our platform vendor alliance members directly for their products. Our platform vendor alliance members are IBM, Microsoft Corporation, Oracle and Sun Microsystems.

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   Services Providers. Our services provider alliance members provide on-line services that complement our Customer Interaction System to our customers and include syndicated data providers, Internet delivery providers, taxation providers and payment providers. Our customers pay us directly for our product and pay our services provider alliance members directly for their services. Some of our services provider alliance members also pay us fees when our customers select their products. Our services provider alliance members are Acxiom Corporation, Akamai Technologies, Inc., Cybersource and Taxware International, Inc.

Technology

   Our Customer Interaction System incorporates technologies for data analysis, visualization, personalization and workflow. Our engineering staff has developed software that can respond rapidly without interruption to large numbers of concurrent customers. Our software incorporates technologies including a Java application server, full-text retrieval software, rules induction software, rules execution software, a workflow system, data transformation software, visualization libraries and a reporting system.

   Our software is built upon a three-tiered architecture designed to deliver consistent, high performance operation in an uncertain environment where demand imbalances and equipment failures are common. We use non-proprietary software standards, including XML, Microsoft's COM, CORBA, IBM's MQ Series and Java's EJB. Website requests are handled by a layer of web servers. These web servers return and cache static content but forward dynamic web requests to a layer of application servers. These application servers execute business logic that typically requires access to data stored in read-only catalog databases. To improve performance, our architecture automatically caches catalog and session data in memory to avoid slow database access. These catalog databases can also be replicated to further improve support for large numbers of customers without interruption. Customers can easily handle increased website volume by adding any combination of web, application or database servers. Read-write transaction databases record customer transactions as well as updates to end customer profiles.

   Our Customer Interaction System is developed in the Java programming language to take advantage of the graphical user interface and functional libraries available in Java, as well as the speed of development made possible by other Java features such as pointer-less references and automatic memory management.

             Blue Martini Customer Interaction System Architecture

A schematic diagram showing the relationship among two subsystems: "Operations and Analysis & Targeting Subsystems," and "Interaction Subsystem." The schematic shows the distributed architecture of our software.

Customers

   Our customers range from large, traditional companies that have adopted Internet strategies to rapidly growing Internet companies. As of March 31, 2000 we had licensed our software to 35 customers. We have targeted a number of large, vertical markets where we believe brand is paramount such as retail, manufacturing, financial services, telecommunications, media and travel. In 1999, Levi Strauss & Co. accounted for 19% of our total revenues, Deluxe Corporation accounted for 19% of our total revenues and Harley-Davidson, Inc. accounted for 10% of our total revenues. For the quarter ended March 31, 2000, EighteenGlobal plc represented 12% of our total revenues and ibeauty.com, Inc. represented 10% of our total revenues.

   The following are case studies of representative customers each of whom has accounted for at least $500,000 of our revenues.

   Harley-Davidson, Inc. With more than 600 authorized dealers throughout the United States, Harley-Davidson considers its dealership network to be critical to its success. To further support this dealer channel, Harley-Davidson wanted to leverage its existing content-based website and enhance the customer experience through a web storefront without creating competition among its sales channels. The new Genuine Harley-Davidson RoadStore website was conceived to provide accessories to customers, with fulfillment by local dealers. According to Harley-Davidson, our product helps The RoadStore recommend complementary products and drive dealer traffic while protecting the interests of the company's dealer channel.

   Gymboree Corporation. The Gymboree Corporation is a retailer of products and services for children from birth to age seven. With more than 600 stores around the world, the company uses our product to provide a personalized on-line shopping experience to complement its in-store service. Gymboree introduces over thirty new lines of clothing per year, and chose our product to help support the company's on-line merchandising and brand-building activities. Gymboree selected our software to replace an existing platform because of the Customer Interaction System's broad functionality and rapid deployment capability. CFT Consulting is serving as systems integrator at Gymboree for the deployment of the CIS.

Sales and Marketing

   Our sales strategy is to pursue targeted accounts through a combination of our direct sales force and indirect selling efforts through systems integrators and independent software vendors. Our principal target accounts consist of large, traditional companies and rapidly growing Internet companies for whom a powerful brand experience, close customer contact and customer knowledge are critical. These accounts include companies in the retail, manufacturing, financial services, telecommunications, media and travel vertical markets.

   As of June 30, 2000 our direct sales organization consisted of 56 managers, account executives, product consultants and business development professionals, divided into five regional teams. Our sales force works closely with customers to identify client-specific requirements and to tailor appropriate and flexible solutions. We have sales representatives throughout the United States and Europe. We intend to increase the size of our direct sales force domestically and internationally.

   Our direct sales force is complemented by the efforts of our systems integrator alliance members. Systems integrators have substantial influence with prospective clients in terms of the selection of software and applications providers, and are a significant source of lead generation for us. We intend to augment the number of market segments and the geographies in which we operate by expanding our relationships with our systems integrators alliance members, adding additional systems integrator alliance members and opening other channels such as entering relationships with application service providers to reach mid-market companies.

   Our marketing efforts are conducted by a marketing organization, which as of June 30, 2000 consisted of 23 professionals. Such efforts include management of alliances, as well as corporate, industry and product marketing. We plan to significantly increase such efforts in the near term.

Research and Development

   Since inception, we have devoted significant resources to develop our product and technology. We believe that our future success will depend in large part on a strong development effort that enhances and extends the features of our software. Our product development organization is responsible for product architecture and technology, engineering, quality and production.

   As of June 30, 2000, we had 65 employees engaged in research and development and quality assurance. For the year ended December 31, 1999 our research and development expenses totaled $7.1 million. For the first quarter of 2000, research and development expenses totaled $4.4 million. We expect to continue to devote substantial resources to our research and development activities.

Competition

   The market for our product is intensely competitive, evolving and subject to rapid technological change. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any one of which could reduce our future revenues or earnings. The intensity of competition is expected to increase in the future. We compete with providers of stand-alone point solutions, component vendors and enterprise resource planning software, customer relationship management software and supply chain management software vendors as well as with internal IT departments.


   Many of our competitors have greater resources and broader customer relationships than we do. In addition, many of these competitors have extensive knowledge of our industry. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to offer a single solution and increase the ability of their products to address customer needs. Furthermore, our competitors may combine with each other and other companies may enter our markets by acquiring or entering into strategic relationships with our competitors.

   We believe that the principal competitive factors affecting our market include:

  .  product functionality and features;

  .  availability of global support;

  .  incumbency of vendors;

  .  coverage of direct sales force;

  .  ease and speed of product implementation;

  .  vendor and product reputation;

  .  ability of products to support large numbers of concurrent users; and

  .  price.

   Although we believe that we currently compete favorably with respect to most of these factors, our market is relatively new and is evolving rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with greater financial, sales, marketing, professional services, technical support, training and other resources.

Intellectual Property and Other Proprietary Rights

   Our success depends in part on the development and protection of the proprietary aspects of our technology as well as our ability to operate without infringing on the proprietary rights of others. To protect our proprietary technology, we rely primarily on a combination of trade secret, copyright, trademark and patent laws, as well as confidentiality procedures and contractual restrictions.

   We license technologies from several software providers that are incorporated in our product. We anticipate that we will continue to license technology from third parties in the future. In particular, we license application server technology from BEA Systems, Inc. and we license a rules engine from Blaze Software Inc. that automates the execution of business processes according to criteria set by our customers. The license agreement with BEA expires in July 2003 and the license agreement with Blaze expires in March 2004. We may not be able to renew our licenses for these technologies on commercially reasonable terms, if at all. The loss of these technologies or other technologies that we license could prevent sales of our product and increase our costs until equivalent technology, if available, is developed or licensed and successfully integrated into our product.

   We license the modules of our Customer Interaction System and require our customers to enter into license agreements that impose restrictions on their ability to reproduce, distribute and utilize the modules. In addition, we seek to avoid disclosure of our trade secrets through a number of means, including but not limited to, generally restricting access to our source code and object code and requiring those entities and persons with access to our proprietary information to agree to confidentiality terms which restrict their use and disclosure. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We cannot assure you that any of our proprietary rights with respect to our Customer Interaction System will be viable, or of value, in the future since the validity, enforceability and type of protection of proprietary rights in Internet-related industries are uncertain and still evolving.

   We have no issued patents. We presently have two United States patent applications pending. It is possible that either or both of the patents that we have applied for will not be issued, and even if issued, that either or both may be successfully defended. It is also possible that we may not develop proprietary products or technologies that are patentable, that any patent issued to us may not provide us with any competitive advantages or that the patents of others will harm our ability to do business.

   Despite our efforts to protect our proprietary rights and technology, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software exists, software piracy may be or become a problem. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such resulting litigation could result in substantial costs and diversion of resources which could have a material adverse effect on our business, operating results and financial condition.

   There has been a substantial amount of litigation in the software and Internet industries regarding intellectual property rights. It is possible that in the future, third parties may claim that we or our current or future products infringe their intellectual property. Any claims, with or without merit, could be time-consuming to resolve, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all, which could harm our business.

Employees

   As of June 30, 2000, we had 324 full-time employees, of whom 317 were based in North America and 7 were based in Europe. Of these employees, 79 were in sales and marketing, 65 were in product development, 146 were in professional services, technical support and training and 26 were in finance, human resources, information systems and administrative functions. Our employees are not represented by any collective bargaining agreements and we have never experienced a work stoppage. We believe our employee relations are good.

Facilities

   Our headquarters and principal facility is located in approximately 26,000 square feet of office space in San Mateo, California under a lease that expires in August 2004. We conduct training in approximately 11,000 square feet of leased space in Redwood City, California under a lease that expires in March 2003 with an option to extend for one year and we lease sales offices in Atlanta, Georgia; Milford, Massachusetts; and Newport Beach, California. We are seeking additional space in Northern California to meet our expansion plans.

                                   MANAGEMENT

Directors And Executive Officers

   The following table sets forth information about our directors and executive officers as of June 30, 2000:

             Name            Age                       Position
             ----            ---                       --------
   Monte Zweben............   36 Chairman, President and Chief Executive Officer

   John E. Calonico, Jr. ..   44 Vice President, Chief Financial Officer and Secretary

   Robert E. Cell..........   31 Vice President of Corporate Development

   William H. Evans........   41 Vice President of Marketing

   Scott D. Hanham.........   49 Vice President of Product Development and Services

   Jeffrey G. Johnson......   42 Vice President of Sales

   James C. Gaither(1).....   62 Director

   A. Michael Spence(2)....   56 Director

   Andrew W. Verhalen(1)...   44 Director

   Edward H. Vick(2).......   56 Director

   William F. Zuendt(2)....   53 Director

--------
(1) Member of Compensation Committee

(2) Member of Audit Committee

   Monte Zweben has served as our Chairman, President and Chief Executive Officer since June 1998. From November 1997 to June 1998, Mr. Zweben was an Entrepreneur in Residence at Matrix Partners and Institutional Venture Partners, two venture capital firms. From October 1996 to November 1997, Mr. Zweben was Vice President and General Manager at PeopleSoft, Inc., a provider of enterprise applications. From 1992 to December 1996, Mr. Zweben was Chairman, President and Chief Executive Officer of Red Pepper Software Company. From September 1986 to December 1992, Mr. Zweben was the Deputy Branch Chief of the NASA Ames Research Center's Artificial Intelligence Branch. Mr. Zweben serves on the Board of Directors of Advent Software, Inc.

   John E. Calonico, Jr. has served as our Vice President, Chief Financial Officer and Secretary since March 2000. From February 1999 to February 2000, Mr. Calonico served as Vice President and Chief Financial Officer of GlobalCenter, Inc., a division of Global Crossing Ltd., a provider of complex web hosting and Internet access services. From November 1997 to January 1999, Mr. Calonico served as Vice President of Finance for BEA Systems, Inc, a provider of middleware for enterprise software applications. From April 1990 to November 1997, Mr. Calonico held various management positions including Vice President of Finance at Autodesk, Inc., a supplier of digital content creation, management and distribution tools.

   Robert E. Cell has served as our Vice President of Corporate Development since March 2000. From November 1997 to March 2000, Mr. Cell served in various management positions at Kellogg Company, including Vice President, Corporate Development and Vice President, General Manager of Lender's, a division of Kellogg. From March 1996 to November 1997, Mr. Cell served in various management positions at Deloitte & Touche LLP, an accounting firm, including Managing Director of Deloitte & Touche's Great Lakes Corporate Finance practice. From June 1993 to March 1996, Mr. Cell held various management positions at Coopers & Lybrand LLP, an accounting firm.

   William H. Evans has served as our Vice President of Marketing since June 1998. From October 1997 to June 1998, Mr. Evans served as an independent consultant in the software industry. From April 1995 to October 1997, Mr. Evans held various positions at Objectivity, Inc., a developer of database management software, including both Vice President of Marketing and Vice President and General Manager of the Aziza Business Unit.

   Scott D. Hanham has served as our Vice President of Product Development and Services since August 1998. From January 1995 to July 1998, Dr. Hanham was Director, Quality and Process Management at Sun Microsystems, Inc.

   Jeffrey G. Johnson has served as our Vice President of Sales since September 1998. From January 1998 to September 1998, Mr. Johnson was on sabbatical. From October 1997 to December 1997, Mr. Johnson was Vice President of National Accounts for the manufacturing business unit of PeopleSoft, Inc. From June 1996 to October 1997, Mr. Johnson was the Director of Sales for Red Pepper Software Company. From November 1993 to June 1996, Mr. Johnson was Director of Sales for SAP America's Western Region.

   James C. Gaither has served as a Director since August 1998. Since 1971, Mr. Gaither has been a partner at the law firm of Cooley Godward LLP. Mr. Gaither is a Director of Amylin Pharmaceuticals, Inc., Basic American, Inc., nVidia Corporation, Siebel Systems, Inc. and Levi Strauss & Co.

   A. Michael Spence, Ph.D. has served as a Director since August 1998. Dr. Spence currently serves as Professor of Management in the Graduate School of Business at Stanford University. From 1990 until 1999, Dr. Spence served as Phillip H. Knight Professor and Dean of the Graduate School of Business at Stanford University. Dr. Spence also serves as a Director of eGain Communications Corp., General Mills, Inc., Nike, Inc. and Siebel Systems, Inc.

   Andrew W. Verhalen has served as a Director since January 1999. Mr. Verhalen has been a general partner of entities associated with Matrix Partners since April 1992. From 1986 to 1991, Mr. Verhalen served as a divisional Vice President and General Manager at 3Com Corporation. Mr. Verhalen currently serves on the Board of Directors of Alteon WebSystems, Inc., Copper Mountain Networks, Inc., Phone.com, Inc., Turnstone Systems, Inc. and WatchGuard Technologies, Inc.

   Edward H. Vick has served as a Director since February 2000. Since November 1997, Mr. Vick has served as Chief Creative Officer at Young & Rubicam Inc., an advertising company, and since December 1999, Mr. Vick has also served as Chairman of the Board of Young & Rubicam Inc. From January 1992 to December 1999, Mr. Vick held various management positions at Young & Rubicam Inc.

   William F. Zuendt has served as a Director since August 1998. Mr. Zuendt retired as President and Chief Operating Officer of Wells Fargo & Company, a bank holding company, and its principal subsidiary, Wells Fargo Bank in 1997 after serving in that position since 1994. Mr. Zuendt is a Director of 3Com Corporation, Advent Software, Inc. and Be, Incorporated.

Board Composition

   We have authorized six directors. Upon the closing of this offering and as provided by the terms of our fourth amended and restated certificate of incorporation, our board of directors will be divided into three classes and each class will have a term of three years. As a result, a portion of our board of directors will be elected each year. The division of the three classes, their election dates and the directors in each class are as follows:

     Class of Director            Date of Election             Directors in Class
     -----------------            ----------------             ------------------
          I            2001 annual meeting of stockholders     A. Michael Spence
                                                               Andrew W. Verhalen

          II           2002 annual meeting of stockholders     Edward H. Vick
                                                               William F. Zuendt

          III          2003 annual meeting of stockholders     James C. Gaither
                                                               Monte Zweben

   At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes of control or management of Blue Martini.

Board Committees

   Audit Committee. Our audit committee currently consists of Dr. Spence and Messrs. Vick and Zuendt. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants.

   Compensation Committee. Our compensation committee currently consists of Messrs. Gaither and Verhalen. The compensation committee administers our stock option plans, reviews and approves the compensation and benefits of all our officers and establishes and reviews general policies relating to employee compensation and benefits.

Director Compensation

   Directors currently receive no cash compensation from us for their services as members of the board or for attendance at committee meetings. Members of the board are reimbursed for their reasonable expenses in attending board and board committee meetings.

   In October 1998, Dr. Spence and Messrs. Gaither and Zuendt each purchased 381,844 shares of our common stock at a purchase price of $0.01 per share, including 206,832 shares that were subject to a right of repurchase as of June 30, 2000. In February 2000, Mr. Vick was granted an option to purchase 200,000 shares of our common stock with an exercise price of $1.50 per share that will vest 25% after 1 year of service and 1/48th per month thereafter over three years.

   According to our 2000 non-employee directors' stock option plan, each current non-employee director will be granted an option to purchase up to 25,000 shares of our common stock on the effective date of this offering and each new non-employee director will receive the same option on a director's election or appointment to the board, if later. Non-employee directors will be granted an option to purchase up to 7,500 shares of our common stock on the day after each annual meeting of stockholders after the effective date of this offering. Also, non-employee directors who serve as committee members will be granted an option to purchase up to 5,000 shares of our common stock on the day after each of our annual meeting of stockholders. The exercise price of each option will be the fair market value of a share of our common stock on the date of grant of the option.

Compensation Committee Interlocks and Insider Participation

   None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Messrs. Gaither and Verhalen serve as members of the compensation committee.

Executive Compensation

   The following table shows information concerning compensation earned in 1999 for our Chairman, President and Chief Executive Officer and our three other most highly compensated executive officers, whose compensation, as defined by the Securities and Exchange Commission, exceeded $100,000 in 1999. The information in the table includes salaries, bonuses, stock options granted and other miscellaneous compensation. The compensation table excludes other compensation in the form of perquisites and other personal benefits that constituted less than 10% of the total annual salary and bonus of each of the named executive officers in 1999.

                           Summary Compensation Table

                                                       Long-Term
                                                      Compensation
                                       Annual         ------------
                                    Compensation       Securities
                                  ----------------     Underlying     Other
   Name and Principal Position     Salary   Bonus       Options    Compensation
   ---------------------------    -------- -------    ------------ ------------
Monte Zweben..................... $153,077 $75,000          --         --
 Chairman, President and
 Chief Executive Officer

Williams H. Evans................  171,346  10,000          --         --
 Vice President of Marketing

Scott D. Hanham..................  155,769  42,500      400,000        --
 Vice President of Product
  Development and Services

Jeffrey G. Johnson...............  135,000  73,928(1)       --         --
 Vice President of Sales

--------
(1) Includes sales commissions of $39,628.

Option Grants in Last Fiscal Year

   The following table shows each grant of stock options during 1999 to the individuals listed on the previous table.

   The exercise price of each option was equal to the fair market value of our common stock as valued by the board of directors on the date of grant. The exercise price may be paid in cash or by promissory notes.

   The potential realizable value is calculated based on the ten-year term of the option and the market value at the time of grant. Based on the rules promulgated by the Securities and Exchange Commission, we have assumed a stock price appreciation of 5% and 10% from the date of this offering. These assumptions do not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by:

  . multiplying the number of shares of common stock subject to a given option by the assumed initial public offering price of $12.00 per share;

  . assuming that the total stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table from the date of this offering until the expiration of the options; and

  .  subtracting from that result the total option exercise price.

   The shares listed in the following table under "Number of Securities Underlying Options Granted" have a ten-year term, subject to earlier termination if the optionee's service with us ceases.

   Percentages shown under "Percent of Total Options Granted to Employees in 1999" are based on a total of approximately 6,310,000 options granted to our employees under our stock option plans during 1999.

                                                                                  Potential Realizable Value
                                                                                   at Annual Rates of Price
                                           Percent of                                  Appreciation for
                            Number of     Total Options     Individual Grants            Option Term
                            Securities     Granted to   ------------------------- --------------------------
                            Underlying    Employees in  Exercise Price Expiration
Name                     Options Granted      1999        per Share       Date         5%           10%
----                     ---------------- ------------- -------------- ---------- ------------ -------------
Monte Zweben(1).........          --            --             --             --            --            --
William H. Evans........          --            --             --             --            --            --
Scott D. Hanham.........     400,000          6.33%         $0.25       11/16/09  $  7,455,665 $  11,544,920
Jeffrey G. Johnson......          --            --             --             --            --            --

--------
(1) In April 2000, Mr. Zweben received an option to purchase 600,000 shares of our common stock at an exercise price of $6.00 per share, which the board of directors determined to be the fair market value of our common stock. This option will vest monthly over three years beginning June 5, 2002.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

   The following table presents the number of shares acquired and the value realized upon exercise of stock options during 1999 and the number of shares of our common stock subject to "exercisable" and "unexercisable" stock options held as of December 31, 1999 by our Chairman, President and Chief Executive Officer and each of the other executive officers on the summary compensation table. Amounts shown under the column "Value Realized" are based on the assumed initial public offering price of $12.00 per share, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares.

                                                            Securities              Value of
                                                            Underlying             Unexercised
                         Number of Shares                   Unexercised           In-The-Money
                          Acquired Upon                     Options at             Options at
                             Exercise     Value Realized December 31, 1999      December 31, 1999
                         ---------------- -------------- --------------------   --------------------
Name                                                     Vested     Unvested    Vested     Unvested
----                                                     --------   ---------   --------   ---------
Monte Zweben............           --               --          --          --         --          --
William H. Evans........           --               --          --          --         --          --
Scott D. Hanham.........    1,200,000(1)   $14,290,000          --          --         --          --
Jeffrey G. Johnson......           --               --          --          --         --          --

--------
(1) Includes 941,667 shares subject to a right of repurchase as of December 31, 1999.

Employee Benefit Plans

2000 Equity Incentive Plan

   We adopted our 2000 equity incentive plan in April 2000. The incentive plan is an amendment and restatement of our 1998 Equity Incentive Plan.

   Administration. The board administers the incentive plan unless it delegates administration to a committee. The board or this committee has the authority to construe, interpret and amend the incentive plan and determine:

  .  the grant recipients;

  .  the grant dates;

  .  the number of shares subject to the award;

  .  the exercisability and vesting of the award;

  .  the exercise price;

  .  the type of consideration; and

  .  the other terms of the award.

   Share Reserve. We have reserved a total of 30,000,000 shares of our common stock for issuance under the incentive plan. On January 1 of each year for 10 years, starting on January 1, 2001, the share reserve will automatically be increased by a number of shares equal to the greater of:

  .  5% of our outstanding shares on a fully-diluted basis; or

  . that number of shares subject to stock awards made under the incentive plan during the prior 12-month period.

   However, the automatic increase is subject to reduction by the board, and no more than 200,000,000 shares of the share reserve, as increased, may be used for incentive stock options. If the recipient of a stock award does not purchase the shares subject to the stock award before the stock award expires or terminates, the shares that are not purchased again become available for issuance under the incentive plan.

   Eligibility. The board may grant incentive stock options that qualify under
Section 422 of the Internal Revenue Code to our employees. The board also may grant nonstatutory stock options, stock bonuses and restricted stock purchase awards to our employees, directors and consultants.

  . A stock option is a contractual right to purchase a specified number of our shares at a specified price, called the exercise price, for a specified period of time.

  . An incentive stock option is a stock option that has met the requirements of Section 422 of the Internal Revenue Code. This type of option is free from regular tax at both the date of grant and the date of exercise. However, the difference between the fair market value on date of exercise and the exercise price is an item of alternative minimum tax unless there is a disqualifying disposition in the year of exercise. If two holding period tests are met--two years between grant date and sale date and one year between exercise date and sale date--all profit on the sale of our shares acquired by exercising the incentive stock option is long-term capital gain income. However, if either of the holding periods is not met, there has been a disqualifying disposition, and a portion of any profit will be taxed at ordinary income rates.

  . A nonstatutory stock option is a stock option not meeting the Internal Revenue Code criteria for qualifying incentive stock options and, therefore, triggering a tax upon exercise. This type of option requires payment of state and federal income tax and, if applicable, other taxes on the difference between the exercise price and the fair market value on the exercise date.

  . A restricted stock purchase award is our offer to sell our shares at a price either at or near the fair market value of the shares. A stock bonus is a grant of our shares at no cost to the recipient in consideration for past services performed.

   The board may not grant an incentive stock option to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or the total combined voting power of an affiliate of ours, unless the exercise price is at least 110% of the fair market value of the stock on the grant date and the option term is five years or less.

   Limits on Option Grants. There are limits on the number of shares that the board may grant under an option.

  . Section 162(m) of the Internal Revenue Code denies a deduction to publicly held corporations for compensation paid to the chief executive officer and the four highest compensated officers in a taxable year to the extent that the compensation for each officer exceeds $1,000,000. When we become subject to Section 162(m), to prevent options granted under the incentive plan from being included in compensation, the board may not grant options under the incentive plan to an employee covering an aggregate of more than 10,000,000 shares in any calendar year.

  . In addition, an employee may not receive incentive stock options that exceed the $100,000 per year limitation provide in Section 422(d) of the Internal Revenue Code. In calculating the $100,000 per year limitation, we determine the aggregate number of shares under all incentive stock options granted to that employee that will become exercisable for the first time during a calendar year. For this purpose, we include incentive stock options granted under the incentive plan as well as under any other stock plans that we maintain. We then determine the aggregate fair market value of the stock as of the grant date of the option. Taking the options into account in the order in which they were granted, we treat only the options covering the first $100,000 worth of stock as incentive stock options. We treat any options covering stock in excess of $100,000 as nonstatutory stock options.

   Option Terms. The board may grant incentive stock options with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date. It may grant nonstatutory stock options at a discount. If the value of our shares declines after the date of grant, the board may offer option holders the opportunity to replace their outstanding higher-priced options with new lower-priced options. To the extent required by Section 162(m) of the Internal Revenue Code, the repriced option is considered to be canceled and a new option granted, but both options will be counted against the Section 162(m) limit discussed above.

   The maximum option term is 10 years. The board may provide for exercise periods of any length in individual option grants. However, generally an option terminates three months after the option holder's service to us terminates. If this termination is due to the option holder's disability, the exercise period generally is extended to 12 months. If this termination is due to the option holder's death or if the option holder dies within three months after the option holder's service terminates, the exercise period generally is extended to 18 months following the option holder's death.

   The board may provide for the transferability of nonstatutory stock options but not incentive stock options. However, the option holder may designate a beneficiary to exercise either type of option following the option holder's death. If the option holder does not designate a beneficiary, the option holder's option rights will pass by will or by the laws of descent and distribution.

   Terms of Other Stock Awards. The board determines the purchase price of other stock awards. However, the board may award stock bonuses in consideration of past services without a purchase payment. Shares that we sell or award under the incentive plan may, but need not be, restricted and subject to a repurchase option in our favor based on with a vesting schedule that the board determines. The board, however, may accelerate the vesting of the restricted stock.

   Other Provisions. Transactions not involving our receipt of consideration, including a merger, consolidation, reorganization, stock dividend and stock split, may change the class and number of shares subject to the incentive plan and to outstanding awards. In that event, the board will appropriately adjust the incentive plan for the class and the maximum number of shares subject to the incentive plan, to the cap on the number of shares available for incentive stock options, and to the Section 162(m) limit. It also will adjust outstanding awards for the class, number of shares and price per share subject to the awards.

   If a change in control happens, the surviving entity may either assume or replace outstanding awards under the incentive plan. If this does not occur, then generally the vesting and exercisability of the awards will accelerate, and unexercised awards will terminate immediately before the event. A change in control includes the following:

  . a dissolution, liquidation or sale of all or substantially all of our assets;

  .  a merger or consolidation in which we are not the surviving corporation;

  . a reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property; and

  . after this initial public offering, generally the acquisition by any person, entity or group of the beneficial ownership of our securities representing at least 50% of the combined voting power permitted to vote in the election of directors.

   If there is a change in control, other than a merger or consolidation for the purpose of a change in domicile, then for options held by persons then performing services as an employee, director, or consultant to us, the vesting of the option will be accelerated by 50%.

   Stock Awards Granted. As of June 30, 2000, we had:

  . 15,421,400 shares upon the exercise of options under the incentive plan issued and outstanding;

  . options to purchase 6,124,775 shares at a weighted average exercise price of $3.81 per share outstanding; and

  .  8,439,825 shares available for future grant.

   As of June 30, 2000, the board had not granted any stock bonuses or restricted stock under the incentive plan.

   Plan Termination. The incentive plan will terminate in 2010 unless the board terminates it sooner.

2000 Non-Employee Directors' Stock Option Plan

   We adopted our 2000 non-employee directors' stock option plan in April 2000. The directors' plan provides for the automatic grant to our non-employee directors of options to purchase shares of our common stock.

   Share Reserve. We have reserved a total of 300,000 shares of our common stock for issuance under the directors' plan. On January 1 of each year for 10 years, starting on January 1, 2001, the share reserve will automatically be increased by a number of shares equal to the greater of:

  .  0.25% of our outstanding shares on a fully-diluted basis; or

  . that number of shares subject to options granted under the directors' plan during the prior 12-month period.

   However, the automatic increase is subject to reduction by the board. If an option holder does not purchase the shares subject to their option before the option expires or terminates, the shares that are not purchased again become available for issuance under the directors' plan.

   Administration. The board administers the directors' plan. The board has the authority to construe, interpret and amend the directors' plan but the directors' plan specifies the essential terms of the options, including:

  .  the option recipients;

  .  the grant dates;

  .  the number of shares subject to the option;

  .  the exercisability and vesting of the option;

  .  the exercise price; and

  .  the type of consideration.

   Eligibility. We automatically will issue options to our non-employee directors under the directors' plan as follows:

  . Each person who is a non-employee director on the effective date of this offering or who is first elected or appointed after the date of the prospectus as a non-employee director will automatically receive an initial option for 25,000 shares. The initial option is exercisable immediately but one third of the shares will vest one year after the date of grant and 1/36th of the shares will vest each month thereafter for 2 years;

  . In addition, on the day after each of our annual meetings of the stockholders, starting with the annual meeting in 2001, each non-employee director will automatically receive an annual option for 7,500 shares. The annual option is exercisable immediately but will vest monthly over the next year. If the non-employee director is appointed to the board after the annual meeting, the annual option will be adjusted based on the time actually served by the director;

  . Finally, on the day after each of our annual meetings of the stockholders, starting with the annual meeting in 2001, each non-employee director who is serving on a board committee will automatically receive a committee option for 5,000 shares. The committee option is exercisable immediately but will vest monthly over the next year. If the non-employee director is appointed to the committee after the annual meeting, the committee option will be pro rated.

   As long as the option holder continues to serve with us, whether in the capacity of a director, an employee or a consultant, the option will continue to vest and be exercisable during its term. When the option holder's service terminates, we will have the right to repurchase any unvested shares at the original exercise price, without interest.

   Option Terms. Options have an exercise price equal to 100% of the fair market value of our common stock on the grant date. The option term is 10 years but it terminates three months after the option holder's service terminates. If this termination is due to the option holder's disability, the post-termination exercise period is extended to 12 months. If this termination is due to the option holder's death or if the option holder dies within three months after their service terminates, the post-termination exercise period is extended to 18 months following death.

   The option holder may transfer the option by gift to immediate family or for estate-planning purposes. The option holder also may designate a beneficiary to exercise the option following the option holder's death. Alternatively, the option exercise rights will pass by the option holder's will or by the laws of descent and distribution.

   Other Provisions. Transactions not involving our receipt of consideration, including a merger, consolidation, reorganization, stock dividend and stock split, may change the class and number of shares subject to the directors' plan and to outstanding options. In that event, the board will appropriately adjust the directors' plan for the class and the maximum number of shares subject to the directors' plan and to the automatic option grants. It also will adjust outstanding options for the class, number of shares and price per share subject to the options.

   If a change in control happens, the surviving entity may either assume or replace outstanding options under the directors' plan. If this does not occur, then generally the vesting of the options will accelerate, and unexercised options will terminate immediately before the event. A change in control includes the following:

  . A dissolution, liquidation or sale of all or substantially all of our assets;

  .  A merger or consolidation in which we are not the surviving corporation;

  . A reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property;

  . Generally the acquisition by any person, entity or group of the beneficial ownership of our securities representing at least 50% of the combined voting power permitted to vote in the election of directors; and

  . If there is a change in control, other than a merger or consolidation for the purpose of a change in domicile, then for options held by persons then performing services as an employee or director of, or consultant to, us, the vesting of the option will be accelerated by 50%.

   Options Issued. The directors' plan will not be effective until the effective date of this offering. We have not issued any options under the directors' plan.

   Plan Termination. The directors' plan has no set termination date.

2000 Employee Stock Purchase Plan

   We adopted our 2000 employee stock purchase plan in April 2000.

   Administration. The board administers the purchase plan unless it delegates administration to a committee. The board or this committee has the authority to construe, interpret and amend the purchase plan and determine the terms of rights granted under the purchase plan.

   Share Reserve. We reserved 4,000,000 shares of our common stock for issuance to eligible employees with purchase rights under the purchase plan. On January 1 of each year for 10 years, starting on January 1, 2001, the share reserve will automatically be increased by a number of shares equal to the greater of:

  .  2.5% of our outstanding shares on a fully-diluted basis; or

  . that number of shares issued under the purchase plan during the prior 12-month period.

   However, the automatic increase is subject to reduction by the board, and no more than 80,000,000 shares of the share reserve, as increased, may be used under the purchase plan.

   Eligibility. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. The purchase plan provides a means by which eligible employees may purchase our common stock through payroll deductions. We implement the purchase plan by offerings of purchase rights to eligible employees. Generally, all of our full-time employees in the United States and in the United Kingdom who have been employed for at least 10 days may participate in offerings under the purchase plan. However, no employee may participate in the purchase plan if immediately after we grant the employee a purchase right, the employee has voting power over 5% or more of our outstanding capital stock.

   Offerings. Under the purchase plan, the board may specify offerings of up to 27 months. Unless the board determines differently, common stock is purchased for accounts of participating employees at a price per share equal to the lower of:

  . 85% of the fair market value of a share on the first day of the offering; or

  .  85% of the fair market value of a share on the purchase date.

   The first offering will begin on the effective date of this offering, and we expect to offer shares registered on a Form S-8 registration statement. The fair market value of the shares on the first date of this offering will be the price per share at which our shares are first sold to the public as specified in the final prospectus for this offering. Otherwise, fair market value generally means the closing sales price, rounded up where necessary to the nearest whole cent, for these shares, or the closing bid, if no sales were reported, as quoted on the Nasdaq National Market on the last trading day before the relevant determination date, as reported in The Wall Street Journal.

   The board may provide that employees who become eligible to participate after the offering period begins nevertheless may enroll in the offering. These employees will purchase our stock at the lower of:

  . 85% of the fair market value of a share on the day they began participating in the purchase plan; or

  .  85% of the fair market value of a share on the purchase date.

   Participating employees may authorize payroll deductions of up to 15% of their total compensation for the purchase of stock under the purchase plan. Employees may end their participation in the offering before a purchase period ends. Their participation ends automatically on termination of their employment.

   Other Provisions. The board may grant eligible employees purchase rights under the purchase plan only if the purchase rights together with any other purchase rights granted under other employee stock purchase plans established by us or by our affiliates, if any, do not permit the employee's rights to purchase our stock to accrue at a rate which exceeds $25,000 of fair market value of our stock for each calendar year in which the purchase rights are outstanding.

   Upon a change in control, the board may provide that the successor corporation either will assume or replace outstanding purchase rights. Alternatively, the board may shorten the ongoing offering period and provide that our stock will be purchased for the participants immediately before the change in control.

   Shares Issued. The purchase plan will not be effective until the effective date of this initial public offering of our stock. Therefore, as of the date of this prospectus, no shares of common stock have been purchased under the purchase plan.

   Plan Termination. The purchase plan has no set termination date.

401(k) Plan

   Effective February 1, 2000, we adopted a 401(k) plan to provide eligible employees with a tax preferential savings and investment program. Employees become eligible to participate in the 401(k) plan on the first day they perform an hour of service for us, at which point we classify them as participants. They may elect to reduce their current compensation by up to the lesser of 20% of eligible compensation or the statutorily prescribed annual limit, $10,500 in 2000, and have this reduction contributed to the 401(k) plan. At the direction of each participant, the trustee of the 401(k) plan invests the assets of the 401(k) plan in selected investment options. Contributions by participants or by us to the 401(k) plan, and income earned on plan contributions, are generally not taxable to the participants until withdrawn. We have not made any contributions to the 401(k) plan to date.

Limitation of Liability and Indemnification

   Our certificate of incorporation and bylaws contain provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, including:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  .  for any acts under section 174 of the Delaware General Corporation Law;
     or

  . for any transaction from which the director derives an improper personal benefit.

   These provisions do not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, including an injunction or rescission, in the event of a breach of the director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. In addition, we intend to enter into separate indemnification agreements with our directors and executive officers that provide each of them indemnification protection in the event the amended and restated certificate of incorporation and amended and restated bylaws are subsequently amended. We believe that these provisions and agreements will assist us in attracting and retaining qualified individuals to serve as directors and officers.

Indemnification Agreements

   Our certificate of incorporation includes a provision that eliminates the personal liability of a director for monetary damages resulting from breach of his fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  . for any transaction from which the director derived an improper personal benefit.

   Our bylaws provide that:

  . we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

  . we may indemnify our employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

  . we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding;

  . we may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding; and

  .  the rights conferred in the bylaws are not exclusive.

   In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered into indemnity agreements with each of our current directors and executive officers. These agreements provide for the indemnification of our officers and directors for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We also intend to obtain directors' and officers' insurance to cover our directors, officers and some of our employees for liabilities, including liabilities under securities laws. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers.

   The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                              CERTAIN TRANSACTIONS

   Blue Martini was established as a limited liability company in June 1998. In January 1999, the limited liability company was merged into Blue Martini Software, Inc., a Delaware corporation. As a result of the merger, each class B unit of the limited liability company was converted into one share of common stock of the corporation and each class A unit of the limited liability company was converted into one share of series A preferred stock of the corporation. The table below reflects the units issued by the limited liability company as if issued by the corporation.

   The following executive officers, directors, former directors or holders of more than five percent of our voting securities purchased securities for a purchase price in excess of $60,000 in the amounts and as of the dates set forth below.

                                                 Shares of Preferred Stock
                                              --------------------------------
                                 Common        Series
                                  Stock         A(1)      Series B   Series C
                               -----------    --------- ------------ ---------
Directors and Executive
 Officers
Monte Zweben(2)...............  22,000,000(1) 3,571,432    2,105,264   666,668
John E. Calonico, Jr. ........      66,666          --           --        --
Robert E. Cell(3).............     110,000          --           --        --
Thomas M. Siebel(4)...........      79,552(1)   714,284          --        --
William F. Zuendt.............     381,844(1)       --       842,104       --
Entities Affiliated with
 Directors
Entities affiliated with
 Matrix Partners V, L.P.(5)...         --           --     6,315,788   973,332
Other 5% Stockholders
Entities affiliated with U.S.
 Venture Partners.............         --           --           --  5,666,664
Price Per Share............... $0.01-$1.50        $0.28        $0.48     $1.50
Date(s) of Purchase...........     Various    June 1998 January 1999 July 1999

--------
(1) Represents shares issued upon the merger of Blue Martini LLC into Blue Martini Software, Inc.

(2) Includes 2,892,000 shares of common stock held by the Zweben Family Limited Partnership and 3,571,432 shares of series A preferred stock, 2,105,264 shares of series B preferred stock and 666,668 shares of series C preferred stock held by the Zweben Family Revocable Trust.

(3) Represents 110,000 shares subject to a right of repurchase at the purchase price for such shares.

(4) Former director.

(5) Andrew W. Verhalen, one of our directors, is a general partner of entities associated with Matrix Partners.

   Blue Martini has granted registration rights following this offering to these and other preferred stockholders with respect to their shares of common stock.

   In October 1998, Dr. A. Michael Spence, James C. Gaither and William F. Zuendt, three of our directors, each purchased 381,884 shares of our common stock at a purchase price of $0.01, including 206,832 shares that were subject to a right of repurchase as of June 30, 2000.

   Cooley Godward LLP performs legal services for us. James C. Gaither, one of our directors, is a partner of Cooley Godward LLP.

   In 1999, license and service revenues from Levi Strauss & Co. accounted for 19% of our total revenues. James C. Gaither, one of our directors, is a director of Levi Strauss & Co.

   In the first quarter of 2000, we have incurred expenses of $722,000 to Young & Rubicam, Inc. for advertising services. Edward H. Vick, one of our directors, is chairman and chief creative officer of Young & Rubicam.

   In February 2000, we granted to Edward H. Vick, one of our directors, an option to purchase 200,000 shares of our common stock at an exercise price of $1.50.

   We have entered into an agreement with John E. Calonico, Jr., our Vice President, Chief Financial Officer and Secretary. Under this agreement we have agreed to pay Mr. Calonico a lump sum equal to six months of his base salary if we terminate his employment without cause.

   We intend to enter into indemnification agreements with our directors and officers for the indemnification of and advancement of expenses to these persons to the full extent permitted by law. We also intend to execute these agreements with our future directors and officers.

                             PRINCIPAL STOCKHOLDERS

   The following table presents information as to the beneficial ownership of our common stock as of June 30, 2000 and as adjusted to reflect the sale of our common stock in this offering by:

  . each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

  .  each of our directors;

  .  each of the executive officers in our summary compensation table; and

  .  all of our directors and executive officers as a group.

   Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable prior to August 31, 2000 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address for each listed stockholder is c/o Blue Martini Software, Inc., 2600 Campus Drive, San Mateo, CA 94403.

   The percentage of common stock outstanding as of June 30, 2000 is based on 60,199,038 shares of common stock outstanding on that date, assuming that all outstanding preferred stock has been converted into common stock.

                                                  Percent Beneficially Owned
                              Number of Shares  ------------------------------
Name of Beneficial Owner     Beneficially Owned Before Offering After Offering
------------------------     ------------------ --------------- --------------
Directors and Executive
 Officers
Monte Zweben(1).............     27,235,364          45.2%           40.2
William H. Evans(2).........      1,527,372           2.5%            2.3
Scott D. Hanham(3)..........      1,200,000           2.0%            1.8
Jeffrey G. Johnson(4).......      1,527,372           2.5%            2.3
James C. Gaither(5).........        381,844             *               *
A. Michael Spence(5)........        381,844             *               *
Andrew W. Verhalen(6).......      7,289,120          12.1%           10.8
Edward H. Vick..............             --             *
William F. Zuendt(5)........      1,223,948           2.0%            1.8
All Directors and Executive
 Officers as a Group
 (11 Persons)(7)............     41,329,364          68.2%           60.7

Other Stockholders
Entities Affiliated with
 Matrix Partners(6).........      7,289,120          12.1%           10.8
Entities Affiliated with
 U.S. Venture Partners(8)...      5,666,664           9.4%            8.4

--------
 *  Represents beneficial ownership of less than 1%.

(1) Includes 2,892,000 shares held by the Zweben Family Limited Partnership and 6,343,364 shares held by the Zweben Family Revocable Trust.

(2) Includes 763,686 shares subject to a right of repurchase at the purchase price for such shares.

(3) Includes 775,000 shares subject to a right of repurchase at the purchase price for such shares. Includes 304,999 shares held by the Scott and Ann Hanham Family Trust and 120,000 shares held by the Hanham Family Legacy Trust.

(4) Includes 763,686 shares subject to a right of repurchase at the purchase price for such shares.

(5) Includes 206,832 shares subject to a right of repurchase at the purchase price for such shares.

(6) Represents 6,560,208 shares held by Matrix Partners V, L.P. and 728,912 shares held by Matrix V Entrepreneurs Fund, L.P. Mr. Verhalen is a general partner of entities associated with Matrix Partners and disclaims beneficial ownership of the shares held by entities affiliated with Matrix Partners except to the extent of his pecuniary interest in entities affiliated with Matrix Partners.

(7) Includes 3,032,868 shares subject to a right of repurchase, 385,834 shares issuable at a weighted average per share exercise price of $1.50 pursuant to options that are exercisable within 60 days and 7,289,120 shares held by affiliates of our directors.

(8) Represents 5,184,996 shares held by U.S. Venture Partners VI, L.P., 238,000 shares held by USVP VI Affiliates Fund, L.P., 153,000 shares held by USVP VI Entrepreneur Partners, L.P. and 90,668 shares held by 2180 Associates Fund VI, L.P. Presidio Management Group VI, LLC is the general partner of all of these entities and Irwin Federman, Marc A. Friend, Jason E. Green, Steven M. Krausz, Lucio L. Lanza, Stuart G. Phillips, Jonathan D. Root and Philip M. Young are the managing members of Presidio Management Group VI, LLC.

                          DESCRIPTION OF CAPITAL STOCK

   Upon the closing of this offering, our authorized capital stock will consist of 500,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.

Common Stock

   As of June 30, 2000, there were 60,199,138 shares of common stock outstanding that were held of record by approximately 239 stockholders after giving effect to the conversion of our preferred stock into common stock at a four-to-one ratio. There will be 67,699,038 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options, after giving effect to the sale of the shares of common stock offered by this prospectus.

   Voting rights. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. In addition, our certificate of incorporation and bylaws require the approval of two-thirds, rather than a majority, of the shares entitled to vote for certain matters. For a description of these matters, see "Anti-Takeover Provisions."

   Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine. Upon liquidation, dissolution or winding up of Blue Martini, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

   Dividend rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our board of directors may determine.

   No preemptive or similar rights. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

   Right to receive liquidation distributions. Upon a liquidation, dissolution or winding-up of Blue Martini, the holders of our common stock are entitled to share ratably among themselves in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Each outstanding share of our common stock is, and all shares of our common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

   Upon the closing of this offering, each outstanding share of our preferred stock will be converted into four shares of our common stock. See Note 9 of notes to financial statements for a description of our preferred stock.

   Following the offering, we will be authorized, subject to limitations imposed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. The board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of such series then outstanding, without any further vote or action by the stockholders. The board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Blue Martini and may adversely affect the market price of the our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Warrants

   As of June 30, 2000, after giving effect to the conversion of all outstanding preferred stock into common stock, warrants to purchase a total of 2,445,000 shares of our common stock were outstanding at a weighted average exercise price of $4.94 per share. Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations and reclassifications and consolidations.

Registration Rights

   As a result of an investors' rights agreement dated January 13, 1999 as amended July 20, 1999, among us and some of our stockholders, the holders of 23,297,264 shares of our common stock will be entitled to rights with respect to the registration of these shares under the Securities Act, as described below.

   Demand Registration Rights. At any time after six months following this offering, the holders of at least 50% of the shares having registration rights can request that we register all or a portion of their shares, so long as such registration covers at least 40% of their shares and the total offering price of the shares to the public is at least $10 million. We will only be required to file two registration statements in response to these demand registration rights. We may postpone the filing of a registration statement for up to 120 days twice in a 12 month period if we determine that the filing would be seriously detrimental to us and our stockholders.

   Piggyback Registration Rights. If we register any securities for public sale, the stockholders with registration rights will have the right to include their shares in the registration statement. The managing underwriter of any underwritten offering will have the right to limit the number of shares registered by these holders to be included in the registration statement due to marketing reasons.

   Form S-3 Registration Rights. The holders of the shares having registration rights can request that we register their shares if we are eligible to file a registration statement on Form S-3 and if the total price of the shares offered to the public is at least $3 million. We will only be required to file two registration statements in response to these S-3 registration rights. We may postpone the filing of a registration statement for up to 90 days once in a 12 month period if we determine that the filing would be seriously detrimental to us and our stockholders.

   We will pay all expenses incurred in connection with the registrations described above, except for underwriters' and brokers' discounts and commissions, which will be paid by the selling stockholders.

   The registration rights described above will expire with respect to a particular stockholder if it can sell all of its shares in a three month period under Rule 144 of the Securities Act. In any event, the registration rights described above will expire three years after this offering is completed.

   Holders of these registration rights have waived the exercise of these registration rights for 180 days following the date of this prospectus.

Anti-Takeover Provisions

   The provisions of Delaware law, our certificate of incorporation and our bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Delaware Law

   We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets with any "interested stockholder," meaning a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of the stockholder, for three years following the date that the stockholder became an "interested stockholder" unless:

  . the transaction is approved by the board of directors prior to the date the interested stockholder attained that status;

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  . on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

   A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate or incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. The statute could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

Charter and Bylaw Provisions

   Our certificate of incorporation and bylaws provide that:

  . following the completion of this offering, no action shall be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws and that stockholders may not act by written consent;

  . following the completion of this offering, the approval of holders of two-thirds of the shares entitled to vote at an election of directors shall be required to adopt, amend or repeal our bylaws or amend or repeal the provisions of our certificate of incorporation regarding the election and removal of directors and ability of stockholders to take action;

  . stockholders may not call special meetings of the stockholders without advance notice and approval of the stockholders holding at least a majority of the outstanding shares of stock;

  .  stockholders may not fill vacancies on the board;

  . following the completion of this offering, our board of directors will be divided into three classes, each serving staggered three-year terms, which means that only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms, and directors may only be removed for cause by the holders of a majority of the shares entitled to vote at an election of directors; and

  . we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

   These provisions of our certificate of incorporation and bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Transfer Agent

   The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

Listing

   Our common stock has been approved for quotation on the Nasdaq National Market under the trading symbol "BLUE."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

   Upon the completion of this offering, we will have 67,699,038 shares of our common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by directors, officers or owners of ten percent or more of our stock, may only be sold in compliance with the limitations described below. The remaining 60,199,038 shares of our common stock will be deemed "restricted securities" as defined under Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below, the provisions of Rules 144, 144(k) and 701 and a right of repurchase in favor of Blue Martini applicable to some of our common stock, additional shares will be available for sale in the public market as follows:

  . no shares will be eligible for sale within 90 days from the date of this prospectus; up to 6,744,121 shares will be eligible for sale 90 days from the date of this prospectus in the event that the locked-up shares are released early, as described below;

  . an additional 8,992,161 shares will be eligible for sale 120 days from the date of this prospectus in the event that the locked-up shares are released early, as described below;

  . an additional 38,853,190 shares will be eligible for sale upon the expiration of the 180-day lock-up period; and

  . an additional 5,609,566 shares will be eligible for sale at various times after the 180-day lock-up period.

Lock-Up Agreements

   A total of 239 of our stockholders have entered into lock-up agreements in connection with this offering accounting for 60,199,038 shares of our common stock outstanding. These lock-up agreements provide that these persons will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Goldman, Sachs & Co. or as described below. Goldman, Sachs & Co. has advised us that it has no present intention to release any of the shares subject to the lock-up agreements prior to the expiration of the lock-up periods described below. These lock-up agreements do not restrict the transfer of shares of our common stock purchased under the directed share program in connection with this offering or in the open market following the date of this prospectus.

   If our stock price is greater than twice the initial public offering price per share for the time periods set forth below, then a percentage of the securities subject to lock-up agreements will be released from the transfer restrictions of the lock-up agreements at the time set forth below.

        Time Period                Amount Released             Time Released
----------------------------------------------------------------------------------
  20 of the 40 consecutive  15% of the securities         The 90th day after the
  trading days ending on    subject to lock-up            date of this prospectus.
  the last trading day      agreements as of the date of
  preceding the 90th day    this prospectus.
  after the date of this
  prospectus.
----------------------------------------------------------------------------------
  20 of the 40 consecutive  An additional 20% of the      The 120th day after the
  trading days ending on    securities subject to lock-   date of this prospectus.
  the last trading day      up agreements as of the date
  preceding the 120th day   of this prospectus.
  after the date of this
  prospectus.


   However, if the securities to be released above would be released during one of the Company's blackout periods, then if our stock price is greater than twice the initial public offering price per share for the time periods set forth below, a percentage of the securities subject to the lock-up agreements will be released from the transfer restrictions of the lock-up agreements at the time set forth below.


     Scheduled Release         Time Period        Amount Released       Actual Release
----------------------------------------------------------------------------------------
  The 90th day after the   20 of the 40         15% of the           The 20th day after
  date of this prospectus  consecutive trading  securities subject   the end of the
  is during a blackout     days ending on the   to lock-up           blackout period.
  period.                  20th day after the   agreements as of the
                           end of the blackout  date of this
                           period.              prospectus.
----------------------------------------------------------------------------------------
  The 120th day after the  20 of the 40         An additional 20% of The first day after
  date of this prospectus  consecutive trading  the securities       the end of the
  is during a blackout     days ending on the   subject to lock-up   blackout period.
  period.                  first day after the  agreements as of the
                           end of the blackout  date of this
                           period.              prospectus.


   Blue Martini's blackout period begins on the last four weeks of each calendar quarter and ends three trading days after it announces its quarterly results. During the blackout period, we do not allow our directors, officers and key employees to trade our stock.

Rule 144

   In general, under Rule 144 as currently in effect, a person, or group of persons whose shares are required to be aggregated, including an affiliate of Blue Martini, who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of one percent of the then-outstanding shares of our common stock, which will be approximately 674,423 shares immediately after this offering, or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of the sale is filed. In addition, a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell these shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, a person's holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate.

Rule 701

   In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors, other than affiliates, who purchases or receives shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell their shares beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144. Affiliates who purchase or receive shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement will be eligible to sell their shares beginning 90 days after the date of this prospectus under Rule 701 without compliance with the Rule 144 holding period requirements.

Registration Rights

   On the date 180 days after the date of this prospectus, the holders of 23,297,264 shares or their transferees, will be entitled to rights with respect to the registration of their shares under the Securities Act. Registration of their shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of this registration.

Stock Options

   We intend to file a registration statement under the Securities Act covering the 30,300,000 shares reserved for issuance under our stock option plans and 4,000,000 shares reserved for issuance under our employee stock purchase plan. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale at various times as permitted under the lock-up provisions discussed above.

                                  UNDERWRITING

   Blue Martini and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Dain Rauscher Incorporated, Thomas Weisel Partners LLC and U.S. Bancorp Piper Jaffray Inc. are the representatives of the underwriters:

          Underwriters                                          Number of Shares
          ------------                                          ----------------
   Goldman, Sachs & Co. .......................................
   Dain Rauscher Incorporated..................................
   Thomas Weisel Partners LLC..................................
   U.S. Bancorp Piper Jaffray Inc..............................
                                                                   ---------
     Total.....................................................    7,500,000
                                                                   =========

   If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,125,000 shares from Blue Martini to cover such sales. They may exercise that option for 30 days. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

   The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Blue Martini. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                         Paid by Blue Martini
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per share..........................................   $            $
   Total..............................................   $            $

   Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $        per share from the initial public offering price.
Any of these securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $ per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

   Blue Martini has agreed with the underwriters not to dispose of or hedge any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the 180 days after the date of this prospectus, except with the prior written consent of the representatives. This restriction does not apply to any existing employee benefits plans or securities issues in connection with acquisition transactions, provided that the recipients of such securities agree to be bound by the lock-up provisions applicable to other stockholders.

   Blue Martini's directors, officers and substantially all of its stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This restriction shall terminate as to 15% of the locked-up shares after 90 days and an additional 20% of the locked-up shares after 120 days after the date of this prospectus, subject to delays as a result of the timing of Blue Martini's earnings releases and compliance with insider trading policies, in the event that the reported last sale price of Blue Martini's common stock on the Nasdaq National Market is at least twice the initial public offering price for predetermined periods ending on these dates. See "Shares Eligible for Future Sale" for a discussion of transfer restrictions.

   At the request of Blue Martini, the underwriters have reserved for sale, at the initial public offering price, up to 400,000 shares of common stock for certain parties having an existing commercial relationship with Blue Martini. There can be no assurance that any of the reserved shares will be so purchased. The number of shares available for sale to the general public in the offering will be reduced by the number of reserved shares sold. Any reserved shares not so purchased will be offered to the general public on the same basis as the other shares offered hereby.

   Prior to this offering, there has been no public market for the common stock. The initial public offering price for the common stock will be negotiated among Blue Martini and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Blue Martini's historical performance, estimates of Blue Martini's business potential and earning prospects, an assessment of Blue Martini's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

   Blue Martini's common stock has been approved for quotation on the Nasdaq National Market under the symbol "BLUE."

   In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from Blue Martini in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

   The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

   Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of Blue Martini's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

   Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 173 filed public offerings of equity securities, of which 127 have been completed, and has acted as a syndicate member in an additional 99 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with Blue Martini or any of its officers, directors or other controlling persons, except with respect to its contractual relationship with Blue Martini contained in the underwriting agreement entered into in connection with this offering.

   A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

   The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

   Blue Martini estimates that its share of the total expenses at the offering, excluding underwriting discounts and commissions, will be approximately $1.9 million.

   Blue Martini has agreed to indemnify the several underwriters against liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

   Cooley Godward LLP, Palo Alto, California will pass upon the validity of the shares of common stock offered by this prospectus. As of the date of this prospectus, partners and associates of Cooley Godward LLP beneficially own an aggregate of 178,568 shares of common stock through an investment partnership and James C. Gaither, a director of Blue Martini and a partner of Cooley Godward, owns an aggregate of 381,844 shares of common stock. Shearman & Sterling, New York, New York will pass upon the validity of the shares of common stock offered by this prospectus for the underwriters.

                                    EXPERTS

   The balance sheets of Blue Martini Software, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity and cash flows for the period from June 5, 1998 (Inception) to December 31, 1998 and for the year ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedules, may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C., and copies of all or any part of it may be obtained from that office after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report................................................ F-2

Balance Sheets.............................................................. F-3

Statements of Operations.................................................... F-4

Statements of Stockholders' Equity.......................................... F-5

Statements of Cash Flows.................................................... F-6

Notes to Financial Statements............................................... F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Blue Martini Software, Inc.:

   We have audited the accompanying balance sheets of Blue Martini Software, Inc. (the Company) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for the period from June 5, 1998 (Inception) to December 31, 1998, and for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blue Martini Software, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from June 5, 1998 (Inception) to December 31, 1998, and for the year ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Mountain View, California
February 29, 2000, except as to
 Note 12, which is as of April
 24, 2000

                          BLUE MARTINI SOFTWARE, INC.

                                 Balance Sheets

                     (In thousands, except per share data)

                                                                        Pro Forma
                                                                      Stockholders'
                                          December 31,                   Equity
                                        -----------------  March 31,    March 31,
                                         1998      1999      2000         2000
                Assets                  -------  --------  ---------  -------------
                                                                 (Unaudited)
 Current assets:
  Cash and cash equivalents..........   $   261  $ 10,362  $ 11,886
  Short-term investments.............        --     2,562     1,746
  Accounts receivable, net of
   allowance for doubtful accounts of
   $-, $225 and $459 as of
   December 31, 1998 and 1999 and
   March 31, 2000, respectively......       130     3,649     6,527
  Prepaid expenses and other current
   assets............................        48       656     1,513
                                        -------  --------  --------
   Total current assets..............       439    17,229    21,672
 Property and equipment, net.........       136     2,761     5,152
 Other assets, including restricted
  cash of $182 at December 31, 1999
  and March 31, 2000.................       167       370       964
                                        -------  --------  --------
   Total assets......................   $   742  $ 20,360  $ 27,788
                                        =======  ========  ========
 Liabilities and Stockholders' Equity
 Current liabilities:
  Accounts payable...................   $   170  $  1,874  $  1,994
  Accrued employee compensation......        19     2,578     4,379
  Other current liabilities..........        51     1,074     4,717
  Deferred revenues..................       130     3,577     9,059
  Current portion of long-term
   obligations.......................        16       418       500
                                        -------  --------  --------
   Total current liabilities.........       386     9,521    20,649
 Long-term obligations, less current
  portion............................        39       544       602
                                        -------  --------  --------
   Total liabilities.................       425    10,065    21,251
                                        -------  --------  --------
 Commitments
 Stockholders' equity:
  Convertible preferred stock, $0.001
   par value; actual--7,200 shares
   authorized; 1,116 shares issued
   and outstanding as of December 31,
   1998 and 5,824 shares issued and
   outstanding as of December 31,
   1999 and March 31, 2000; aggregate
   liquidation preference of $18,712
   as of December 31, 1999 and March
   31, 2000; pro forma--5,000 shares
   authorized; no shares issued and
   outstanding.......................         1         6         6      $    --
  Common stock, $0.001 par value;
   actual--46,000 shares authorized;
   30,253, 31,411 and 35,361 shares
   issued and outstanding as of
   December 31, 1998 and 1999 and
   March 31, 2000, respectively; pro
   forma--500,000 shares authorized;
   58,657 shares issued and
   outstanding.......................        30        31        35           59
  Additional paid-in-capital.........     3,563    31,640    69,361       69,343
  Deferred stock compensation........    (1,695)   (8,926)  (38,842)     (38,842)
  Accumulated deficit................    (1,582)  (12,456)  (24,023)     (24,023)
                                        -------  --------  --------      -------
   Total stockholders' equity........       317    10,295     6,537      $ 6,537
                                        -------  --------  --------      =======
   Total liabilities and
    stockholders' equity.............   $   742  $ 20,360  $ 27,788
                                        =======  ========  ========

                See accompanying notes to financial statements.

                          BLUE MARTINI SOFTWARE, INC.

                            Statements of Operations

                     (In thousands, except per share data)

                                  June 5, 1998
                                  (Inception)                 Three Months
                                       to       Year Ended  Ended March 31,
                                  December 31, December 31, -----------------
                                      1998         1999      1999      2000
                                  ------------ ------------ -------  --------
                                                              (Unaudited)
Revenues:
 License.........................   $    --      $  7,205   $    25  $  6,070
 Service.........................        --         4,027       216     4,611
                                    -------      --------   -------  --------
    Total revenues...............        --        11,232       241    10,681
                                    -------      --------   -------  --------
Cost of revenues:
 License.........................        --           719         3       561
 Service.........................        --         5,480       117     6,237
                                    -------      --------   -------  --------
    Total cost of revenues.......        --         6,199       120     6,798
                                    -------      --------   -------  --------
    Gross profit.................        --         5,033       121     3,883
                                    -------      --------   -------  --------
Operating expenses:
 Sales and marketing.............       725         7,736       524     8,580
 Research and development........       562         7,076       994     4,402
 General and administrative......       310         1,348       247     2,528
                                    -------      --------   -------  --------
    Total operating expenses.....     1,597        16,160     1,765    15,510
                                    -------      --------   -------  --------
    Loss from operations.........    (1,597)      (11,127)   (1,644)  (11,627)
Interest and other, net..........        15           253        31        60
                                    -------      --------   -------  --------
    Net loss.....................   $(1,582)     $(10,874)  $(1,613) $(11,567)
                                    =======      ========   =======  ========
Basic and diluted net loss per
 common share....................   $ (0.07)     $  (0.47)  $ (0.07) $  (0.46)
                                    =======      ========   =======  ========
Shares used in computing basic
 and diluted net loss per common
 share...........................    22,000        22,964    22,000    25,108
                                    =======      ========   =======  ========

                See accompanying notes to financial statements.

                          BLUE MARTINI SOFTWARE, INC.

                      Statements of Stockholders' Equity

                  June 5, 1998 (Inception) to March 31, 2000

                                (In thousands)

                            Convertible
                          Preferred Stock    Common Stock   Additional   Deferred                   Total
                          -----------------  --------------  Paid-In      Stock     Accumulated Stockholders'
                          Shares    Amount   Shares  Amount  Capital   Compensation   Deficit      Equity
                          --------  -------  ------  ------ ---------- ------------ ----------- -------------
Issuance of common
 stock..................        --   $    -- 22,000   $ 22   $    48     $     --    $     --      $    70
Issuance of common stock
 for employee stock
 options................        --        --  8,253      8        43           --          --           51
Issuance of series A
 convertible preferred
 stock..................     1,116         1     --     --     1,249           --          --        1,250
Deferred compensation
 relating to stock
 option grants..........        --        --     --     --     2,223       (2,223)         --           --
Amortization of stock
 compensation...........        --        --     --     --        --          528          --          528
Net loss................        --        --     --     --        --           --      (1,582)      (1,582)
                          --------   ------- ------   ----   -------     --------    --------      -------
Balances, December 31,
 1998...................     1,116         1 30,253     30     3,563       (1,695)     (1,582)         317
Issuance of common
 stock..................        --        --     24     --         6           --          --            6
Issuance of common stock
 for employee stock
 options................        --        --  1,676      2       203           --          --          205
Repurchase of common
 stock..................        --        --   (542)    (1)       (6)          --          --           (7)
Issuance of series B
 convertible preferred
 stock..................     2,631         3     --     --     4,997           --          --        5,000
Issuance of series C
 convertible preferred
 stock..................     2,077         2     --     --    12,448           --          --       12,450
Deferred compensation
 relating to stock
 option grants..........        --        --     --     --    10,382      (10,382)         --           --
Amortization of stock
 compensation...........        --        --     --     --        --        3,151          --        3,151
Non-employee stock
 compensation...........        --        --     --     --        47           --          --           47
Net loss................        --        --     --     --        --           --     (10,874)     (10,874)
                          --------   ------- ------   ----   -------     --------    --------      -------
Balances, December 31,
 1999...................     5,824         6 31,411     31    31,640       (8,926)    (12,456)      10,295
Issuance of common stock
 (unaudited)............        --        --     66     --       100           --          --          100
Issuance of common stock
 for employee stock
 options (unaudited)....        --        --  3,884      4     1,768           --          --        1,772
Warrant issued
 (unaudited)............        --        --     --     --       176           --          --          176
Deferred compensation
 relating to stock
 option grants
 (unaudited)............        --        --     --     --    34,261      (34,261)         --           --
Amortization of stock
 compensation
 (unaudited)............        --        --     --     --        --        4,345          --        4,345
Non-employee stock
 compensation
 (unaudited)............        --        --     --     --     1,416           --          --        1,416
Net loss (unaudited)....        --        --     --     --        --           --     (11,567)     (11,567)
                          --------   ------- ------   ----   -------     --------    --------      -------
Balances, March 31, 2000
 (unaudited)............     5,824   $     6 35,361   $ 35   $69,361     $(38,842)   $(24,023)     $ 6,537
                          ========   ======= ======   ====   =======     ========    ========      =======

                See accompanying notes to financial statements.

                          BLUE MARTINI SOFTWARE, INC.

                            Statements of Cash Flows

                                 (In thousands)

                                   June 5, 1998
                                   (Inception)                 Three Months
                                        to       Year Ended  Ended March 31,
                                   December 31, December 31, -----------------
                                       1998         1999      1999      2000
                                   ------------ ------------ -------  --------
                                                               (Unaudited)
Cash flows from operating
 activities:
 Net loss.........................   $(1,582)     $(10,874)  $(1,613) $(11,567)
 Adjustments to reconcile net loss
  to net cash used in operating
  activities:
   Depreciation and amortization..         8           788        35       623
   Stock compensation.............       528         3,198       365     5,761
   Provision for doubtful
    accounts......................        --           225        --       234
   Changes in operating assets and
    liabilities:
    Accounts receivable...........      (130)       (3,744)     (802)   (3,112)
    Prepaid expenses and other
     current assets...............       (48)         (608)     (549)     (857)
    Accounts payable, accrued
     employee compensation and
     other current liabilities....       240         5,286       701     5,564
    Deferred revenues.............       130         3,447       745     5,482
                                     -------      --------   -------  --------
      Net cash provided by (used
       in) operating activities...      (854)       (2,282)   (1,118)    2,128
                                     -------      --------   -------  --------
Cash flows from investing
 activities:
 Purchases of property and
  equipment.......................       (82)       (3,108)     (300)   (2,704)
 Purchases of available-for-sale
  short-term investments..........        --        (2,562)       --        --
 Sales and maturities of
  available-for-sale short-term
  investments.....................        --            --        --       816
 Other assets.....................      (167)         (203)       --      (462)
                                     -------      --------   -------  --------
      Net cash used for investing
       activities.................      (249)       (5,873)     (300)   (2,350)
                                     -------      --------   -------  --------
Cash flows from financing
 activities:
 Net proceeds from issuance of
  convertible preferred stock.....     1,250        17,450     5,000        --
 Net proceeds from issuance of
  common stock....................       121           211         1     1,872
 Repurchases of common stock......        --            (7)       (3)       --
 Proceeds from bank borrowings....        --           750        --        --
 Repayment of debt and capital
  lease obligations...............        (7)         (148)      (29)     (126)
                                     -------      --------   -------  --------
      Net cash provided by
       financing activities.......     1,364        18,256     4,969     1,746
                                     -------      --------   -------  --------
Net increase in cash and cash
 equivalents......................       261        10,101     3,551     1,524
Cash and cash equivalents at
 beginning of period..............        --           261       261    10,362
                                     -------      --------   -------  --------
Cash and cash equivalents at end
 of period........................   $   261      $ 10,362   $ 3,812  $ 11,886
                                     =======      ========   =======  ========
Supplemental disclosures of
 noncash investing and financing
 activities:
  Property and equipment acquired
   under capital lease
   obligations....................   $    62      $    305   $   302  $    266
                                     =======      ========   =======  ========
  Deferred stock compensation.....   $ 2,223      $ 10,382   $   278  $ 34,261
                                     =======      ========   =======  ========
  Warrant issued in connection
   with lease financing...........   $    --      $     --   $    --  $    176
                                     =======      ========   =======  ========

                See accompanying notes to financial statements.

                          BLUE MARTINI SOFTWARE, INC.

                         Notes to Financial Statements

                 December 31, 1998 and 1999 and March 31, 2000
(information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited)

1. The Company

   Blue Martini Software, Inc. (the "Company") develops, markets and supports integrated software applications that allow companies to extend their brands across their traditional and Internet-based sales and marketing and merchandising efforts. The Company's customers include manufacturers, retailers and other entities that do business on the Internet.

   Blue Martini LLC, a Delaware limited liability company, was founded on June 5, 1998. On January 12, 1999, Blue Martini LLC merged into Blue Martini Software, Inc., a Delaware corporation, with Blue Martini Software, Inc. being the surviving entity. See Note 9.

2. Summary of Significant Accounting Policies

 Unaudited Interim Financial Information

   The accompanying unaudited balance sheet as of March 31, 2000, the statements of operations and cash flows for the three months ended March 31, 1999 and 2000 and the statement of stockholders' equity for the three months ended March 31, 2000 are unaudited. The unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles. In the opinion of the Company's management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's results of operations and its cash flows for the three months ended March 31, 1999 and 2000. The results for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the year ending December 31, 2000.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

   The Company has adopted Statement of Position ("SOP") 97-2, Software Revenue Recognition, as amended by SOP 98-4 and SOP 98-9, since its inception.

   To date, the Company has derived its revenues from licenses of its software product and the sale of professional services, technical support and training services. The Company sells its product primarily through a direct sales force.

   The Company's standard license agreement provides for an initial fee to use the software product in perpetuity. License revenues are recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, the fee is considered fixed or determinable and

                          BLUE MARTINI SOFTWARE, INC.

collectibility is probable, assuming no significant future obligations or customer acceptance rights exists. If an acceptance period is contractually provided, license revenues are recognized upon the earlier of customer acceptance or the expiration of that period. In instances where delivery is electronic and all other criteria for revenue recognition has been achieved, the product is considered to have been delivered when the customer either takes possession of the software via a download or the access code to download the software from the Internet has been provided to the customer. The Company's software does not require significant production, customization or modification.

   Revenues recognized from multiple-element software arrangements are allocated to each element of the arrangement based on the relative fair values of the elements. The fair value of professional services, technical support and training have been determined based on the Company's specific objective evidence of fair value based on the price charged when the elements are sold separately. License revenues are recorded under the residual method described in SOP 98-9 for arrangements in which licenses are sold with these elements. However, the entire fee related to arrangements that require the Company to deliver specified additional upgrades is deferred until delivery of the specified upgrade has occurred, unless the Company has vendor-specific objective evidence of fair value for the upgrade. Fees related to contracts that require the Company to deliver unspecified additional products are deferred and recognized ratably over the contract term.

   Fees for technical support are deferred and recognized ratably over the term of the support period. Revenues from professional services and training are recognized when the services are performed.

   The Company considers all arrangements with payment terms extending beyond 12 months not to be fixed or determinable. If the contract fee is not fixed or determinable, revenues are recognized as payments become due from the customer. If collectibility is not considered probable, revenues are recognized when the fee is collected.

   Deferred revenues generally result from the following: deferred technical support, cash received for professional services not yet rendered and license revenues deferred relating to arrangements where the Company is required to deliver either unspecified additional products of specified upgrades for which the Company does not have vendor-specific objective evidence of fair value.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with remaining maturities of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents are recorded at cost, which approximates fair value.

 Short-term Investments

   Short-term investments, consisting principally of commercial paper and corporate term notes, are stated at fair value. Short-term investments maturing within one year that are not restricted are classified as current assets.

   The Company determines the appropriate classification of its short-term investments at the time of purchase and re-evaluates such classification as of each balance sheet date. The Company has classified all of its short-term investments as available-for-sale and carries such securities at fair

                          BLUE MARTINI SOFTWARE, INC.

value, with unrealized gains and losses calculated using the specific identification method, net of tax, reported as a component of accumulated other comprehensive income.

 Restricted Cash

   At December 31, 1999 and March 31, 2000, the Company had $182,000 invested in a certificate of deposit as security for a letter of credit issued to a lessor in connection with a facility lease agreement. This letter of credit expires in August 2004. Accordingly, this restricted cash amount has been classified as a non-current asset.

 Concentration of Credit Risk

   The Company places its cash, cash equivalents and short-term investments with financial institutions with high credit ratings. The Company's accounts receivable are derived from licenses and services provided to customers principally in North America. The Company performs ongoing evaluations of its customers' financial condition and generally requires no collateral from its customers on accounts receivable. Revenues and accounts receivable from significant customers are summarized in Note 11.

   The Company had no write-offs of accounts receivable and, based on its ongoing evaluation of collectibility, had allowances for doubtful accounts receivable of $225,000 and $459,000 at December 31, 1999 and March 31, 2000, respectively.

 Property and Equipment

   Property and equipment are recorded at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets. Depreciation of computer equipment is provided for on a straight-line method over estimated useful lives ranging from 18 to 36 months, while furniture and office equipment are depreciated using the straight-line method over estimated useful lives of 36 to 60 months. Leasehold improvements and assets recorded under capital leases are amortized over the estimated useful lives of the assets or the lease term, whichever is shorter, and range from 36 to 60 months.

 Impairment of Long-lived Assets

   The Company evaluates its long-lived assets to determine whether any impairment of these assets has occurred whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. In making such determination, the estimated future undiscounted cash flows associated with assets to be held and used would be compared to the asset's carrying amount to determine if a write-down to fair value is required. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the assets. No impairments of long-lived assets have been experienced to date.

 Income Taxes

   Effective January 1999, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and

                          BLUE MARTINI SOFTWARE, INC.

liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period the change is enacted. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts to be recovered.

   Prior to January 1999, the Company was taxed under the partnership provisions of the Internal Revenue Code. Under those provisions, the Company did not pay federal or state corporate income taxes on its taxable income. Instead, the Company's unit holders were individually responsible for federal and state income taxes.

 Software Development Costs

   Development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility has been established at which time such costs are capitalized, subject to recoverability. Technology feasibility is established on the release of a beta version of the software. To date, technological feasibility on software releases has coincided with the general availability of such software because no beta versions are developed. Accordingly, no software development costs have been capitalized.

 Stock Compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees and Statement of Financial Accounting Standard ("SFAS") Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation.

   Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. SFAS No. 123 defines a fair-value based method of accounting for an employee stock option or similar equity investment. The pro forma disclosures of the difference between compensation expense included in net loss and the related cost measured by the fair value method are presented in Note 9.

   The Company accounts for equity instruments issued to non-employees using the fair value method in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

   Equity instruments issued to non-employees that are fully vested and non-forfeitable are measured at fair value at the issuance date and expensed in the period over which the benefit is expected to be received. Equity instruments issued to non-employees which are either unvested or forfeitable, for which counter-party performance is required for the equity instrument to be earned, are measured initially at fair value and subsequently adjusted for changes in fair value until the earlier of: 1) the date at which a commitment for performance by the counter-party to earn the equity instrument is reached or 2) the date of which the counter-party's performance is complete.

 Comprehensive Income (Loss)

   Other comprehensive income refers to revenue, expenses, gains and losses that under generally accepted accounting principles are recorded as an element of stockholders' equity but are excluded

                          BLUE MARTINI SOFTWARE, INC.

from net income. Through March 31, 2000, the Company had incurred insignificant unrealized gains (losses) on its available for sale short-term investments. Accordingly, management has deemed such amounts as immaterial and has not separately disclosed such items in the accompanying statement of stockholders' equity.

 Net Loss Per Common Share

   Basic net loss per common share is computed using the weighted average number of outstanding shares of common stock during the period, excluding shares of restricted stock subject to repurchase. Dilutive net loss per common share is computed using the weighted average number of common shares outstanding during the period and, when dilutive, potential common shares from options and warrants to purchase common stock, and common stock subject to repurchase, using the treasury stock method, and from convertible preferred stock, using the "if-converted" method. Potential shares consist of convertible preferred stock, unvested restricted common stock, stock options and warrants.

   The following potential common shares have been excluded from the calculation of diluted net loss per share for all periods presented because the effect would have been anti-dilutive (in thousands):

                                        June 5, 1998              Three Months
                                        (Inception)                Ended March
                                             to       Year Ended       31,
                                        December 31, December 31, -------------
                                            1998         1999      1999   2000
                                        ------------ ------------ ------ ------
Shares issuable under stock options...        --         4,248       448  5,308
Shares of restricted stock subject to
 repurchase...........................     8,252         6,981     7,941  9,937
Shares issuable pursuant to warrants..        --            --        --     45
Shares of convertible preferred stock
 on an "as-if-converted" basis........     4,464        23,297    14,991 23,297

   The weighted average exercise price of stock options was $0.21 for the year ended December 31, 1999 and $0.08 and $1.25 for the three months ended March 31, 1999 and 2000. The weighted average purchase price of restricted stock was $0.01 for the period ended December 31, 1998; $0.04 for the year ended December 31, 1999; and $0.01 and $0.20 for the three months ended March 31, 1999 and 2000. The exercise price of warrants was $1.50 for the three months ended March 31, 2000.

   Pro forma basic and diluted net loss per common share is presented for the year ended December 31, 1999 and the three months ended March 31, 2000 to reflect per share data assuming the conversion of all outstanding shares of convertible preferred stock into common stock on a four-for-one basis, as if the conversion had taken place at the beginning of 1999, or at the date of issuance, if later. The following data is unaudited (in thousands, except per share data):

                                                     Year Ended   Three Months
                                                    December 31, Ended March 31,
                                                        1999          2000
                                                    ------------ ---------------
Net loss used in computing pro forma basic and
 diluted net loss per common share.................   $(10,874)     $(11,567)
                                                      ========      ========
Shares used in computing pro forma basic and
 diluted net loss per common share:................
  Shares used in net loss per common share
   calculation.....................................     22,964        25,108
  Weighted average shares of convertible preferred
   stock and warrant assuming conversion...........     18,384        23,344
                                                      --------      --------
                                                        41,348        48,452
                                                      ========      ========
Pro forma basic and diluted net loss per common
 share.............................................   $  (0.26)     $  (0.24)
                                                      ========      ========

                          BLUE MARTINI SOFTWARE, INC.

 Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivatives and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. In July 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB SFAS No. 133. SFAS No. 133, as amended by SFAS No. 137, will be effective for fiscal years beginning after June 15, 2000. Because the Company does not currently hold any derivative instrument and does not currently engage in hedging activities, the Company expects that the adoption of SFAS No. 133 will not have a material impact on its financial position or operating results.

   In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 101A, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The SEC has recently indicated that it intends to issue further guidance with respect to adoptions of specific views addressed by SAB No. 101. Until such time as this additional guidance is issued, the Company is unable to assess the impact, if any, it may have on its financial position or results of operations.

   In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No.
25. This Interpretation clarifies the application of Opinion 25 for certain issues including: (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. In general, this Interpretation is effective July 1, 2000. We do not expect the adoption of Interpretation No. 44 to have a material effect on our financial position or results of operations.

3. Short-term Investments

   All of the Company's investments consist of commercial paper and corporate term notes, and are due within one year. Investments totaling $7,068,000 and $7,964,000 as of December 31, 1999 and March 31, 2000 are included in cash and cash equivalents. Realized and unrealized gains and losses for available-for-sale securities were immaterial for all periods presented.

4. Accounts Receivable

   Accounts receivable consisted of the following (in thousands):

                                                          December 31
                                                         ------------- March 31,
                                                          1998   1999    2000
                                                         ------ ------ ---------
   Accounts receivable.................................. $  130 $3,013  $4,736
   Unbilled receivables.................................     --    861   2,250
                                                         ------ ------  ------
                                                            130  3,874   6,986
   Allowance for doubtful accounts......................     --    225     459
                                                         ------ ------  ------
                                                         $  130 $3,649  $6,527
                                                         ====== ======  ======

                          BLUE MARTINI SOFTWARE, INC.

5. Property and Equipment

   Property and equipment consisted of the following (in thousands):

                                                        December 31,
                                                        ------------- March 31,
                                                         1998   1999    2000
                                                        ------ ------ ---------
   Computer equipment.................................. $   99 $2,996  $5,518
   Furniture and office equipment......................     45    344     730
   Leasehold improvements..............................     --    217     279
                                                        ------ ------  ------
                                                           144  3,557   6,527
   Less accumulated depreciation and amortization......      8    796   1,375
                                                        ------ ------  ------
                                                        $  136 $2,761  $5,152
                                                        ====== ======  ======

   Equipment held under capital leases totaled $62,000, $367,000 and $633,000 as of December 31, 1998 and 1999 and March 31, 2000, respectively. Accumulated amortization for equipment under capital leases totaled $2,000, $107,000 and $137,000 as of December 31, 1998 and 1999, and March 31, 2000, respectively.

6. Other Current Liabilities

   Other current liabilities consisted of the following (in thousands):

                                                         December 31,
                                                         ------------- March 31,
                                                          1998   1999    2000
                                                         ------ ------ ---------
   Customer deposits.................................... $   -- $   --  $1,800
   Accrued marketing expenses...........................     --     --     850
   Accrued rent expense.................................     31     31     121
   Other accrued expenses...............................     20  1,043   1,946
                                                         ------ ------  ------
                                                         $   51 $1,074  $4,717
                                                         ====== ======  ======

   At March 31, 2000, accrued marketing expenses included $376,000 of accrued advertising expenses. The Company expenses advertising costs as incurred. Advertising costs expensed from June 5, 1998 (Inception) through December 31, 1998, the year ended December 31, 1999 and for the three months ended March 31, 1999 and 2000 were $8,000, $409,000 and $722,000, respectively. All advertising expense for the three months ended March 31, 2000 were for services provided by a company whose chairman and chief creative officer is also a member of the Company's board of directors.

7. Borrowings

   The Company had $700,000 and $625,000 outstanding under a loan agreement with a bank as of December 31, 1999 and March 31, 2000. The loan agreement provides for borrowings of up to $750,000 and is collateralized by certain assets of the Company, including property and equipment and accounts receivables. Under the terms of the loan agreement, certain transactions, including payment of dividends, are prohibited without the bank's consent. The loan bears interest at the bank's prime rate (8.50% as of December 31, 1999 and 8.75% as of March 31, 2000), plus 0.50% per annum. The Company is required to make monthly payments of $25,000, plus interest, through April 2002.

                          BLUE MARTINI SOFTWARE, INC.

   In January 2000, the Company signed an agreement with a leasing company for an equipment lease line of credit of $1,500,000. Amounts borrowed under this agreement bear interest at 8% and are collateralized by the leased assets. No borrowings are outstanding under this facility. In connection with this agreement, the Company issued a warrant to the leasing company for 11,250 shares of series C convertible preferred stock at an exercise price of $6.00 per share (see Note 9).

8. Commitments and Contingencies

   The Company leases certain facilities, including its corporate headquarters, under operating leases. Rent expense for the period from inception through December 31, 1998, the year ended December 31, 1999 and for the three months ended March 31, 1999 and 2000, was $72,000, $434,000, $61,000 and $411,000,
respectively.

   Future minimum lease payments as of December 31, 1999 were as follows (in thousands):

     Year Ending                                               Capital Operating
     December 31,                                              Leases   Leases
     ------------                                              ------- ---------
     2000.....................................................  $160    $1,036
     2001.....................................................   139     1,144
     2002.....................................................    24     1,177
     2003.....................................................    --     1,208
     2004.....................................................    --     1,238
     Thereafter...............................................    --       119
                                                                ----    ------
     Total....................................................   323    $5,922
                                                                        ======
     Less amount representing interest........................    61
                                                                ----
     Present value of capital lease obligations...............   262
     Less current portion.....................................   118
                                                                ----
     Long-term portion........................................  $144
                                                                ====

   On March 1, 2000 the Company entered into a facility lease agreement in order to conduct employee, partner and customer training classes. The initial term of the lease is three years with a renewal option for one additional twelve month period. Total rent expense related to this operating lease was $120,750, for the three month period ended March 31, 2000. Future minimum lease payments are $988,000, $1,317,000, $1,317,000 and $329,000 for the years ended
December 31, 2000, 2001, 2002 and 2003, respectively.

   The Company obtained a letter of credit from a financial institution totaling $182,000 in lieu of a security deposit for leased office space. No amounts have been drawn against the letter of credit. The letter is secured by a $182,000 certificate of deposit, which is included in non-current assets as of December 31, 1999 and March 31, 2000.

   The Company licenses technologies from third party software providers that are incorporated into our product. Under the terms of these license agreements, which expire at various dates through March 2004, the Company pays royalties at various rates and amounts, generally based on unit sales or revenues. Royalty expense was $761,000 for the year ended December 31, 1999 and $597,000 for the three months ended March 31, 2000. Such costs are included as a component of cost of revenues.

                          BLUE MARTINI SOFTWARE, INC.

9. Stockholders' Equity

   Blue Martini LLC, a Delaware limited liability company, was formed on June 5, 1998 with two classes of ownership: class A units and class B units. On January 12, 1999, Blue Martini LLC changed its legal form from a limited liability company to a corporation. This change was effected through a merger between Blue Martini Software, Inc. and Blue Martini LLC, with Blue Martini Software, Inc. being the surviving entity. In connection with this merger, the class A unit holders exchanged their units for an equal number of shares of series A convertible preferred stock and the class B unit holders exchanged their units for an equal number of shares of common stock of Blue Martini Software, Inc. As the various rights and preferences of the two classes of ownership were identical before and after the merger and the holders were identical and had the same ownership percentages before and after the merger, this transaction has accordingly been accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests and has been reflected in the accompanying financial statements as if it had occurred at the issuance of the original ownership units.

 Common Stock Split

   In February 2000, the Company's board of directors approved a two-for-one stock split of the Company's common stock. All common shares and per common share information presented in these financial statements has been adjusted to reflect this common stock split.

 Convertible Preferred Stock

   Convertible preferred stock outstanding as of December 31, 1999 is as follows (in thousands):

                                             Shares
                                     ---------------------- Liquidation Carrying
                                     Authorized Outstanding Preference   Value
                                     ---------- ----------- ----------- --------
     Series:
      A.............................   2,000       1,116      $ 1,250   $ 1,250
      B.............................   3,000       2,631        5,000     5,000
      C.............................   2,200       2,077       12,462    12,462
                                       -----       -----      -------   -------
                                       7,200       5,824      $18,712   $18,712
                                       =====       =====      =======   =======

   The rights, preferences and privileges of the holders of series A, B and C convertible preferred stock are as follows:

 Dividends

   The holders of Series A, B and C convertible preferred stock are entitled to receive dividends of $0.09, $0.15 and $0.48 per share, per annum, respectively (subject to appropriate adjustment, as defined). Such dividends, which are in preference to any common stock dividends, are payable whenever funds are legally available and when declared by the board of directors. The right of the holders of the convertible preferred stock to receive dividends is not cumulative. As of December 31, 1999 and March 31, 2000, no dividends have been declared.

 Liquidation

   In the event of any liquidation, dissolution or winding-up of the Company, a merger with a change in voting control and an asset sale, the holders of convertible preferred stock are entitled to receive a liquidation preference of $1.12, $1.90 and $6.00 for each outstanding share of series A, B

                          BLUE MARTINI SOFTWARE, INC.

and C convertible preferred stock, respectively, plus any declared and unpaid dividends. If the funds available for distribution are insufficient to cover the liquidation preference, then the entire assets and funds of the Company legally available for distribution are to be distributed ratably among the holders of convertible preferred stock.

 Voting Rights

   The holders of series A, B and C convertible preferred stock have voting rights equal to the number of shares of common stock into which the shares of series A, B and C convertible preferred stock are then convertible.

   Holders of series A, B and C convertible preferred stock are also entitled to vote together as a separate class to approve or reject certain transactions, including mergers and certain changes in equity.

 Conversion

   Each share of convertible preferred stock, at the option of the holder, is convertible into four shares of common stock, subject to adjustments in accordance with anti-dilution provisions. Conversion is automatic immediately upon the closing of a firm commitment underwritten public offering in which the gross proceeds raised exceed $25 million.

 Warrant

   In January 2000, the Company granted a fully exercisable warrant to purchase 11,250 shares of series C convertible preferred stock at an exercise price of $6.00 per share in connection with an equipment lease agreement (see Note 7). Such warrants were outstanding as of March 31, 2000 and expire 10 years after issuance. The fair value of the warrants was $176,000, calculated based upon the Black-Scholes option pricing model using $25.00 as the fair value of the underlying convertible preferred stock and the following weighted average assumptions: no dividends; contractual life of 10 years; risk-free interest rate of 6.6%; and expected volatility of 75%. This amount will be amortized ratably over the term of the equipment lease agreement.

 Stock Plans

  1998 Equity Incentive Plan

   The Company is authorized to issue up to 20,520,000 shares of common stock in connection with its 1998 Equity Incentive Plan (the Incentive Plan) to directors, employees and consultants. The Incentive Plan provides for the issuance of stock purchase rights, incentive stock options or nonstatutory stock options.

   The stock purchase rights are subject to a restricted stock purchase agreement whereby the Company has the right to repurchase the stock upon the voluntary or involuntary termination of the purchaser's employment from the Company at the original issuance price. The Company's repurchase right lapses at a rate determined by the board of directors, but at a minimum rate of 25% per year. Through March 31, 2000, the Company has issued 13,813,000 shares under restricted stock purchase agreements, of which 3,334,000 shares are no longer subject to repurchase rights, 542,000 shares have been repurchased and 9,937,000 shares are subject to repurchase at a weighted average price of $0.20 per share.

                          BLUE MARTINI SOFTWARE, INC.

   Under the Incentive Plan, the exercise price for incentive stock options is at least 100% of the stock's fair market value on the date of grant for employees owning 10% or less of the voting power of all classes of stock, and at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock. For nonstatutory stock options, the exercise price is also at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock and no less than 85% for employees owning 10% or less of the voting power of all classes of stock.

   The Incentive Plan is administered by the board of directors, which has the authority to designate participants, determine the number and type of options to be granted, the time at which options are exercisable, the method of payment and any other terms or conditions of the options. Options generally have a term of 10 years and become exercisable immediately, and vest at 25% upon completion of one year of service from the vesting commencement date and ratably over the next 36 months.

   Activity under the Incentive Plan is as follows (in thousands, except per share amounts):

                            June 5, 1998
                           (Inception) to       Year Ended     Three Months Ended
                         December 31, 1998  December 31, 1999    March 31, 2000
                         ------------------ ------------------ ------------------
                                   Weighted           Weighted           Weighted
                                   Average            Average            Average
                         Number of Exercise Number of Exercise Number of Exercise
                          Shares    Price    Shares    Price    Shares    Price
                         --------- -------- --------- -------- --------- --------
Outstanding, beginning
 of period/year.........      --    $   --       --    $  --     4,248    $0.21
Granted.................   8,253      0.01    6,316     0.19     4,984     1.50
Exercised...............  (8,253)    (0.01)  (1,676)    0.13    (3,884)    0.45
Canceled................      --        --     (392)    0.16       (40)    0.25
                          ------             ------             ------
Outstanding, end of
 period/year............      --        --    4,248     0.21     5,308     1.25
                          ======             ======             ======
Exercisable, end of
 period/year............      --        --       10     0.13        52     0.15
                          ======             ======             ======
Weighted average fair
 value of options
 granted with exercise
 prices equal to fair
 value at date of
 grant..................      --        --       --       --        --       --
Weighted average fair
 value of options
 granted with exercise
 price less than fair
 value at date of
 grant..................   8,253      0.27    6,316     1.68     4,984     7.11

                          BLUE MARTINI SOFTWARE, INC.

   The following table summarizes information about stock options as of March 31, 2000 (option amounts in thousands):

                                                                Options
                             Options Outstanding              Exercisable
                        ---------------------------------  -------------------
                                   Weighted
                                    Average
                                   Remaining    Weighted             Weighted
                        Number    Contractual   Average    Number    Average
             Exercise     of         Life       Exercise     of      Exercise
              Prices    Options     (Years)      Price     Options    Price
             --------   -------   -----------   --------   -------   --------
              $0.13        386       9.29        $0.13        44      $0.13
               0.25        650       9.50         0.25         8       0.25
               1.50      4,272       9.92         1.50        --         --
                         -----                               ---
                         5,308                    1.25        52       0.15
                         =====                               ===

 Stock Compensation

   During the period from inception through December 31, 1998, the year ended December 31, 1999, and during the three months ended March 31, 2000, the Company issued options to certain employees under the Incentive Plan with exercise prices below the amount subsequently determined to be the fair value of the common stock at the date of grant for financial reporting purposes. In accordance with the requirements of APB No. 25, the Company has recorded deferred stock compensation for the differences between the exercise price of the options and the deemed fair market value of the Company's stock at the date of grant. The Company recorded deferred stock compensation of $2,223,000 and $10,382,000 and $34,261,000 for the period from inception through December 31, 1998, the year ended December 31, 1999 and the three months ended March 31, 2000, respectively. The deferred stock compensation is being amortized to expense over the period during which the options vest, generally four years using a method consistent with Interpretation No. 28 ("FIN 28"). Under the FIN 28 method, each vested tranche of options is accounted for as a separate option grant awarded for past service. Accordingly, the compensation expense is recognized over the period during which the services have been provided.

   For the year ended December 31, 1999 and the three months ended March 31, 2000, the Company granted 90,000 and 172,000 immediately vested and exercisable common stock options, respectively, to non-employees and recorded related stock compensation of $47,000 and $1,416,000, respectively. The recorded amounts reflects the fair value of these stock options at their respective grant dates, calculated based upon the Black-Scholes option pricing model using the fair values of the underlying common stock on the grant dates and the following weighted-average assumptions: no dividends; contractual life of 10 years; risk free interest rate of 6.0%; and, expected volatility of 75%.

   The amortization of deferred stock compensation, combined with the expense associated with stock options granted to non-employees, relates to the following items in the accompanying statements of operations (in thousands):

                                                                       Three
                                          June 5, 1998                Months
                                          (Inception)                  Ended
                                               to       Year Ended   March 31,
                                          December 31, December 31, -----------
                                              1998         1999     1999  2000
                                          ------------ ------------ ---- ------
     Cost of revenues....................     $ --        $  436    $ 11 $1,103
     Sales and marketing.................      332         1,398     172  1,392
     Research and development............       91         1,088     106  2,167
     General and administrative..........      105           276      76  1,099
                                              ----        ------    ---- ------
                                              $528        $3,198    $365 $5,761
                                              ====        ======    ==== ======

                          BLUE MARTINI SOFTWARE, INC.

   The Company has adopted the disclosure only provisions of SFAS No. 123. Had compensation cost been determined based on the fair value at the grant date for the awards for the period from inception through December 31, 1998, the year ended December 31, 1999 and the three months ended March 31, 2000, the Company's net loss would have been as follows (in thousands, except per share amounts):

                                  June 5, 1998
                                  (Inception)                 Three Months
                                       to       Year Ended  Ended March 31,
                                  December 31, December 31, -----------------
                                      1998         1999      1999      2000
                                  ------------ ------------ -------  --------
Net loss:
  As reported....................   $(1,582)     $(10,874)  $(1,613) $(11,567)
  Pro forma......................   $(1,584)     $(10,918)  $(1,615) $(11,679)
Basic and diluted net loss per
 common share:
  As reported....................   $ (0.07)     $  (0.47)  $ (0.07) $  (0.46)
  Pro forma......................   $ (0.07)     $  (0.48)  $ (0.07) $  (0.47)

   The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model, using the following assumptions: no dividends, expected five year lives, and zero expected volatility for the years ended December 31 1998 and 1999 and for the three months ended March 31, 2000; and risk-free interest rate of 4.9%, 5.7% and 6.6% for the period from June 5, 1998 through December 31, 1998, the year ended December 31, 1999 and the three months ended March 31, 2000, respectively.

   Because the determination of the fair value of all options granted after the Company becomes a public entity will include an expected volatility factor in addition to the factors noted above, and because additional option grants are expected to be made and options vest over several years, the above pro forma disclosures are not representative of the pro forma effects on reported net income or loss for future years.

10. Income Taxes

   The differences between the income tax expense (benefit) computed at the federal statutory rate and the Company's tax provision for all periods presented after January 12, 1999 is as follows (in thousands):

                                                 Period from
                                   Year Ended  Jaunary 12, 1999  Three Months
                                  December 31,        to            Ended
                                      1999      March 31, 1999  March 31, 2000
                                  ------------ ---------------- --------------
Federal tax at statutory rate....   $(3,697)        $(548)         $(3,933)
Net operating losses not
 benefitted......................     2,485           415            2,431
Deferred compensation............     1,071           124            1,477
Other............................       141             9               25
                                    -------         -----          -------
                                    $    --         $  --          $    --
                                    =======         =====          =======

                          BLUE MARTINI SOFTWARE, INC.

   The individual components of the Company's deferred tax assets as of January 12, 1999 and December 31, 1999 are as follows (in thousands):

                                                        January 12, December 31,
                                                           1999         1999
                                                        ----------- ------------
Deferred tax assets:
 Accruals and reserves.................................    $  7       $ 1,353
 Net operating loss carryforwards......................      --         1,693
 Credit carryforwards..................................      --           579
 Other.................................................      45            89
                                                           ----       -------
   Total deferred tax assets...........................      52         3,714
 Less valuation allowance..............................     (52)       (3,714)
                                                           ----       -------
    Net deferred tax assets............................    $ --       $    --
                                                           ====       =======


   Management has established a valuation allowance for the portion of deferred tax assets for which realization is uncertain. The net change in the total valuation allowance for the period ended December 31, 1999 was an increase of $3,662,000.

   The Company has net operating loss carryforwards for federal and California income tax purposes of approximately $4,287,000 and $2,172,000, respectively, available to reduce future income subject to income taxes. The Company can carryforward the net operating loss arising from the Subchapter C corporation period, which began January 12, 1999. For the period the Company operated as a limited liability company, the Company has elected to be treated as a partnership for tax purposes. Therefore net operating losses incurred as a flow-through entity prior to January 12, 1999 are not available to reduce future income subject to income taxes. The Company recorded no net deferred tax assets or liabilities at the date of the change in tax status as the gross deferred tax assets existing at that date were fully offset by a valuation allowance.

   As of December 31, 1999 the Company had research and other credit carryforwards for federal and California income tax purposes of approximately $374,000 and $205,000, respectively available to reduce future income taxes. These credits expire in 2019.

   The federal net operating loss carryforwards expire in 2019. The California net operating loss carryforwards expire in 2004.

   The Tax Reform Act of 1986 imposes restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an "ownership change" as defined by the Internal Revenue Code. The Company's ability to utilize its net operating loss and tax credit carryforwards is subject to restriction pursuant to these provisions.

11. Significant Customer Information and Segment Reporting

   SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the manner in which public companies report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The method for determining what information to report is based on the way management organizes the operating segments within the Company for making operating decisions and assessing financial performance.

                          BLUE MARTINI SOFTWARE, INC.

   The Company's chief operating decision-maker is considered to be the chief executive officer ("CEO"). The CEO reviews financial information presented for purposes of making operating decisions and assessing financial performance. The financial information is identical to the information presented in the accompanying statements of operations and the Company had no significant foreign operations through December 31, 1999. For the three months ended March 31, 2000, revenues from a customer in the United Kingdom were $1,299,000 and revenues from a customer in the Netherlands were $738,000. On this basis, the Company is organized and operates in a single segment: the design, development and marketing of software solutions.

   Disaggregated product information is as follows (in thousands):

                                                                  Three Months
                                                                 Ended March 31,
                                                    December 31, ---------------
                                                        1999      1999    2000
                                                    ------------ ------- -------
Revenues:
  License..........................................   $ 7,205    $    25 $ 6,070
  Service:
    Consulting.....................................     3,664        216   4,083
    Maintenance....................................       363         --     528
                                                      -------    ------- -------
                                                      $11,232    $   241 $10,681
                                                      =======    ======= =======


   Significant customer information is as follows:

                             Percent of Total Revenues
                             ----------------------------
                                          Three Months
                                              Ended             Percent of Net
                                            March 31,        Accounts Receivable
                              Year Ended  ---------------   ----------------------
                             December 31,                   December 31, March 31,
                                 1999      1999     2000        1999       2000
                             ------------ ------   ------   ------------ ---------
Customer:
  A.........................     19%         100%
  B.........................     19%
  C.........................     10%
  D.........................                           12%                   11%
  E.........................                                     30%
  F.........................                                     12%
  G.........................                                     10%
  H.........................                                                 16%
  I.........................                           10%

   One of the Company's directors sits on the board of directors of customer A above.

12. Subsequent Events

 Issuance of Warrant

   On April 17, 2000, the Company issued a warrant to purchase 600,000 shares of series C convertible preferred stock at $20.00 per share to a third party in connection with a marketing arrangement. The warrant is exercisable at the end of eight years. The fair value of the warrant will be capitalized and amortized to sales and marketing expense over the four year term of the underlying marketing agreement.

                          BLUE MARTINI SOFTWARE, INC.

 Stock Split and Amendment to Certificate of Incorporation

   On April 24, 2000, the Company's board of directors authorized a two-for-one common stock split in addition to the two-for-one common stock split described in Note 9. All common share and per share information presented in these financial statements have been retroactively adjusted to reflect this second stock split.

   On April 24, 2000, the Company's board of directors approved an increase to the number of common shares authorized to 500,000,000 and to establish an undesignated class of preferred stock with 5,000,000 authorized shares.

 Amended and Restated Equity Incentive Plan

   On April 24, 2000, the Company's board of directors approved the 2000 Equity Incentive Plan, an amendment and restatement of the 1998 Equity Incentive Plan, and increased the number of shares reserved by 9,480,000 shares of common stock. All options available for grant under the 1998 Plan will be transferred to the 2000 Plan on its effective date and will continue to have substantially the same terms. The share reserve will increase automatically to the greater of 5% of the outstanding shares or the number of shares issued under the plan during the prior 12 months.

 2000 Non-employee Directors' Stock Option Plan

   On April 24, 2000, the Company's board of directors approved the 2000 Non-employee Directors' Stock Option Plan under which 300,000 common shares have been reserved for issuance. The Plan provides for non-employee director option grants for 25,000 common shares upon the closing of the IPO or the date of first election if later, option grants of 7,500 common shares annually and annual option grants of 5,000 shares for committee members. The share reserve will increase automatically to the greater of 0.25% of the outstanding shares or the number of shares issued under the plan during the prior 12 months.

 2000 Employee Stock Purchase Plan

   On April 24, 2000, the Company's board of directors approved the 2000 Employee Stock Purchase Plan under which 4,000,000 shares have been reserved for issuance. The 2000 Employee Stock Purchase Plan contains successive six-month offering periods and the share price of stock purchased under the plan is 85% of the lower of the fair value of the common stock either at the beginning or the end of the period. The share reserve will increase automatically to the greater of 2.5% of outstanding shares or the number of shares issued under this plan during the prior 12 months.

 Initial Public Offering and Unaudited Pro Forma Balance Sheet Information

   On April 24, 2000, the Company's board of directors authorized the filing of a registration statement with the Securities and Exchange Commission that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering. If the offering is consummated under the terms presently anticipated, all the then outstanding shares of the Company's convertible preferred stock will automatically convert into shares of common stock on a four-for-one basis upon the closing of the proposed initial public offering. The unaudited pro forma stockholders' equity information presented in the historical balance sheet reflects the conversion of all of the convertible preferred stock as if it had occurred on March 31, 2000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Financial Data..................................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  31
Management...............................................................  47
Certain Transactions.....................................................  60
Principal Stockholders...................................................  62
Description of Capital Stock.............................................  64
Shares Eligible for Future Sale..........................................  68
Underwriting.............................................................  71
Legal Matters............................................................  74
Experts..................................................................  74
Where You Can Find More Information......................................  74
Index to Financial Statements............................................ F-1

                               ----------------

   Through and including             , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                7,500,000 Shares

                          Blue Martini Software, Inc.

                                  Common Stock

                               ----------------

                        [LOGO OF BLUE MARTINI SOFTWARE]

                               ----------------

                              Goldman, Sachs & Co.

                             Dain Rauscher Wessels

                           Thomas Weisel Partners LLC

                           U.S. Bancorp Piper Jaffray

                      Representatives of the Underwriters

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates, except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market application fee.

                                                                     Amount to
                                                                      be Paid
                                                                     ----------
   SEC Registration Fee............................................. $   29,600
   NASD Filing Fee..................................................     11,700
   Nasdaq National Market Listing Application Fee...................     95,000
   Blue Sky Qualification Fees and Expenses.........................      5,000
   Printing and Engraving Expenses..................................    300,000
   Legal Fees and Expenses..........................................    800,000
   Accounting Fees and Expenses.....................................    500,000
   Transfer Agent and Registrar Fees................................     25,000
   Miscellaneous....................................................    133,700
                                                                     ----------
     Total.......................................................... $1,900,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

   Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

   The Registrant's Restated Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors and officers for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Under Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

   The Registrant intends to enter into indemnity agreements with each of its directors and officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an officer of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

   At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

   The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

   Information presented in this section is on an as converted basis, and as if issued by the Registrant. Since the Registrant's inception in June 1998, the Company has issued and sold the following unregistered securities:

   (1) From June 1998 to January 12, 1999 the Company issued an aggregate of 30,252,500 shares of its common stock at a weighted average exercise price of $0.01 per share to employees, consultants and directors under its 1998 Equity Incentive Plan. These sales were made in reliance on Rule 701 and Section 4(2).

   (2) From July 1998 through November 1998, the Company issued 4,464,284 shares of its series A preferred stock at a purchase price of $0.28 per share to Monte Zweben, Thomas M. Siebel and GC&H Investments for an aggregate purchase price of $1,250,000. These sales were made in reliance on Rule 506 of Regulation D and Section 4(2).

   (3) In January 1999, the Company issued 30,252,500 shares of its common stock to Monte Zweben, James C. Gaither, Thomas M. Siebel, A. Michael Spence, William F. Zuendt, William H. Evans, Scott D. Hanham, Jeffrey G. Johnson and 17 employees, consultants and directors for an aggregate purchase price of $120,935 and 4,464,284 shares of its series A preferred stock to Monte Zweben, Thomas M. Siebel and GC&H Investments for an aggregate purchase price of $1,250,000. These issuances were made in reliance on Section 4(2).

   (4) In January 1999, the Company issued 10,526,316 shares of its series B preferred stock at a purchase price of $0.475 per share for an aggregate purchase price of $5,000,000 to Matrix Partners V, Matrix V Entrepreneurs Fund, the Zweben Family Revocable Trust, the Zuendt Family Trust, Marc Benioff, Daniel Doles and Peter Friedland. These sales were made in reliance on Rule 506 of Regulation D and Section 4(2).

   (5) In July 1999, the Company issued 8,306,664 shares of its series C preferred stock at a purchase price of $1.50 per shares for an aggregate purchase price of $12,459,996 to ACII Technology (ACT II) B.V., Matrix Partners V, Matrix V Entrepreneurs Fund, U.S. Venture Partners VI, USVP VI Affiliates Fund, USVP VI Entrepreneur Partners and the Zweben Family Revocable Trust. These sales were made in reliance on Rule 506 of Regulation D and Section 4(2).

   (6) In December 1999, the Company issued a warrant to purchase 45,000 shares of its series C preferred stock at an exercise price of $1.50 per share to Comdisco, Inc. The Company did not receive any proceeds from the issuance of the warrants. This sale was made in reliance on Rule 506 of Regulation D and
Section 4(2).

   (7) From January 13, 1999 through June 30, 2000, the Company granted options to purchase 13,860,875 shares of common stock at a weighted average exercise price of $2.03 per share to employees, consultants and directors under its 1998 Equity Incentive Plan and issued an aggregate of 7,168,900 shares of its common stock at a weighted average exercise price of $0.56 per share to employees, consultants and directors as a result of exercises of options granted under the 1998 Equity Incentive Plan. These sales were made in reliance on Rule 701 and
Section 4(2).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

  (a) Exhibits

 Exhibit
 Number  Description of Document
 ------- -----------------------
  1.1**  Form of Underwriting Agreement.

  3.1**  Third Amended and Restated Certificate of Incorporation of the
          Registrant.

  3.2** Form of Fourth Amended and Restated Certificate of Incorporation of the Registrant to be filed immediately following the closing of the offering made hereby.

  3.3**  Bylaws of the Registrant.

  3.4** Bylaws of the Registrant to be filed on the closing of the offering made hereby.

  4.1**  Specimen Stock Certificate.

  4.2**  Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4 hereof.

  5.1**  Opinion of Cooley Godward LLP.

 10.1**  2000 Equity Incentive Plan.

 10.2**  2000 Employee Stock Purchase Plan.

 10.3**  2000 Non-Employee Directors' Stock Option Plan.

 10.4**  Commercial Office Lease Agreement by and between Peninsula Office Park
          Associates, L.P. and Blue Martini, LLC, as Amended.

 10.5**  Agreement and Plan of Merger by and between the Registrant and Blue
          Martini LLC dated January 12, 1999.

 10.6** Form of Class A Units Agreement by and between the Registrant and certain investors of the Registrant.

 10.7**  Form of Restricted Class B Units Agreement by and between the
          Registrant and certain investors of the Registrant.

 10.8**  Series B Preferred Stock Purchase Agreement by and between the
          Registrant and certain investors of the Registrant dated January 13, 1999.

 10.9**  Series C Preferred Stock Purchase Agreement by and between the
          Registrant and certain investors of the Registrant dated July 20, 1999.

 10.10** Investor Rights Agreement by and between the Registrant and certain investors of the Registrant dated July 20, 1999.

 10.11** Form of Indemnity Agreement by and between the Registrant and each of its directors and executive officers.

 10.12+ License and Marketing Agreement by and between the Registrant and Neuron Data, Inc., now Blaze Software, Inc., dated March 31, 1999, as amended June 30, 2000.


 Exhibit
  Number  Description of Document
 -------  -----------------------
 10.13+** ISV Software and License Agreement between the Registrant and BEA
           Systems, Inc. dated January 29, 1999.

 10.14**  Agreement by and between the Registrant and John E. Calonico, Jr.

 10.15**  Blue Martini Software Training Facility Agreement between the
           Registrant and Diversified Computer Consultants of California, Inc.
           dated March 1, 2000.

 10.16**  Master Lease Agreement between the Registrant and Comdisco, Inc.
           dated December 6, 1999.

 23.1     Consent of KPMG LLP, and Report on Schedule.

 23.2**   Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

 24.1**   Power of Attorney. See Signature Page.

 27.1**   Financial Data Schedule.

--------
+ Confidential treatment requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

** Previously Filed

   (b) Financial Statement Schedules

Schedule II--Valuation and Qualifying Accounts

                                                 Additions
                                                  charged             Balance
                                      Balance at to costs              at end
                                      beginning     and    Deductions    of
             Description              of period  expenses  write-offs  period
             -----------              ---------- --------- ---------- --------
Period from June 5, 1998 (inception)
 through December 31, 1998
  Allowance for doubtful accounts....    $ --    $     --     $ --    $     --
  Allowance for sales returns........      --          --       --          --
Year ended December 31, 1999
  Allowance for doubtful accounts....    $ --    $225,000     $ --    $225,000
  Allowance for sales returns........      --     147,000       --     147,000

   Other financial statement schedules are omitted as the information called for is not required or is shown either in the financial statements of the notes thereto.

ITEM 17. UNDERTAKINGS

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Mateo, County of San Mateo, State of California, on July 20, 2000.

                                               /s/ John E. Calonico, Jr.
                                          By: _________________________________
                                                  John E. Calonico, Jr.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                           Title                 Date
              ---------                           -----                 ----

         /s/ Monte Zweben             Chairman and President,       July 20, 2000
 ____________________________________  Chief Executive Officer
             Monte Zweben              (Principal Executive
                                       Officer)

     /s/ John E. Calonico, Jr.        Vice President, Chief         July 20, 2000
 ____________________________________  Financial Officer and
        John E. Calonico, Jr.          Secretary (Principal
                                       Financial and Accounting
                                       Officer)

                  *                   Director                      July 20, 2000
 ____________________________________
           James C. Gaither

                  *                   Director                      July 20, 2000
 ____________________________________
          A. Michael Spence

                  *                   Director                      July 20, 2000
 ____________________________________
          Andrew W. Verhalen

                  *                   Director                      July 20, 2000
 ____________________________________
            Edward H. Vick

                  *                   Director                      July 20, 2000
 ____________________________________
          William F. Zuendt

       /s/ John E. Calonico, Jr.
*By: _____________________________________
          John E. Calonico, Jr.
             Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
 Number   Description of Document
 -------  -----------------------
  1.1**   Form of Underwriting Agreement.

  3.1**   Third Amended and Restated Certificate of Incorporation of the
           Registrant.

  3.2**   Form of Fourth Amended and Restated Certificate of Incorporation of
           the Registrant to be filed immediately following the closing of the offering made hereby.

  3.3**   Bylaws of the Registrant.

  3.4**   Bylaws of the Registrant to be filed on the closing of the offering made hereby.

  4.1**   Specimen Stock Certificate.

  4.2**   Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4 hereof.

  5.1**   Opinion of Cooley Godward LLP.

 10.1**   2000 Equity Incentive Plan.

 10.2**   2000 Employee Stock Purchase Plan.

 10.3**   2000 Non-Employee Directors' Stock Option Plan.

 10.4**   Commercial Office Lease Agreement by and between Peninsula Office
           Park Associates, L.P. and Blue Martini, LLC, as Amended.

 10.5**   Agreement and Plan of Merger by and between the Registrant and Blue
           Martini LLC dated January 12, 1999.

 10.6**   Form of Class A Units Agreement by and between the Registrant and certain investors of the Registrant.

 10.7**   Form of Restricted Class B Units Agreement by and between the
           Registrant and certain investors of the Registrant.

 10.8**   Series B Preferred Stock Purchase Agreement by and between the
           Registrant and certain investors of the Registrant dated January 13,
           1999.

 10.9**   Series C Preferred Stock Purchase Agreement by and between the
           Registrant and certain investors of the Registrant dated July 20,
           1999.

 10.10** Investor Rights Agreement by and between the Registrant and certain investors of the Registrant dated July 20, 1999.

 10.11** Form of Indemnity Agreement by and between the Registrant and each of its directors and executive officers.

 10.12+   License and Marketing Agreement by and between the Registrant and
           Neuron Data, Inc., now Blaze Software, Inc., dated March 31, 1999, as amended June 30, 2000.

 10.13+** ISV Software and License Agreement between the Registrant and BEA
           Systems, Inc. dated January 29, 1999.

 10.14**  Agreement by and between the Registrant and John E. Calonico, Jr.

 10.15**  Blue Martini Software Training Facility Agreement between the
           Registrant and Diversified Computer Consultants of California, Inc.
           dated March 1, 2000.

 10.16**  Master Lease Agreement between the Registrant and Comdisco, Inc.
           dated December 6, 1999.

 23.1     Consent of KPMG LLP, and Report on Schedule.

 23.2**   Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

 24.1**   Power of Attorney. See Signature Page.

 27.1**   Financial Data Schedule.

--------
+ Confidential treatment requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

** Previously Filed